Exhibit 10.1

UTAH DEPARTMENT OF HEALTH

Box 143104

288 North 1460 West, Salt Lake City, Utah  84114- 3104

CONTRACT

H0535503
Department Log Number	State Contract Number

1.                            CONTRACT NAME:

The name of this Contract is Health Plan - Molina.

2.                            CONTRACTING PARTIES:

This Contract is between the Utah Department of Health (DEPARTMENT), and Molina Healthcare of Utah (CONTRACTOR).

3.                            CONTRACT PERIOD:

The service period of this Contract will be January 1, 2006 through June 30, 2006, unless terminated or extended by agreement in accordance with the terms and conditions of this Contract.  This Contract may be extended annually 1 times, at the option of the DEPARTMENT, by means of an amendment to this Contract.  Such extension must be in writing.

4.                            CONTRACT AMOUNT:

The CONTRACTOR will be paid up to a maximum amount of $90,000,000.00 in accordance with the provisions in this Contract.  This Contract is funded with 70.76% Federal funds and with 29.24% State funds.  The CFDA # is 93.778 and relates to the federal funds provided.

5.                            CONTRACT INQUIRIES:

Inquiries regarding this Contract shall be directed to the following individuals:

CONTRACTOR		DEPARTMENT
Contact Person:	Brian Monsen	Program:	Managed Health Care
Business Address:	7050 Union Park Ctr #200	Contact Person:	Julie Olson
	Salt Lake City, UT 84074	Phone Number:	(801) 538-6505
Phone Number:	(801) 587-6443

6.         REFERENCE TO ATTACHMENTS INCLUDED AS PART OF THIS CONTRACT:

Attachment A:	Utah Department of Health General Provisions
Attachment B:	Special Provisions
Attachment C:	Covered Services
Attachment D:	Utah’s Quality Assessment and Performance Improvement Plan
Attachment E:	Medicaid Enrollment (Table 1), Cost Date (Table 2), Utilization Data (Table 3), Medicaid
Malpractice Information (Table 4)
Attachment F:	Payment Methodology

7.         PROVISIONS INCORPORATED INTO THIS CONTRACT BY REFERENCE, BUT NOT ATTACHED HERETO:

A.                  All other governmental laws, rules, regulations, or actions applicable to services provided herein.

B.                    If the CONTRACTOR has provided the DEPARTMENT with Assurances, then the DEPARTMENT is entering into this agreement based upon the Assurances provided by the CONTRACTOR and the Assurances are incorporated by reference.

8.         If the CONTRACTOR is not a local public procurement unit as defined by the Utah Procurement Code (UCA § 63-56-5), this Contract must be signed by a representative of the State Division of Finance and the State Division of Purchasing to bind the State and the DEPARTMENT to this Contract.

9.        This Contract, its attachments, and all documents incorporated by reference constitute the entire agreement between the parties and supercede all prior negotiations, representations, or agreements, either written or oral between the parties relating to the subject matter of this Contract.

IN WITNESS WHEREOF, the parties sign this Contract.

CONTRACTOR:		Molina Healthcare of Utah	UTAH DEPARTMENT OF HEALTH

By:	/s/ G. Kirk Olsen		By:	/s/ Shari A. Watkins
Signature of Authorized Individual		Date	Shari A. Watkins, C.P.A.	Date
Director
Print Name:	G. Kirk Olsen		Office of Fiscal Operations

Title:	Chief Executive Officer
			State Finance:	Date

33-0617992
Federal Tax Identification Number			State Purchasing:	Date

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ATTACHMENT “A”

UTAH DEPARTMENT OF HEALTH

General Provisions

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ATTACHMENT “A”

UTAH DEPARTMENT OF HEALTH GENERAL PROVISIONS

I. CONTRACT DEFINITIONS

The following definitions apply in these general provisions:

“Assign” or “Assignment” means the transfer of all rights and delegation of all duties in the contract to another person.

“Business” means any corporation, partnership, individual, sole proprietorship, joint stock company, joint venture, or any other private legal entity.

“This Contract” means this agreement between the Department and the Contractor, including both the General Provisions and the Special Provisions.

“The Contractor” means the person who delivers the services or goods described in this Contract, other than the state or the Department.

“The Department” means the Utah Department of Health.

“Director” means the Executive Director of the Department or authorized representative.

“Equipment” means capital equipment which costs at least $1,000 and has a useful life of one year or more unless a different definition or amount is set forth in the Special Provisions or specific Department Program policy as described in writing to Contractor.

“Federal law” means the constitution, orders, case law, statutes, rules, and regulations of the federal government.

“General provisions” means those provisions of this Contract which are set forth under the heading “General Provisions.”

“Governmental entity” means a federal, state, local, or federally-recognized Indian tribal government, or any subdivision thereof.

“Individual” means a living human being.

“Local health department” means a local health department as defined in § 26A-1-102, Utah Code Annotated, 1953 as amended (UCA.).

“Non-governmental entity” means privately held non-profit or for profit organization not classified as a “Governmental entity.”

“Person” means any governmental entity, business, individual, union, committee, club, other organization, or group of individuals.

“Recipient” means an individual who is eligible for services provided by the Department or by an authorized Contractor of the Department under the terms of this Contract.

“Services” means the furnishing of labor, time, or effort by a Contractor, not involving the delivery of a specific end product other than reports which are merely incidental to the required performance.

“Special provisions” means those provisions of this Contract which are in addition to the General Provisions and which more fully describe the goods or services covered by this Contract.

“State” means the State of Utah.

“State law” means the constitution, orders, case law, statutes, and rules, of the state.

“Subcontract” means any signed agreement between the Contractor and a third party to provide goods or services for which the Contractor is obligated, except purchase orders for standard commercial equipment, products, or services.

“Subcontractor” means the person who performs the services or delivers the goods described in a subcontract.

II. AUTHORITY

1. The Department’s authority to enter into this Contract is derived from Chapter 56, Title 63, UCA; Titles 26 and 26A, UCA; and from related statutes.

2. The Contractor represents that it has the institutional, managerial, and financial capability to ensure proper planning, management, and completion of the project or services described in this Contract.

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III. MISCELLANEOUS PROVISIONS

1. For reference clarity, as used in these General Provisions: “ARTICLE” refers to a major topic designated by capitalized roman numerals; “SECTION” refers to the next lower numbered heading designated by arabic numerals, and “SUBSECTIONS” refers to the next two lower headings designated by lower case letters and lower case roman numerals.

2. If the General Provisions and the special provisions of this Contract conflict, the special provisions govern.

3. These provisions distinguish between two Contractor types: Governmental and Non-governmental. Unspecified text applies to both types. Type-specific statements appear in bold print (e.g., Non-governmental entities only).

4. Once signed by the Director and the State Division of Finance, when applicable, and the State Division of Purchasing, when applicable, this Contract becomes effective on the date specified in this Contract. Changes made to the unsigned Contract document shall be initialed by both persons signing this Contract on page one. Changes made to this Contract after the signatures are made on page one may only be made by a separate written amendment signed by persons authorized to amend this Contract.

5. Neither party may enlarge, modify, or reduce the terms, scope of work, or dollar amount in this Contract, except by written amendment as provided in section 4.

6. This Contract and the contracts that incorporate its provisions contain the entire agreement between the Department and the Contractor. Any statements, promises, or inducements made by either party or the agent of either party which are not contained in the written Contract or other contracts are not valid or binding.

7. The Contractor shall comply with all applicable laws regarding federal and state taxes, unemployment insurance, disability insurance, and workers’ compensation.

8. The Contractor is an independent Contractor, having no authorization, express or implied, to bind the Department to any agreement, settlement, liability, or understanding whatsoever, and agrees not to perform any acts as agent for the Department unless expressly set forth herein. Compensation stated herein shall be the total amount payable to the Contractor by the Department. The Contractor shall be responsible for the payment of all income tax and social security amounts due as a result of payments received from the Department for these contract services.

9. The Contractor shall maintain all licenses, permits, and authority required to accomplish its obligations under this Contract.

10. The Contractor shall obtain prior written Department approval before purchasing any equipment with contract funds.

11. Notice shall be in writing, directed to the contact person on page one of this Contract, and delivered by certified mail or by hand to the other party’s most currently known address. The notice shall be effective when placed in the U.S. mail or hand-delivered.

12. The Department and the Contractor shall attempt to resolve contract disputes through available administrative remedies prior to initiating any court action.

13. This Contract shall be construed and governed by the laws of the State of Utah. The Contractor submits to the jurisdiction of the courts of the State of Utah for any dispute arising out of this Contract or the breach thereof. The proper venue of any legal action arising under this contract shall be in Salt Lake City, Utah.

14. Any court ruling or other binding legal declaration which declares that any provision of this Contract is illegal or void, shall not affect the legality and enforceability of any other provision of this Contract, unless the provisions are mutually dependent.

15. The Contractor agrees to maintain the confidentiality of records that it holds as agent for the Department as required by the Government Records Access and Management Act, Title 63, Chapter 2, UCA and the confidentiality of records requirements of Title 26, UCA.

16. The Contractor agrees to abide by the State of Utah’s executive order, dated March 17,1993, which prohibits sexual harassment in the workplace.

17. The waiver by either party of any provision, term, covenant or condition of this Contract shall not be deemed to be a waiver of any other provision, covenant or condition of this Contract nor any subsequent breach of the same or any other provision, term, covenant or condition of this Contract.

18. The Contractor agrees to warrant and assume responsibility for each hardware, firmware, and/or software product (hereafter called the product) that it licenses, or sells, to the Department under this Contract. The Contractor

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acknowledges that the Uniform Commercial Code applies to this Contract. In general, the Contractor warrants that:

(a) the product will do what the salesperson said it would do, (b) the product will live up to all specific claims that the manufacturer makes in their advertisements, (c) the product will be suitable for the ordinary purposes for which such product is used, (d) the product will be suitable for any special purposes that the Department has relied on the Contractor’s skill or judgement to consider when it advised the Department about the product, (e) the product has been properly designed and manufactured, and (f) the product is free of significant defects or unusual problems about which the Department has not been warned.

19. The State of Utah’s sales and use tax exemption number is E33399. The tangible personal property or services being purchased are being paid for from State funds and used in the exercise of that entity’s essential functions. If the items purchased are construction materials, they will be converted into real property by employees of this government entity, unless otherwise stated in the contract.

20. The Contractor agrees that the Contract will be a public document, and may be available for distribution. Contractor gives the Department express permission to make copies of the Contract and/or of the response to the solicitation in accordance with State of Utah Government Records Access and Management Act. The permission to make copies as noted will take precedence over any statements of confidentiality, proprietary information, copyright information, or similar notation.

21. This Contract may be amended, modified, or supplemented only by written amendment to the Contract, executed by the parties hereto, and attached to the original, signed copy of the Contract..

22. Unless otherwise specified in this Contract, all deliveries will be F.O.B. destination with all transportation and handling charges paid by the Contractor. Responsibility and liability for loss or damage will remain with Contractor until final inspection and acceptance, when responsibility will pass to the Department, except as to latent defects, fraud and Contractor’s warranty obligations.

23. All orders will be shipped promptly in accordance with the delivery schedule. The Contractor will promptly submit invoices (within 30 days of shipment or delivery of services) to the Department. The State contract number and/or the agency purchase order number shall be listed on all invoices, freight tickets, and correspondence relating to the Contract order. The prices paid by the Department will be those prices listed in the Contract. The Department has the right to adjust or return any invoice reflecting incorrect pricing.

24. The Contractor will release, indemnify, and hold the State, its officers, agents, and employees harmless from liability of any kind or nature, including the Contractor’s use of any copyrighted or un-copyrighted composition, secret process, patented or un-patented invention, article, or appliance furnished or used in the performance of this Contract.

25. Neither party to this Contract will be held responsible for delay or default caused by fire, riot, acts of God, and/or war which is beyond that party’s reasonable control. The Department may terminate this Contract after determining that such delay or default will reasonably prevent successful performance of the Contract.

26. The Contractor understands that a person who is interested in any way in the sale of any supplies, services, construction, or insurance to the State of Utah is violating the law if the person gives or offers to give any compensation, gratuity, contribution, loan, or reward, or any promise thereof to any person acting as a procurement officer on behalf of the State, or who in any official capacity participates in the procurement of such supplies, services, construction, or insurance, whether it is given for their own use or for the use or benefit of any other person or organization (63-56-73, Utah Code Annotated, 1953 as amended).

27. Contractor Terms and Conditions that apply must be in writing and attached to the Contract. No other Terms and Conditions will apply to this Contract, including terms listed or referenced on a Contractor’s website, terms listed in a Contractor quotation/sales order, etc. In the event of any conflict in the contract terms and conditions, the order of precedence shall be: a. Department General Provisions; b. Department Special Provisions; c. Contractor Terms and Conditions.

IV. UTAH INDOOR CLEAN AIR ACT

The Contractor, for all personnel operating within the State of Utah, shall comply with the Utah Indoor Clean Air Act, Title 26, Chapter 38, UCA, which prohibits smoking in public places.

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V. RELATED PARTIES & CONFLICTS OF INTEREST

1. The Contractor may not pay related parties for goods, services, facilities, leases, salaries, wages, professional fees, or the like for contract expenses without the prior written consent of the Department. The Department may consider the payments to the related parties as disallowed expenditures and accordingly adjust the Department’s payment to the Contractor for all related party payments made without the Department’s consent. As used in this section, “related parties” means any person related to the Contractor by blood, marriage, partnership, common directors or officers, or 10% or greater direct or indirect ownership in a common entity.

2. The Contractor shall comply with the Public Officers’ and Employees’ Ethics Act, § 67-16-10, UCA, which prohibits actions that may create or that are actual or potential conflicts of interest. It also provides that “no person shall induce or seek to induce any public officer or public employee to violate any of the provisions of this act.” The Contractor represents that none of its officers or employees are officers or employees of the State of Utah, unless disclosure has been made in accordance with § 67-16-8, UCA.

VI. OTHER CONTRACTS

1. The Department may perform additional work related to this Contract or award other contracts for such work. The Contractor shall cooperate fully with other contractors, public officers, and public employees in scheduling and coordinating contract work. The Contractor shall give other contractors reasonable opportunity to execute their work and shall not interfere with the scheduled work of other contractors, public officers, and public employees.

2. The Department shall not unreasonably interfere with the Contractor’s performance of its obligations under this Contract.

VII. SUBCONTRACTS & ASSIGNMENTS

The Contractor shall not assign, sell, transfer, subcontract, or sublet rights or delegate responsibilities under this Agreement, in whole or part, without the prior written consent of the Department. The Department agrees that the Contractor may partially subcontract services, provided that the Contractor retains ultimate responsibility for performance of all terms, conditions and provisions of this Agreement. When subcontracting, the Contractor agrees to use written subcontracts that conform with Federal and State laws. The Contractor shall request Department approval for any assignment at least 20 days prior to its effective date.

VIII. FURTHER WARRANTY

The Contractor warrants that (a) all services shall be performed in conformity with the requirements of this Contract by qualified personnel in accordance with generally recognized standards; and (b) all goods or products furnished pursuant to this Contract shall be free from defects and shall conform to contract requirements. For any item that the Department determines does not conform with the warranty, the Department may arrange to have the item repaired or replaced, either by the Contractor or by a third party at the Department’s option, at the Contractor’s expense.

IX. INFORMATION OWNERSHIP

Except for confidential medical records held by direct care providers, the Department shall own exclusive title to all information gathered, reports developed, and conclusions reached in performance of this Contract. The Contractor may not use, except in meeting its obligations under this Contract, information gathered, reports developed, or conclusions reached in performance of this Contract without the express written consent of the Department.

X. SOFTWARE OWNERSHIP

1. If the Contractor develops or pays to have developed computer software exclusively with funds or proceeds from this Contract to perform its obligations under this Contract, or to perform computerized tasks that it was not previously performing to meet its obligations under this Contract, the computer software shall be exclusively owned by or licensed to the Department. In the case of software owned by the Department, the Department grants to the Contractor a nontransferable, nonexclusive license to use the software in the performance of this Contract. In the case of software licensed to the Department, the Department grants to the Contractor permission to use the software in the performance of this Contract. This license or permission, as the case may be, terminates when the Contractor

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has completed its work under this Contract.

2. If the Contractor develops or pays to have developed computer software which is an addition to existing software owned by or licensed exclusively with funds or proceeds from this Contract, or to modify software to perform computerized tasks in a manner different than previously performed, to meet its obligations under this Contract, the addition shall be exclusively owned by or licensed to the Department. In the case of software owned by the Department, the Department grants to the Contractor a nontransferable, nonexclusive license to use the software in the performance of this Contract. In the case of software licensed to the Department, the Department grants to the Contractor permission to use the software in the performance of this Contract. This license or permission, as the case may be, terminates when the Contractor has completed its work under this Contract.

3. If the Contractor uses computer software licensed to it which it does not modify or program to handle the specific tasks required by this Contract, then to the extent allowed by the license agreement between the Contractor and the owner of the software, the Contractor grants to the Department a continuing nonexclusive license to use the software, either by the Department or by a different Contractor, to perform work substantially identical to the work performed by the Contractor under this Contract. If the Contractor cannot grant the license as required by this section, then the Contractor shall reveal the input screens, report formats, data structures, linkages, and relations used in performing its obligations under this Contract in such a manner to allow the Department or another Contractor to continue the work performed by the Contractor under this Contract.

4. The Contractor shall deliver to the Department a copy of the software or information required by this Article within 90 days after the commencement of this Contract and thereafter immediately upon making a modification to any of the software which is the subject of this Contract.

XI. INFORMATION PRACTICES

1. (Governmental entities only) The Contractor shall establish, maintain, and practice information procedures and controls that comply with Federal and State law. The Contractor assures that any information about an individual that it receives or requests from the Department pursuant to this Contract is necessary to the performance of its duties and functions and that the information will be used only for the purposes set forth in this Contract. The Department shall inform the Contractor of any non-public designation of any information it provides to the Contractor.

2. (Non-governmental entities only) The Contractor shall establish, maintain, and practice information procedures and controls that comply with Federal and State law. The Contractor may not release any information regarding any person from any information provided by the Department, unless the Department first consents in writing to the release.

XII. INDEMNIFICATION

1. (Governmental entities only) It is mutually agreed that each party assumes liability for the negligent or wrongful acts committed by its own agents, officials, or employees, regardless of the source of funding for this Contract. Neither party waives any rights or defenses otherwise available under the Governmental Immunity Act.

2. (Non-governmental entities only) To the extent authorized by law, the Contractor shall indemnify and hold harmless the Department and any of its agents, officers, and employees, from any claims, demands, suits, actions, proceedings, loss, injury, death, and damages of every kind and description, including any attorney’s fees and litigation expenses, which may be brought, made against, or incurred by that party on account of loss or damage to any property, or for injuries to or death of any person, caused by, arising directly or indirectly out of, or contributed to in whole or in part, by reason of any alleged act, omission, professional error, fault, mistake, or negligence of the Contractor or its employees, agents, or representatives, or subcontractors or their employees, agents, or representatives, in connection with, incident to, or arising directly or indirectly out of this Contract, or arising out of workers’ compensation claims, unemployment, or claims under similar such laws or obligations.

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XIII. SUBMISSION OF REPORTS

If the Contractor is a Local Health Department, it shall submit monthly expenditure reports to the Department in a format approved by the Department. All other Contractors shall submit monthly summarized billing statements to the Department. Expenditure reports and billing statements must be submitted to the Department within 30 days following the last day of the month in which the expenditures were incurred or the services provided.

XIV. PAYMENT

1. If a recipient, a recipient’s insurance, or any third-party is responsible to pay for services rendered pursuant to this Contract, the Contractor shall bill and collect for the goods or services provided to the recipient. The Department shall reimburse total actual expenditures, less amounts collected as required by this section.

2. Under no circumstances shall the Department authorize payment to the Contractor that exceeds the amount specified in this Contract without an amendment to the Contract.

3. The Department agrees to make every effort to pay for completed services, and payments are conditioned upon receipt of applicable, accurate, and completed reports prepared by the Contractor and delivered to the Department. The Department may delay or deny payment for final expenditure reports received more than 20 days after the Contractor has satisfied all Contract requirements.

4. In the case that funds are not appropriated or are reduced, the Department will reimburse Contractor for products delivered or services performed through the date of cancellation or reduction, and the Department will not be liable for any future commitments, penalties, or liquidated damages.

XV. RECORD KEEPING, AUDITS, & INSPECTIONS

1. The Contractor shall use an accrual or a modified accrual basis for reporting annual fiscal data, as required by Generally Accepted Accounting Principles (GAAP). Required monthly or quarterly reports may be reported using a cash basis.

2. The Contractor and any subcontractors shall maintain financial and operation records relating to contract services, requirements, collections, and expenditures in sufficient detail to document all contract fund transactions. The Contractor and any subcontractors shall maintain and make all records necessary and reasonable for a full and complete audit, inspection, and monitoring of services by state and federal auditors, and Department staff during normal business hours or by appointment, until all audits and reviews initiated by federal and state auditors are completed, or for a period of four years from the date of termination of this Contract, whichever is longer, or for any period required elsewhere in this Contract.

3. The Contractor shall retain all records which relate to disputes, litigations, claim settlements arising from contract performance, or cost/expense exceptions initiated by the Director, until all disputes, litigations, claims, or exceptions are resolved.

4. The Contractor shall comply with federal and state regulations concerning cost principles, audit requirements, and grant administration requirements, cited in Table 1. Unless specifically exempted in this Contract’s special provisions, the Contractor must comply with applicable federal cost principles and grant administration requirements if state funds are received. The Contractor shall also provide the Department with a copy of all reports required by the State Legal Compliance Audit Guide (SLCAG) as defined in Chapter 2, Title 51, UCA. All federal and state principles and requirements cited in Table 1 are available for inspection at the Utah Department of Health during normal business hours. A Contractor who receives $100,000 or more in a year from all federal or from all state sources may be subject to federal and state audit requirements. A Contractor who receives $500,000 for fiscal years ending after December 31, 2003 or more per year from federal sources may be subject to the federal single audit requirement. Counties, cities, towns, school districts, and all non-profit corporations that receive 50 percent or more of its funds from federal, state or local governmental entities are subject to the State of Utah Legal Compliance Audit Guide. Copies of required audit reports shall be sent to the Utah Department of Health, Bureau of Financial Audit, Box 144002, Salt Lake City, Utah 84114-4002.

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Federal and State Principles and Requirements

	Cost	Federal Audit	State Audit	Grant Admin.
Contractor	Principles	Requirements	Requirements	Requirements
State or Local Govt. & Indian Tribal Govts.	OMB Circular A-87	OMB Circular A-133	SLCAG	OMB Common Rule

Hospitals	45 CFR 74, App. E	OMB Circular A-133	SLCAG	OMB Common Rule
or Circular A-110

College or University	OMB Circular A-21	OMB Circular A-133	SLCAG	OMB Circular A-110

Non-Profit Organization	OMB Circular A-122	OMB Circular A-133	SLCAG	OMB Circular A-110

For-Profit Organization	48 CFR 31	n/a	n/a	OMB Circular A-110

Documents	Web Address
OMB Circulars	http://www.whitehouse.gov/omb/circulars/index.html

OMB Common Rule	http://www.whitehouse.gov/omb/grants/attach.html

CFRs	http://www.access.gpo.gov/nara/cfr/cfr-table-search.html

SLCAG	http://www.sao.state.ut.us/resources/resources-lg.htm

Table 1

XVI. CONTRACT ADMINISTRATION REQUIREMENTS

The Contractor agrees to administer this Contract in compliance with either OMB Common Rule or OMB Circular A-110 depending upon the legal status of the of the Contractor as shown in Table 1. Financial management, procurement, and affirmative step requirements specify that:

1. the Contractor must have fiscal control and accounting procedures sufficient to:

a. permit preparation of reports required by this Contract, and

b. permit the tracing of funds to a level of expenditures adequate to establish that such funds have not been used in violation of the restrictions and prohibitions of applicable statutes.

2. the Contractor’s financial management systems must meet the following standards:

a. financial reporting. Accurate, current, and complete disclosure of the financial results of financially assisted activities must be made in accordance with the financial reporting requirements of this Contract.

b. accounting records. The Contractor must maintain records which adequately identify the source and application of funds provided for federally financially-assisted activities. These records must contain information pertaining to the Contract’s awards and authorizations, obligations, unobligated balances, assets, liabilities, outlays or expenditures, and income.

c. internal control. Effective control and accountability must be maintained for all Contract cash, real and personal property, and other assets. The Contractor must adequately safeguard all such property and must assure that it is used solely for authorized purposes.

d. budget control. Actual expenditures or outlays must be compared with budgeted amounts for the Contract Financial information must be related to performance or productivity data, including the development of unit cost information whenever appropriate or specifically required in this Contract. If unit cost data are required, estimates based on available documentation will be accepted whenever possible.

3. Federal OMB cost principles, federal agency program regulations, and the terms of grant and subgrant, and contract agreements will be followed in determining the reasonableness, allowability, and allocability of costs.

a. source documentation. Accounting records must be supported by such source documentation as canceled checks, paid bills, payrolls, time and attendance records, contract and subcontract award documents, etc.

b. cash management. Procedures for minimizing the time elapsing between the transfer of funds from the U.S. Treasury and disbursement by the Department and the Contractor must be followed whenever advance payment procedures are used.

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4. the Contractor shall use its own procurement procedures which reflect applicable State and local laws, rules, and regulations, provided that the procurements conform to applicable Federal law and the standards identified in this Contract.

a. The Contractor will maintain a contract administration system which ensures that subcontractors perform in accordance with the terms, conditions, and specifications of its contracts or purchase orders.

b. The Contractor will maintain a written code of standards of conduct governing the performance of its employees engaged in the award and administration of contracts. No employee, officer or agent of the Department or the Contractor shall participate in selection, or in the award or administration of a contract supported by federal funds if a conflict of interest, real or apparent, would be involved. Such a conflict would arise when:

i. the employee, officer or agent,

ii. any member of his immediate family,

iii. his or her partner; or

iv. an organization which employs, or is about to employ, any of the above, has a financial or other interest in the firm selected for award. The Department’s or the Contractor’s officer, employees or agents will neither solicit nor accept gratuities, favors or anything of monetary value from contractors, potential contractors, or parties to subagreements. The Department and the Contractor may set minimum rules where the financial interest is not substantial or the gift is an unsolicited item of nominal intrinsic value. To the extent permitted by State or local law or regulations, such standards or conduct will provide for penalties, sanctions, or other disciplinary actions for violations of such standards by the Department’s or the Contractor’s officers, employees, or agents, or by subcontractors or their agents.

c. The Contractor’s procedures will provide for a review of proposed procurements to avoid purchase of unnecessary or duplicative items. Consideration should be given to consolidating or breaking out procurements to obtain a more economical purchase. Where appropriate, an analysis will be made of lease versus purchase alternatives, and any other appropriate analysis to determine the most economical approach.

d. To foster greater economy and efficiency, the Contractor, if a governmental entity, is encouraged to enter into State and local intergovernmental agreements for procurement or use of common goods and services.

e. If allowed by law, the Contractor is encouraged to use Federal excess and surplus property in lieu of purchasing new equipment and property whenever such use is feasible and reduces project costs.

f. The Contractor may contract only with responsible contractors possessing the ability to perform successfully under the terms and conditions of a proposed procurement.

g. The Contractor shall maintain records sufficient to detail the significant history of a procurement. These records shall include, but are not necessarily limited to the following:

i. the rationale for the method of procurement,

ii. selection of contract type,

iii. contractor selection or rejection, and

iv. the basis for the contract price.

h. The Contractor may use time and material type contracts only:

i. after a determination that no other contract is suitable, and

ii. if the Contract includes a ceiling price that the Contractor exceeds at its own risk.

i. The Contractor alone will be responsible, in accordance with good administrative practice and sound business judgment, for the settlement of all contractual and administrative issues arising out of procurements. These issues include, but are not limited to source evaluation, protests, disputes, and claims. These standards do not relieve the Contractor of any contractual responsibilities under its contracts.

j. The Contractor shall have protest procedures to handle and resolve disputes relating to its procurements and shall in all instances disclose information regarding the protest to the federal funding agency. A protestor must exhaust all administrative remedies with the Department and the Contractor before pursuing a protest with the federal funding agency.

5. the Contractor shall take all necessary affirmative steps to assure that minority firms, women’s business enterprises, and labor surplus area firms are used when possible. Affirmative steps shall include:

a. placing qualified small and minority businesses and women’s business enterprises on solicitation lists;

b. assuring that small and minority businesses, and women’s business enterprises are solicited whenever they

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are potential sources;

c. dividing total requirements, when economically feasible, into smaller tasks or quantities to permit maximum participation by small and minority business, and women’s business enterprises;

d. establishing delivery schedules, where the requirement permits, which encourage participation by small and minority business, and women’s business enterprises;

e. using the services and assistance of the Small Business Administration, and the Minority Business Development Agency of the Department of Commerce; and

f. requiring the prime contractor, if subcontracts are to be let, to take the affirmative steps listed in Article XVI, section 5, subsections a - e.

XVII. DEFAULT, TERMINATION, & PAYMENT ADJUSTMENT

1. Each party may terminate this Contract with cause. If the cause for termination is due to the default of a party, the non-defaulting party shall send a notice, which meets the notice requirements of this Contract, citing the default and giving notice to the defaulting party of its intent to terminate. The defaulting party may cure the default within fifteen days of the notice. If the default is not cured within the fifteen days, the party giving notice may terminate this Contract 45 days from the date of the initial notice of default or at a later date specified in the notice.

2. The Department may terminate this Contract without cause, in advance of the specified termination date, upon 30 days written notice.

3. The Department agrees to use its best efforts to obtain funding for multi-year contracts. If continued funding for this Contract is not appropriated or budgeted at any time throughout the multi-year contract period, the Department may terminate this Contract upon 30 days notice.

4. If funding to the Department is reduced due to an order by the Legislature or the Governor, or is required by federal or state law, the Department may terminate this Contract or proportionately reduce the services and goods due and the amount due from the Department upon 30 days written notice. If the specific funding source for the subject matter of this Contract is reduced, the Department may terminate this Contract or proportionately reduce the services and goods due and the amount due from the Department upon 30 written notice being given to the Contractor.

5. If the Department terminates this Contract, the Department may procure replacement goods or services upon terms and conditions necessary to replace the Contractor’s obligations. If the termination is due to the Contractor’s failure to perform, and the Department procures replacement goods or services, the Contractor agrees to pay the excess costs associated with obtaining the replacement goods or services.

6. If the Contractor terminates this Contract without cause, the Department may treat the Contractor’s action as a default under this Contract.

7. The Department may terminate this Contract if the Contractor becomes debarred, insolvent, files bankruptcy or reorganization proceedings, sells 30% or more of the company’s assets or corporate stock, or gives notice of its inability to perform its obligations under this Contract.

8. If the Contractor defaults in any manner in the performance of any obligation under this Contract, or if audit exceptions are identified, the Department may, at its option, either adjust the amount of payment or withhold payment until satisfactory resolution of the default or exception. Default and audit exceptions for which payment may be adjusted or withheld include disallowed expenditures of federal or state funds as a result of the Contractor’s failure to comply with federal regulations or state rules. In addition, the Department may withhold amounts due the Contractor under this Contract, any other current contract between the Department and the Contractor, or any future payments due the Contractor to recover the funds. The Department shall notify the Contractor of the Department’s action in adjusting the amount of payment or withholding payment. This Contract is executory until such repayment is made.

9. The rights and remedies of the Department enumerated in this article are in addition to any other rights or remedies provided in this Contract or available in law or equity.

10. Upon termination of the Contract, all accounts and payments for services rendered to the date of termination will be processed according to the financial arrangements set forth herein for approved services rendered to date of termination. If the Department terminates this Contract, the Contractor shall stop all work as specified in the notice of termination. The Department shall not be liable for work or services performed beyond the termination date as specified in the notice of termination.

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11. Any of the following events will constitute cause for the Department to declare Contractor in default of the Contract: a. Nonperformance of contractual requirements; b. A material breach of any term or condition of this contract. The Department will issue a written notice of default providing a ten (10) day period in which Contractor will have an opportunity to cure. Time allowed for cure will not diminish or eliminate Contractor’s liability for damages. If the default remains, after Contractor has been provided the opportunity to cure, the Department may do one or more of the following: c. Exercise any remedy provided by law; d. Terminate this Contract and any related Contracts or portions thereof; e. Impose liquidated damages, if liquidated damages are listed in the Contract; f. Suspend Contractor from receiving future solicitations.

XVIII. FEDERAL REQUIREMENTS

The Contractor shall comply with all applicable federal requirements. To the extent that the Department is able, the Department shall give further clarification of federal requirements upon the Contractor’s request. If the Contractor is receiving federal funds under this Contract, certain federal requirements apply. The Contractor agrees to comply with the federal requirements to the extent that they are applicable to the subject matter of this Contract and are required by the amount of federal funds involved in this Contract.

1. Civil Rights Requirements:

a. The Civil Rights Act of 1964, Title VI, provides that no person in the United States shall, on the grounds of race, color, or national origin, be excluded from participation in, be denied the benefits of, or be subjected to discrimination under any program or activity receiving federal financial assistance. The Health and Human Services regulation implementing this requirement is 45 CFR Part 80.

b. The Civil Rights Act of 1964, Title VII, (P.L. 88-352 & 42 U.S.C. § 2000e) prohibits employers from discriminating against employees on the basis of race, color, religion, national origin, and sex. Title VII applies to employers of fifteen or more employees, and prohibits all discriminatory employment practices.

c. The Rehabilitation Act of 1973, as amended, section 504, provides that no otherwise qualified handicapped individual in the United States shall, solely by reason of the handicap, be excluded from participation in, be denied the benefits of, or be subjected to discrimination under any program or activity receiving federal financial assistance. The Health and Human Services regulation 45 CFR Part 84 implements this requirement.

d. The Age Discrimination Act of 1975, as amended (42 U.S.C. §§ 6101-6107), prohibits unreasonable discrimination on the basis of age in any program or activity receiving federal financial assistance. The Health and Human Services regulation implementing the provisions of the Age Discrimination Act is 45 CFR Part 91.

e. The Education Amendments of 1972, Title IX, (20 U.S.C. §§ 1681-1683 and 1685-1686), section 901, provides that no person in the United States shall, on the basis of sex, be excluded from participation in, be denied the benefits of, or be subjected to discrimination under any educational program or activity receiving federal financial assistance. Health and Human Services regulation 45 CFR Part 86 implements this requirement.

f. Executive Order No. 11246, as amended by Executive Order 11375 relates to “Equal Employment Opportunity,” (all construction contracts and subcontracts in excess of $10,000)

g. Americans with Disabilities Act of 1990, (P.L.101-336), section 504 of the Rehabilitation Act of 1973, as amended (29 U.S.C. § 794), prohibits discrimination on the basis of disability.

h. The Public Health Service Act, as amended, Title VII, section 704 and TITLE VIII, section 855, forbids the extension of federal support for health manpower and nurse training programs authorized under those titles to any entity that discriminates on the basis of sex in the admission of individuals to its training programs. Health and Human Services regulation implementing this requirement is 45 CFR Part 83.

i. The Public Health Service Act, as amended, section 526, provides that drug abusers who are suffering from medical conditions shall not be discriminated against in admission or treatment because of their drug abuse or drug dependence, by any private or public general hospital that receives support in any form from any federally funded program. This prohibition is extended to all outpatient facilities receiving or benefitting from federal financial assistance by 45 CFR Part 84.

j. The Public Health Service Act, as amended, section 522, provides that alcohol abusers and alcoholics who are suffering from medical conditions shall not be discriminated against in admission or treatment, solely because of their alcohol abuse or alcoholism, by any private or public general hospital that receives support in

10

any form from any federally funded program. This prohibition is extended to all outpatient facilities receiving or benefitting from federal financial assistance by 45 CFR Part 84.

2. Confidentiality: The Public Health Service Act, as amended, sections 301(d) and 543, require that certain records be kept confidential except under certain specified circumstances and for specified purposes. Confidential records include records of the identity, diagnosis, prognosis, or treatment of any patient that are maintained in connection with the performance of any activity or program relating to drug abuse prevention, i.e., drug abuse education, training, treatment, or research, or alcoholism or alcohol abuse education, training, treatment, rehabilitation, or research that is directly or indirectly assisted by the federal government. Public Health Service regulations 42 CFR Parts 2 and 2a implement these requirements.

3. Lobbying Restrictions: Lobbying restrictions as required by 31 U.S.C. § 1352, requires the Contractor to abide by this section and to place it’s language in all of it’s contracts:

a. No federal funds have been paid or will be paid, by or on behalf of the Contractor, to any person for influencing or attempting to influence an officer or employee of any federal agency, a member of Congress, an officer or employee of Congress, or an employee of a member of Congress in connection with the awarding of any federal contract, the making of any federal grant, the making of any federal loan, the entering into of any cooperative agreement, or the extension, continuation, renewal, amendment, or modification of any federal contract, grant, loan, or cooperative agreement.

b. If any funds other than federal appropriated funds have been paid or will be paid to any person for influencing or attempting to influence an officer or employee of any federal agency, a member of Congress, an officer or employee of Congress, or an employee of a member of Congress in connection with the federal contract, grant, loan, or cooperative agreement, the Contractor shall complete and submit Federal Standard Form LLL, “Disclosure Form to report Lobbying,” in accordance with its instructions.

c. The Contractor shall require that the language of this article be included in the award documents for all subcontracts and that subcontractors shall certify and disclose accordingly.

4. Debarment, suspension or other ineligibility: The Contractor certifies that neither it nor its principals is presently debarred, suspended, proposed for debarment, declared ineligible, or excluded from participation in this Contract by any governmental department or agency. The Contractor must notify the Department within 30 days in accordance with the notification requirements specified in Article III, section 11 of this Contract if the Contractor has been debarred by any governmental entity within the contract period. Debarment regulations are stated in Health and Human Services regulation 45 CFR Part 76.

5. Environmental Impact: The National Environmental Policy Act of 1969 (NEPA) (Public Law 91-190) establishes national policy goals and procedures to protect and enhance the environment. NEPA applies to all federal agencies and requires them to consider the probable environmental consequences of any major federal activity, including activities of other organizations operating with the concurrence or support of a federal agency.  This includes grant-supported activities under this Contract if federal funds are involved. Additional environmental requirements include:

a. the institution of environmental quality control measures under the National Environmental Policy Act of 1969 (P.L. 91-190) and Executive Order 11514;

b. the notification of violating facilities pursuant to Executive Order 11738 (all contracts, subcontracts, and subgrants in excess of $100,000);

c. the protection of wetlands pursuant to Executive Order 11990;

d. the evaluation of flood hazards in floodplains in accordance with Executive Order 11988;

e. the assurance of project consistency with the approved State management program developed under the Coastal Zone Management Act of 1972 (16 U.S.C. §§ 1451 et seq.);

f. the conformity of Federal actions to State (Clear Air) Implementation Plans under Section 176 (c) of the Clear Air Act of 1955, as amended (42 U.S.C. §§ 7401 et seq.);

g. the protection of underground sources of drinking water under the Safe Drinking Water Act of 1974, as amended, (P.L. 93-523),

h. the protection of endangered species under the Endangered Species Act of 1973, as amended, (P.L. 93- 205) and;

i. the protection of the national wild and scenic rivers system under the Wild and Scenic Rivers Act of 1968 (16 U.S.C. §§ 1271 et seq.).

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6. Human Subjects: The Public Health Service Act, section 474(a), implemented by 45 CFR Part 46, requires basic protection for human subjects involved in Public Health Service grant supported research activities. Human subject is defined in the regulation as “a living individual about whom an investigator (whether professional or student) conducting research obtains data through intervention or interaction with the individual or identifiable private information.” The regulation extends to the use of human organs, tissues, and body fluids from individually identifiable human subjects as well as to graphic, written, or recorded information derived from individually identifiable human subjects. The regulation also specifies additional protection for certain classes of human research involving fetuses, pregnant women, human in vitro fertilization, and prisoners. However, the regulation exempts certain categories of research involving human subjects which normally involve little or no risk. The exemptions are listed in 45 CFR Part 46.101(b). The protection of human subjects involved in research, development, and related activities is found in P.L. 93-348.

7. Sterilization: Health and Human Services and Public Health Service have established certain limitations on the performance of nonemergency sterilizations by Public Health Service grant-supported programs or projects that are otherwise authorized to perform such sterilizations. Public Health Service has issued regulations that establish safeguards to ensure that such sterilizations are performed on the basis of informed consent and that the solicitation of consent is not based on the withholding of benefits. These regulations, published at 42 CFR Part 50, Subpart B, apply to the performance of nonemergency sterilizations on persons legally capable of consenting to the sterilization. Federal financial participation is not available for any sterilization procedure performed on an individual who is under the age of 21, legally incapable of consenting to the sterilization, declared mentally incompetent, or is institutionalized.

8. Abortions and Related Medical Services: Federal financial participation is generally not available for the performance of an abortion in a grant-supported health services project. For further information on this subject, consult the regulation at 42 CFR Part 50, Subpart C.

9. Recombinant DNA and Institutional Biosafety Committees: Each institution where research involving recombinant DNA technology is being or will be conducted must establish a standing Biosafety Committee. Requirements for the composition of such a committee are given in Section IV of Guidelines for Research Involving Recombinant DNA Molecules, (49 FR 46266 or latest revision), which also discusses the roles and responsibilities of principal investigators and contractor institutions. Guidelines for Research Involving Recombinant DNA Molecules and Administrative Practices Supplement should be consulted for complete requirements for the conduct of projects involving recombinant DNA technology.

10. Animal Welfare: The Public Health Service Policy on Humane Care and Use of Laboratory Animals By Awardee Institutions requires that applicant organizations establish and maintain appropriate policies and procedures to ensure the humane care and use of live vertebrate animals involved in research activities supported by Public Health Service. This policy implements and supplements the U.S. Government Principles for the Utilization and Care of Vertebrate Animals Used in Testing, Research, and Training and requires that institutions use the Guide for the Care and Use of Laboratory Animals as a basis for developing and implementing an institutional animal care and use program. This policy does not affect applicable State or local laws or regulations which impose more stringent standards for the care and use of laboratory animals. All institutions are required to comply, as applicable, with the Animal Welfare Act as amended (7 U.S.C. 2131 et seq.) and other federal statutes and regulations relating to animals. These documents are available from the Office for Protection from Research Risks (OPRR), National Institutes of Health, Bethesda, MD 20892, (301) 496-7005.

11. Contract Provisions: The Contractor must include the following provisions in its contracts, as limited by the statements enclosed within the parentheses following each provision:

a. administrative, contractual, or legal remedies in instances where contractors violate or breach contract terms, and provides for such sanctions and penalties as may be appropriate. (Contracts other than small purchases. Small purchase involve relatively simple and informal procurement methods that do not cost more than $100,000 in aggregate.)

b. termination for cause and for convenience by the contractor or subgrantee including the manner by which it will be effected and the basis for settlement. (All contracts in excess of $10,000)

c. compliance with Executive Order 11246 of September 24, 1965 entitled “Equal Employment Opportunity,” as amended by Executive Order 11375 of October 13, 1967 and as supplemented in Department of Labor regulations (41 CFR Chapter 60). (All construction contracts awarded in excess of

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$10,000 by the Contractor and its contractors or subgrantees)

d. compliance with the Copeland “Anti-Kickback” Act (18 U.S.C. 874) as supplemented in Department of Labor regulations (29 CFR Part 3). (All contracts and subgrants for construction or repair)

e. compliance with the Davis-Bacon Act (40 U.S.C. 276a to a-7) as supplemented by Department of Labor regulations (29 CFR Part 5). (Construction contracts in excess of $2,000 awarded when required by Federal grant program legislation)

f. compliance with the Contract Work Hours and Safety Standards Act, sections 103 and 107, (40 U.S.C. 327-330) as supplemented by Department of Labor regulations (29 CFR Part 5). (Construction contracts awarded in excess of $2,000, and in excess of $2,500 for other contracts which involve the employment of mechanics or laborers)

g. notice of the federal awarding agency requirements and regulations pertaining to reporting.

h. notice of federal awarding agency requirements and regulations pertaining to patent rights with respect to any discovery or invention which arises or is developed in the course of or under such contract.

i. federal awarding agency requirements and regulations pertaining to copyrights and rights in data.

j. access by the Department, the Contractor, the Federal funding agency, the Comptroller General of the United States, or any of their duly authorized representatives to any books, documents, papers, and records of the Contractor which are directly pertinent to that specific contract for the purpose of making audit, examination, excerpts, and transcriptions.

k. compliance with all applicable standards, orders, or requirements of the Clear Air Act, section 306, (42 U.S.C. 1857(h)), the Clean Water Act, section 508, (33 U.S.C. 1368), Executive Order 11738, and Environmental Protection Agency regulations (40 CFR Part 15). (Contracts, subcontracts, and subgrants of amounts in excess of $100,000)

l. mandatory standards and policies relating to energy efficiency which are contained in the state energy conservation plan issued in compliance with the Energy Policy and Conservation Act (Pub. L. 94-163).

12. (Governmental entities only) Merit System Standards: The Intergovernmental Personnel Act of 1970 (42 U.S.C. §§ 4728-4763), requires adherence to prescribed standards for merit systems funded with federal funds.

13. Misconduct in Science: The United States Public Health Service requires certain levels of ethical standards for all PHS grant-supported projects and requires recipient institutions to inquire into, investigate and resolve all instances of alleged or apparent misconduct in science. Issues involving potential criminal violations must be promptly reported to the HHS Office of Inspector General. (See regulations in 42 CFR Part 50, Subpart A)

END OF GENERAL PROVISIONS

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ATTACHMENT B

SPECIAL PROVISIONS

i

Article V	Delivery Network	35

A.	Availability of Services	35
B.	Subcontracts and Assurances	36
C.	Contractor’s Selection of Providers	39

Article VI	Authorization of Services and Notices of Action	41

A.	Service of Authorization and Notice of Action	41
B.	Other Actions Requiring Notice of Action	46
C.	Content of Notice of Action	47
D.	Attachment to Notice of Actions - Written Appeal Request Form	49
E.	Compensation for Utilization Management Activities	50
F.	Medical Necessity Denials	50

Article VII	Grievance Systems	50

A.	Overall Grievance System	50
B.	Special Requirements for Appeals	50
C.	Standard Appeals Process	51
D.	Process for Expedited Resolution of Appeals	54
E.	Continuation of Benefits During Appeal or State Fair Hearing Processes	57
F.	Duration of Continued or Reinstated Benefits	57
G.	Reversed Appeal Resolutions	57
H.	State Fair Hearings	58
I.	Grievances	59
J.	Documentation	61

Article VIII	Enrollee Rights and Protections	62

A.	Written Information on Enrollee Rights and Protections-General Requirements	62
B.	Specific Enrollee Rights and Protections	62
C.	Provider - Enrollee Communications	63

Article IX	Contractor Assurances	64

A.	Nondiscrimination	64
B.	Member Services Function	64
C.	Provider Services Function	65
D.	Enrollee Liability	65
E.	Access	65
F.	Coordination and Continuity of Care	68
G.	Billing Enrollees	71

H.	Survey Requirements	72

Article X	Measurement and Improvement Standards	73

A.	Practice Guidelines	73
B.	Quality Assessment and Performance Improvement Program	73

Article XI	Other Requirements	75

A.	Compliance with Public Health Service Act	75
B.	Advance Directives	75
C.	Fraud and Abuse Requirements	75
D.	Disclosure of Ownership and Control Information	76
E.	Safeguarding Confidential Information on Enrollees	76
F.	Disclosure of Provider Incentive Plans	77

Article XII	Payments	78

A.	Non-Risk Contract	78
B.	Payment Methodology	78
C.	Contract Maximum	78
D.	Medicare	78
E.	Third Party Liability (Coordination of Benefits)	80
F.	Third Party Responsibility (Including Worker’s Compensation)	82
G.	Changes in Covered Services	83
H.	Clarification of Payment Responsibilities	83

Article XIII	Records and Reporting Requirements	87

A.	Health Information Systems	87
B.	Federally Required Reports	88
C.	Periodic Reports	89
D.	Data Certification	94

Article XIV	Compliance/Monitoring	95

A.	Audits	95
B.	Quality Monitoring by the DEPARTMENT	95
C.	External Quality Review	96
D.	Corrective Action	98

Article XV	Termination of the Contract	101

A.	Automatic Termination	101
B.	90-Day Termination Option	101

C.	Effect of Termination	101
D.	Assignment	103

Article XVI	Miscellaneous	103

A.	Integration	103
B.	Enrollees May Not Enforce Contract	103
C.	Interpretation of Laws and Regulations	103
D.	Adoption of Rules	103

v

Attachment B

Molina Healthcare of Utah

Effective January 1, 2006

For the purpose of the Contract all article, section, and subsection headings in these Attachments B and C are for convenience in referencing the provisions of the Contract. They are not enforceable as part of the text of the Contract and may not be used to interpret the meaning of the provisions that lie beneath them.

Special Provisions

Article I - Definitions

For the purpose of the Contract:

A.                                   “Action” means:

(1)                                  the denial or limited authorization of a requested service, including the type or level of service;

(2)                                  the reduction, suspension, or termination of a previously authorized service;

(3)                                  the denial in whole or in part, of payment for a service and the denial could result in the Enrollee liable for payment;

(4)                                  the failure to provide services in a timely manner, as defined as failure to meet performance standards for appointment waiting times (see Article IX - Contractor Assurances, Section E - Access, Subsection 4.e. - Waiting Time Benchmarks); or

(5)                                  the failure of the CONTRACTOR to act within the time frames established for resolution and notification of grievances and appeals.

B.                                     “Advance Directive~~s~~” means a written instruction such as a living will or durable power of attorney for health care, recognized under State law (whether statutory or as recognized by the courts of the State), relating to the provision of health care when the individual is incapacitated.

C.                                     “Appeal” means a request for review of an Action.

D.                                    “Balance Bill” means the practice of billing patients for charges that exceed the amount that the CONTRACTOR will pay.

E.                                      “CHEC Eligible” means any Medicaid recipient under the age of 21 who is eligible to receive Early and Periodic Screening, Diagnostic, and Treatment (EPSDT) services in accordance with 42 CFR Part 441, Subpart B.

F.                                      “CHEC Program” or Child Health Evaluation and Care program is Utah’s version of the federally mandated Early Periodic Screening, Diagnosis and Treatment (EPSDT) program as defined in 42 CFR Part 441, Subpart B. Medicaid recipients who are eligible for the Non-Traditional Medicaid Plan are not eligible to receive EPSDT services. (See Attachment C, Covered Services, U.)

G.                                     “Child with Special Health Care Needs” means a child under 21 years of age who has or is at increased risk for chronic physical, developmental, behavioral, or emotional conditions and requires health and related services of a type or amount beyond that required by children generally, including a child who, consistent with 1932(a)(2)(A) of the Social Security Act, 42 U.S.C., Section 1396u-2(a)(2)(A):

(1)                                  is blind or disabled or in a related population (eligible for SSI under title XVI of the Social Security Act);

(2)                                  is in foster care or other out-of-home placement;

(3)                                  is receiving foster care or adoption assistance; or

(4)                                  is receiving services through a family-centered, community-based coordinated care system that receives grant funds described in section 501(a)(1)(D) of title V.

H.                                   “CMS” means the Centers for Medicare and Medicaid Services, the federal Medicaid agency, within the Department of Health and Human Services.

I.                                         “Covered Services” means services identified in Attachment C of this Contract which the CONTRACTOR has agreed to provide and pay for under the terms of this Contract.

J.                                      “Division of Health Care Financing” or “DHCF” means the division within the Department of Health responsible for the administration of the Utah Medicaid program.

K.                                    “Emergency Medical Condition” means a medical condition manifesting itself by acute symptoms of sufficient severity (including severe pain) such that a prudent layperson, who possesses an average knowledge of health and medicine, could reasonably expect the absence of immediate medical attention to result in:

(1)                                  Placing the health of the individual (or, with respect to a pregnant woman, the health of a woman or her unborn child) in serious jeopardy;

(2)                                  Serious impairment to bodily functions; or

(3)                                                                                                                                                                                                                                                                                                                                  Serious dysfunction of any bodily organ or part.

L.                                     “Emergency Services” means covered inpatient and outpatient services that are furnished by a provider that is qualified to furnish these services and that are needed to evaluate or stabilize an emergency medical condition.

M.                                  “Enrollee” means any Medicaid recipient who is currently enrolled with this Health Plan and:

(1)                                  who, at the time of enrollment resides within the geographical limits of the CONTRACTOR’s Service Area;

(2)                                  whose name appears on the DEPARTMENT’s Eligibility Transmission as a new, reinstated, or retroactive Enrollee; and

~~(3)~~                                  who is accepted for enrollment by the CONTRACTOR according to the conditions set forth in this Contract excluding residents of the Utah State Hospital, Utah State Developmental Center, and long-term care facilities except as defined in Attachment C.

N.                                    “Enrollees with Special Health Care Needs” means enrollees who have or are at increased risk for chronic physical, developmental, behavioral, or emotional conditions and who also require health and related services of a type or amount beyond that required by adults and children generally.

O.                                    “Enrollment Area” or “Service Area” means the counties enumerated in Article II.

P.                                     “External Quality Review” means the analysis and evaluation by an EQRO, of aggregated information on quality, timeliness, and access to the health care services that a Health Plan, or its contractors, furnish to Medicaid recipients.

Q.                                   “External Quality Review Organization (EQRO)” means an entity under contract with the DEPARTMENT to conduct an external quality review of the CONTRACTOR in accordance with Federal regulations governing external quality reviews.

R.                                     “Family Member” means all Medicaid eligibles who are members of the same family living at home.

S.                                      “Grievance” means an expression of dissatisfaction about any matter other than an action (as defined in this section). Possible subjects for grievances include, but are not limited to, the quality of care or services provided, aspects of interpersonal relationships such as rudeness of a provider or employee, or failure to respect the Enrollee’s rights.

T.                                     “Grievance Process” means the CONTRACTOR’s process for handling grievances that complies with the requirements including, but not limited to, the procedural steps for an Enrollee to file a grievance, the process for disposition of a grievance, and the timing and manner of required notifications.

U.                                    “Grievance System” means an overall system that includes a grievance process, an appeal process, and access to the State’s fair hearing system.

V.                                     “Health Plan” means a federally defined Prepaid Inpatient Health Plan, a federally defined Primary Care Case Management system, or a federally defined Managed Care Organization under contract with the DEPARTMENT to provide specified physical health care services to a specific group of Medicaid clients.

W.                                 “Home and Community-Based Services” means services, not otherwise furnished under the State’s Medicaid plan, that are furnished under a waiver of statutory requirements granted under the provisions of CFR Part 441, subpart G. These services cover an array of Home and Community-Based Services that are cost-effective and necessary for an individual to avoid institutionalization.

X.                                    “Medically Necessary” means any medical service that is (1) reasonably calculated to prevent, diagnose, or cure conditions in the Enrollee that endanger life, cause suffering or pain, cause deformity or malfunction, or threaten to cause a handicap; and (2) there is no equally effective course of treatment available or suitable for the Enrollee requesting the service which is more conservative or substantially less costly. Medical services will be of a quality that meets professionally recognized standards of health care, and will be substantiated by records including evidence of such medical necessity and quality. Those records will be made available to the DEPARTMENT upon request. For CHEC Enrollees, “Medically Necessary” means preventive screening services and other medical care, diagnostic services, treatment, and other measures necessary to correct or ameliorate defects and physical and mental illnesses and conditions, even if the services are not included in the Utah State Medicaid Plan.

Y.                                     “Member Services” means a method of assisting Enrollees in understanding CONTRACTOR policies and procedures, facilitating referrals to participating specialists, and assisting in the resolution of problems and member complaints. The purpose of Member Services is to improve access to services and promote Enrollee satisfaction.

Z.                                     “Non-risk Contract” means a contract under which the CONTRACTOR is not at financial risk for changes in utilization or for costs incurred under the Contract that do not exceed the DEPARTMENT’s Payment Limit. The Payment Limit is the total amount Medicaid would have paid, in aggregate, for the same services on a fee-for-service basis net of third party payments.

AA.                           “Non-Traditional Medicaid Plan” means the reduced benefit plan provided to Medicaid eligibles age 19 through 64 who are in certain TANF, Medically Needy, and Transitional Medicaid aid categories. Services covered under the reduced benefit plan are similar to the Traditional Medicaid Plan with some limitations and exclusions.

BB.                           “Notice of Action” means written notification to an Enrollee and written or verbal notification of a provider when applicable, of an Action that will be taken by the CONTRACTOR.

CC.                           “Notice of Appeal Resolution” means written notification of an Enrollee, and a provider when applicable, of the CONTRACTOR’s resolution of an Appeal.

DD.                           “Physician Incentive Plan” means any compensation between a contracting organization and a physician group that may directly or indirectly have the effect of reducing or limiting services provided with respect to Enrollees in the organization.

EE.                           “Post-stabilization Services” means Covered Services related to an Emergency Medical Condition that are provided after an Enrollee is stabilized in order to maintain the stabilized condition, or to improve or resolve the Enrollee’s condition.

FF.                           “Potential Enrollee” means a Medicaid recipient who is subject to mandatory enrollment or may voluntarily elect to enroll in a given managed care program, but is not yet an enrollee of a specific Health Plan.

GG.                           “Prepaid Inpatient Health Plan” means an entity that provides medical services to Enrollees under contract with the DEPARTMENT, and on the basis of prepaid capitation payments, or other payment arrangements that do not use State plan payment rates; provides, arranges for, or otherwise has responsibility for the provision of inpatient hospital or institutional services for its Enrollees; and does not have a comprehensive risk contract.

HH.                           “Prepaid Mental Health Plan” means the mental health centers that contract with the DEPARTMENT to provide inpatient and outpatient mental health services to Medicaid clients living within each mental health center’s jurisdiction.

II.                                     “Primary Care” means all health care services and laboratory services customarily furnished by or through a general practitioner, family physician, internal medicine physician, obstetrician/gynecologist, or pediatrician, to the extent the furnishing of those services is legally authorized in the State in which the practitioner furnishes them.

JJ.                               “Primary Care Case Management” or “PCCM” means a system under which a PCCM contracts with the DEPARTMENT to furnish case management services (which include the location, coordination and monitoring of primary health care services) to Medicaid recipients.

KK.                           “Primary Care Provider” or “PCP” means a health care provider the majority of whose practice is devoted to internal medicine, family/general practice or pediatrics. The CONTRACTOR may allow other specialists to be PCPs, when appropriate. PCPs are responsible for delivering primary care services, coordinating and managing Enrollees’ overall health, and authorizing referrals for other necessary care.

LL.                             “Restriction Program” means the Federally mandated program (42 CFR 431.54(e)) for Medicaid clients who over-utilize Medicaid services. If the DEPARTMENT in conjunction with the CONTRACTOR finds that an Enrollee has utilized Medicaid services at a frequency or amount that is not Medically Necessary, as determined in accordance with utilization guidelines adopted by the DEPARTMENT, the DEPARTMENT may place the Enrollee under the Restriction Program for a reasonable period of time to obtain Medicaid services from designated providers only.

MM.                       “State Plan” means the State Plan for organization and operation of the Medicaid program as defined pursuant to Section 1902 of the Social Security Act (42 U.S.C. 1396a).

NN.                           “Subcontract” means any written agreement between the CONTRACTOR and another party to fulfill the requirements of this Contract. However, such term does not include insurance purchased by the CONTRACTOR to limit its loss with respect to an individual Enrollee.

OO.                         “Traditional Medicaid Plan” means the scope of services contained in the State Plan provided to Medicaid eligibles who fall under one of the following eligibility groups:

(1)                                  Section 1931 children and related poverty level populations (TANF/AFDC);

(2)                                  Section 1931 pregnant women (TANF/AFDC);

(3)                                  Blind/disabled children and related populations (SSI);

(4)                                  Blind/disabled adults and related populations (SSI);

(5)                                  Aged and related populations (SSI, QMB and Medicaid, Medicare and Medicaid);

(6)                                  Foster care children;

(7)                                  Individuals who qualify for Medicaid by paying a spenddown and are under age 19 or are also aged or disabled;

(8)                                  Pregnant women (non-TANF/AFDC)

Article II - Service Area

The Service Area is limited to the counties of Beaver, Box Elder, Cache, Davis, Garfield, Iron, Juan, Kane, Millard, Morgan, Piute, Rich, Salt Lake, Sanpete, Sevier, Summit, Tooele, Utah, Washington, Wayne, and Weber.

Article III - Marketing, Enrollment, Orientation, and Disenrollment

A.                                   Marketing Activities

1.                                       The DEPARTMENT does not permit the CONTRACTOR to conduct direct or indirect marketing as defined in this section. In this Article III, Section A - Marketing

Activities, “CONTRACTOR” includes any of the CONTRACTOR’s employees, affiliated providers, agents, or contractors.

2.                                       “Marketing” means any communication, from the CONTRACTOR to a Potential Enrollee, that can reasonably be interpreted as intended to influence the Potential Enrollee to enroll in the CONTRACTOR’s Medicaid product, or either to not enroll in, or to disenroll from, another Health Plan’s Medicaid product.

3.                                       “Marketing materials” means materials that are produced in any medium, by or on behalf of the CONTRACTOR and can reasonably be interpreted as intended to market to Potential Enrollees. The CONTRACTOR cannot, either directly or indirectly, conduct door-to-door, telephonic or other “cold call” marketing activities.

a.                                       These three marketing practices are prohibited whether conducted by the CONTRACTOR itself (“directly”) or by an agent or independent contractor (“indirectly”).

b.                                      Cold call marketing means any unsolicited personal contact with a potential Enrollee for the purpose of marketing.

c.                                       All other non-requested marketing approaches to Medicaid clients by the CONTRACTOR are also prohibited unless specifically approved in advance by the DEPARTMENT.

4.                                       The CONTRACTOR may not influence enrollment in conjunction with the sale or offering of any private insurance.

5.                                       The CONTRACTOR will not distribute any materials that include statements that will be considered inaccurate, false, or misleading including, but not limited to, any assertion or statement (whether written or oral) that the Potential Enrollee must enroll in Healthy U in order to obtain benefits or in order to not lose benefits; or that Healthy U is endorsed by CMS, the Federal or State government, or similar entity.

B.                                    Enrollment Process

1.                                      Enrollee Choice

a.                                       The DEPARTMENT will offer Potential Enrollees a choice among all Health Plans available in the Enrollment Area.

b.                                      The DEPARTMENT will inform Potential Enrollees of Medicaid benefits.

c.                                       The Medicaid client’s intent to enroll is established when the applicant selects the CONTRACTOR, either verbally or by signing a choice of health care delivery form or equivalent. This initiates the action to send an advance notification to the CONTRACTOR.

d.                                      Medicaid Enrollees made eligible for a retroactive period prior to the current month are not eligible for CONTRACTOR enrollment during the retroactive period.

2.                                      Period of Enrollment

a.                                       Each Enrollee will be enrolled for the period of the Contract or the period of Medicaid eligibility or until such person disenrolls or is disenrolled, whichever is earlier.

b.                                      Until the DEPARTMENT notifies the CONTRACTOR that an Enrollee is no longer Medicaid eligible, the CONTRACTOR may assume that the Enrollee continues to be eligible.

c.                                       Each Enrollee will be automatically re-enrolled at the end of each month unless that Enrollee notifies the DEPARTMENT’s Health Program Representative of an intent not to re-enroll in the Health Plan prior to the benefit issuance date.

3.                                      Open Enrollment

The CONTRACTOR will have a continuous open enrollment period that meets the requirements of Section 1301(d) of the Public Health Service Act. The DEPARTMENT will certify, and the CONTRACTOR agrees to accept individuals who are eligible to be enrolled in the Health Plan under the provisions of this Contract:

a.                                       in the order in which they apply; and

b.                                      without restrictions unless authorized by the DEPARTMENT.

4.                                      No Health Screening

The DEPARTMENT and the CONTRACTOR agree that no Potential Enrollee will be pre-screened or selected by either party for enrollment on the basis of pre-existing health problems or on the basis of race, color, national origin, disability or age.

5.                                      Independent Enrollment

Each Medicaid eligible can be enrolled with or disenrolled from the Health Plan, independent of any other Family Member’s enrollment or disenrollment.

6.                                      Representative Population

The CONTRACTOR will service a population representative of the categories of eligibility within the area it serves.

7.                                      Eligibility Transmission

a.                                      In general

(1)                                  Before the close of business each day, the DEPARTMENT will provide to the CONTRACTOR an Eligibility Transmission which is an electronic file that includes individuals which the DEPARTMENT certifies as Medicaid eligible and who enrolled in the Health Plan. Eligibility transmissions include new Enrollees, reinstated Enrollees, retroactive Enrollees, terminated Enrollees and Enrollees whose eligibility information results in a change to a critical field.

(2)                                  The Eligibility Transmission will be in accordance with the Utah Health Information Network (UHIN) standard.

(3)                                  The DEPARTMENT represents and warrants to the CONTRACTOR that the appearance of an individual’s name on the Eligibility Transmission, other than a deleted Enrollee, will be conclusive evidence for purposes of this Contract, that such person is enrolled in the program and qualifies for medical assistance under Medicaid Title XIX.

b.                                      New Enrollees

(1)                                  New Enrollees are enrolled in this Health Plan until otherwise specified; these Enrollees will not appear on future transmissions unless there is a change in a critical field.

(2)                                  Critical fields are coverage dates, recipient name, date of birth, date of death, sex, social security number, case information, address, telephone number, payment code, coordination of benefits, and the Enrollee’s provider under the Restriction Program.

(3)                                  Enrollees with a spenddown requirement will appear on the eligibility transmission on a month by month basis after the spenddown is met.

c.                                       Retroactive Enrollees

Retroactive Enrollees are those who were Enrollees previous to the current month. Retroactive Enrollees include newborn Enrollees or Enrollees who have been reported in one payment category in a previous month, but have been changed to a new payment category for that previous month when they are made eligible for the current month.

d.                                      Reinstated Enrollees

Reinstated Enrollees are those who were enrolled for the previous month and also closed at the end of the previous month. These Enrollees are eligible retroactively to the beginning of the current month.

e.                                       Terminated Enrollees

Terminated Enrollees are those who are no longer eligible for Medicaid, were disenrolled from the Health Plan, or had their premium retracted.

8.                                      Change of Enrollment Procedures

a.                                       The CONTRACTOR will be advised of anticipated changes in DEPARTMENT policies and procedures as they relate to the enrollment process and their comments will be solicited.

b.                                      The CONTRACTOR agrees to be bound by such changes in DEPARTMENT policies and procedures that are mutually agreed upon by the CONTRACTOR and the DEPARTMENT.

C.                                    Member Orientation

1.                                      Initial Contact - General Orientation

a.                                       The CONTRACTOR will make a good faith effort to ensure that each Enrollee or Enrollee’s family or guardian receives the CONTRACTOR’s member handbook.

b.                                      The CONTRACTOR’s representative will make a good faith effort, as evidenced in written or electronic records, to make an initial contact with the Enrollee within 10 working days after the CONTRACTOR has been notified through the Eligibility Transmission of the Enrollee’s enrollment with this Health Plan.

(1)                                  If the CONTRACTOR’s representative cannot contact the Enrollee within 10 working days or at all, the CONTRACTOR’s representative will document its efforts to contact the Enrollee.

(2)                                  The initial contact will be in person or by telephone (or in writing, but only if reasonable attempts have been made to make the contact in person by telephone) and will inform the Enrollee of the CONTRACTOR’s rules and policies.

c.                                       The CONTRACTOR will ensure that Enrollees are provided interpreters, Telecommunication Device for the Deaf (TDD), and other auxiliary aids to ensure that Enrollees understand their rights and responsibilities.

d.                                      During the initial contact the CONTRACTOR’s Representative will provide, at a minimum, the following information to the Enrollee or Potential Enrollee appropriate to the Enrollee’s eligibility (Traditional versus Non-Traditional Medicaid):

(1)                                  specific written and oral instructions on the use of the CONTRACTOR’s Covered Services and procedures;

(2)                                  availability and accessibility of all Covered Services, including the availability of family planning services and that the Enrollee may obtain family planning services from Medicaid providers other than providers affiliated with the CONTRACTOR;

(3)                                  the client’s rights and responsibilities as an Enrollee of this Health Plan, including the right to file a grievance and how to file a grievance;

(4)                                  the right to terminate enrollment with the Health Plan; and

(5)                                  encouragement to make a medical appointment with a provider.

2.                                      Identification of Enrollees with Special Health Care Needs

a.                                       During the initial contact with each Enrollee, the CONTRACTOR’s representative will use a process that will identify children and adults with special health care needs.

b.                                      The CONTRACTOR’s representative will clearly describe to each Enrollee during the initial contact the process for requesting specialist care.

c.                                       When an Enrollee is identified as having special health care needs, the CONTRACTOR’s Representative will forward this information to a CONTRACTOR’s  individual with knowledge of coordination of care and services necessary for such Enrollees. The CONTRACTOR’s individual with knowledge of coordination of care for Enrollees with special health care needs will make a good faith effort to contact Enrollees within ten working days after identification to begin coordination of health care needs, if necessary.

d.                                      The CONTRACTOR will not discriminate on the basis of health status or the need for health care services.

e.                                       The DEPARTMENT’s Health Program Representatives are responsible to forward information, including risk assessments, that identify Enrollees with special health care needs and limited language proficiency needs to the CONTRACTOR in a timely manner, coinciding with the daily Eligibility Transmission as much as possible.

3.                                      Enrollees Receiving Out-of-Plan Care Prior to Orientation

If the Enrollee receives Covered Services by an out-of-plan provider after the first day of the month in which the client’s enrollment became effective, and if a CONTRACTOR  orientation, either in-person or by telephone (or in writing, but only if reasonable attempts have been made to make the contact in person or by telephone), has not taken place prior to receiving such services, the CONTRACTOR is responsible for payment of the services rendered provided the DEPARTMENT informs the CONTRACTOR by the 20th of any month prior to the month that enrollment with the Health Plan begins.

D.                                    Member Education

1.                                       Enrollee Information Requirements

a.                                       In General

(1)                                  The CONTRACTOR will write all Enrollee and Potential Enrollee informational, instructional, and educational materials, including the CONTRACTOR’s member handbook, in a manner and format that may be easily understood; e.g. at no greater than a sixth grade reading level.

(2)                                  Once per year, the CONTRACTOR will notify all Enrollees of their right ro request and obtain the CONTRACTOR’s member handbook.

b.                                      Prevalent Language

(1)                                  The CONTRACTOR will use the Eligibility Transmission to determine  prevalent non-English languages. A language is prevalent when it is spoken by five percent or more of the CONTRACTOR’s enrolled population.

(2)                                  The CONTRACTOR will make available all written Enrollee informational and instructional materials, including the member handbook, in the prevalent non-English languages. Written materials include vital documents such as applications, consent forms, release of information forms, letters containing important information, etc.

c.                                       Alternative formats

The CONTRACTOR will make Enrollee informational and instructional materials, including the member handbook, available in alternative formats that take into consideration the special needs of those who, for example, are visually limited or have limited reading proficiency (e.g., audio tapes).

2.                                      Member Handbook

a.                                       The CONTRACTOR will produce a member handbook that will be submitted to the DEPARTMENT for review and approval before distribution. The DEPARTMENT will notify the CONTRACTOR in writing of its approval or disapproval within ten working days after receiving the member handbook unless the DEPARTMENT and CONTRACTOR agree to another time frame. If the DEPARTMENT does not respond within the agreed upon time frame, the CONTRACTOR may deem such materials are approved.

b.                                      If there are changes to the content of the material in the handbook, the CONTRACTOR will update the member handbook and submit a draft to the DEPARTMENT for review and approval before distribution to its Enrollees.

c.                                       At a minimum, the member handbook will explain in clear terms the following information:

(1)                                  The amount, duration, and scope of benefits provided by the CONTRACTOR delineating Traditional versus Non-Traditional Medicaid scopes of service in sufficient detail to ensure that enrollees understand the benefits to which they are entitled;

(2)                                  Instructions on where and how to obtain Covered Services, including any service authorization requirements; how and under what circumstances out-of-area services are covered; policy on referrals to speciality care and for other benefits not furnished by the Enrollee’s primary care provider; and procedures for resolving Enrollee issues related to authorization of coverage or payment for services;

(3)                                  The extent to which, and how, after-hours and emergency coverage are provided, including:

(a)                                  What constitutes an emergency medical condition, emergency services, and post-stabilization services, with reference to definitions in 42 CFR 438.114(a);

(b)                                 The fact that prior authorization is not required for emergency services;

(c)                                  The process and procedures for obtaining emergency services, including use of the 911-telephone system or its local equivalent;

(d)                                 The location of any emergency settings and other locations at which providers and hospitals furnish emergency services and poststabilization services covered under the Contract; and

(e)                                  The fact that the Enrollee has the right to use any hospital or other setting for emergency care.

(4)                                  The post-stabilization care services rules set forth at 42 CFR 422.113(c);

(5)                                  The extent to which, and how, Enrollees may obtain benefits, including family planning services, from out-of-plan network providers;

(6)                                  The importance of establishing a primary care relationship with an affiliated provider, and processes for selecting or changing primary care providers;

(7)                                  Description of Enrollee cost-sharing requirements (if applicable);

(8)                                  How and where to access any benefits that are available under the State Plan but are not covered under the Contract, including any cost sharing, and how transportation is provided;

(9)                                  A statement that the CONTRACTOR does not discriminate against any Enrollee on the basis of race, color, national origin, disability, sex, religion, or age in admission, treatment, or participation in its programs, services and activities;

(10)                            The phone number of the nondiscrimination coordinator for Enrollees to call if they have questions about the nondiscrimination policy or desire to file a complaint or grievance alleging violations of the nondiscrimination policy;

(11)                            Information on the availability of oral interpretation, including the fact that it is available for any language and that written information is available in prevalent languages, and includes a statement on how to access these services;

(12)                            Information on the availability of written materials in alternative formats and in an appropriate manner that takes into consideration the special needs of those who, for example, are visually limited or have limited reading proficiency, and a statement on how to access these formats;

(13)                            Names, locations, telephone numbers of, and non-English languages spoken by, current contracted providers in the Enrollee’s service area, including identification of providers that are not accepting new patients. This includes, at a minimum, information on primary care physicians, specialists, and hospitals;

(14)                            Any restrictions on the Enrollee’s freedom of choice among network providers;

(15)                            Enrollee rights and protections, as specified in Article VIII of this Contract;

(16)                            Information on Grievance, Appeal, and State fair hearing procedures and timeframes as provided in 438.400 through 438.424, in a DEPARTMENT-approved description that will include the following:

(a)                                  the right to file Grievances and Appeals;

(b)                                 the requirements and timeframes for filing a Grievance or Appeal;

(c)                                  the availability of assistance in the filing process;

(d)                                 the toll-free numbers that the Enrollee can use to file a Grievance or an Appeal by phone;

(e)                                  the fact that, when requested by the Enrollee, benefits will continue if the Enrollee files an Appeal or a request for a State fair hearing within the timeframes specified for filing, and the Enrollee may be required to pay the cost of services furnished while the Appeal is pending, if the final decision is adverse to the Enrollee;

(17)                            Information to adult Enrollees on Advance Directives policies, including a description of applicable State law as set forth in 42 CFR 422.128;

(18)                            A statement that additional information is available upon an Enrollee’s request regarding structure and operation of the center, including information on:

(a)                                  the CONTRACTOR’s policy for selection of providers (staff and subcontractors) and what is required of them,

(b)                                 the CONTRACTOR’s grievance system,

(c)                                  the CONTRACTOR’s confidentiality policy,

(d)                                 that information is available on request regarding the CONTRACTOR’s Physician Incentive Plan (if the CONTRACTOR has an incentive plan), and

(e)                                  that a copy of the CONTRACTOR’s preferred practice guidelines is also available to Enrollees on request;

(19)                            Circumstances in which the Enrollee may be responsible for payment of services may include:

(a)                                  obtaining a service that is not a benefit of the plan or

(b)                                 obtaining services not authorized by the CONTRACTOR (in either situation, the Enrollee should be liable only if the Enrollee gave advance written consent to the provider);

(c)                                  Appeal or State fair hearing decisions adverse to the Enrollee when benefits (services) were continued during the Appeal or State fair hearing process at the Enrollee’s request; or

(d)                                 ineligibility for Medicaid for any portion of the time period during which services were provided;

(20)                            Description of Member Services function; and

(21)                            Reasons the CONTRACTOR may initiate disenrollment of an Enrollee.

3.                                      Notification to Enrollees of Policies and Procedures

a.                                      Changes to Policies and Procedures

The CONTRACTOR will give each Enrollee written notice at least 30 days before the intended effective date of change to significant information in the CONTRACTOR’s member handbook.

b.                                      Annual Education on Emergency Care and Grievance Procedures

The CONTRACTOR will annually reinforce, in writing, to Enrollees how to access emergency and urgent services and how to register an Appeal or Grievance.

4.                                      Notification  of Changes in Provider Network

The CONTRACTOR will make a good faith effort to give written notice of termination of a contracted provider, within 15 days after receipt or issuance of the termination notice, to each Enrollee who received his or her primary care from, or was seen on a regular basis by, the terminated provider.

E.                                    Disenrollment by Enrollee

1.                                      Limited Disenrollment Requirements

The DEPARTMENT has a requirement that requires Health Plan Enrollees to stay with the same Health Plan for up to twelve (12) months.

2.                                      Without Cause Exception to 12 Month Enrollment with Same Health Plan Restriction

Enrollees are permitted to transfer from one Health Plan to another without cause as follows:

a.                                       within the first three months of each enrollment period with each Health Plan, or

b.                                      if no more than three months have passed since the month the client’s Medicaid card has a Health Plan printed on it, or

c.                                       during the open enrollment period as defined by the DEPARTMENT.

3.                                      With Cause Exceptions to 12 Month Enrollment with Same Health Plan

Enrollees may request to transfer from one Health Plan to another at any time during their twelve (12) month restriction period for the following good cause reasons:

a.                                       Enrollee moves out of the Health Plan’s service area;

b.                                      Current Health Plan is no longer available;

c.                                       Change in third party liability insurance status;

d.                                      Health Plan choice not available when Enrollee first made selection;

e.                                       Enrollee needs related services, some of which are not available in the Health Plan’s network, and Enrollee’s provider determines that receiving services separately would subject the enrollee to unnecessary risk;

f.                                         Poor quality of care;

g.                                      Lack of access to Covered Services;

h.                                      Lack of access to providers experienced in dealing with Enrollee’s health care needs;

i.                                          Enrollee becomes emancipated or is added to a different Medicaid case;

j.                                          Difficulty getting continuity of care with provider of choice (i.e., foster care Enrollee’s doctor switches Health Plans); or

k.                                       Health Plan does not, because of moral or religious objections, cover the service the Enrollee seeks.

4.                                      Process for Requesting Health Plan Change

a.                                       The Enrollee may request to switch Health Plans by submitting an oral or written request to the State. The Enrollee must declare the Health Plan in which he or she wishes to enroll should the disenrollment be approved.

b.                                      The DEPARTMENT will review each request to determine if the request meets the criteria for cause and if so, will allow the Enrollee to switch to another Health Plan. If the request does not meet the criteria for cause, or if the concern is with a provider and not the Health Plan, the DEPARTMENT will deny the disenrollment request and inform the Enrollee of his or her rights to request a State fair hearing.

c.                                       If the DEPARTMENT fails to make a determination within ten (10) calendar days after receiving the disenrollment request, the disenrollment is considered approved. The effective date of an approved disenrollment request will be no later than the first day of the second month following the month in which the enrollee filed the request.

d.                                      The disenrollment will be effective once the DEPARTMENT has been notified by the Enrollee, the DEPARTMENT issues a new Medicaid card and the disenrollment is indicated on the Eligibility Transmission.

5.                                      Enrollees in an Inpatient Hospital Setting

The DEPARTMENT agrees that if a new Enrollee is a patient in an inpatient hospital setting on the date the new Enrollee’s name appears on the CONTRACTOR Eligibility Transmission, the obligation of the CONTRACTOR to provide Covered Services to such person will commence following discharge. If an Enrollee is a patient in an inpatient hospital setting on the date that his or her name appears as a deleted Enrollee on the CONTRACTOR Eligibility Transmission or he or she is otherwise disenrolled under this Contract, the CONTRACTOR will remain financially responsible for such care until discharge.

6.                                      Annual Study of Enrollees who Disenrolled

Annually, the DEPARTMENT and CONTRACTOR will work cooperatively to conduct an analysis of Enrollees who have voluntarily disenrolled from this Health Plan. The results of the analysis will include explanations of patterns of disenrollments and strategies or a corrective action plan to address unusual rates or patterns of disenrollment. The DEPARTMENT will inform the CONTRACTOR of such disenrollments.

F.                                    Disenrollment Initiated by CONTRACTOR

1.                                      Cannot Disenroll for Adverse Change in Enrollee’s Health

The CONTRACTOR may not terminate enrollment because of an adverse change in the Enrollee’s health status, or because of the Enrollee’s utilization of medical services, diminished mental capacity, or uncooperative or disruptive behavior resulting from his or her special needs (except when his or her continued enrollment in the health plan seriously impairs the CONTRACTOR’s ability to furnish services to either this particular Enrollee or other Enrollees).

2.                                      Valid Reasons for Disenrollment

The CONTRACTOR may initiate disenrollment of any Enrollee’s participation in the Health Plan upon one or more of the following grounds:

a.                                       For reasons specifically identified in the CONTRACTOR’s member handbook.

b.                                      When the Enrollee ceases to be eligible for medical assistance under the State Plan, in accordance with Title 42 USCA, 1396, et. seq., and as finally determined by the DEPARTMENT.

c.                                       Upon termination or expiration of the Contract.

d.                                      Death of the Enrollee.

e.                                       Confinement of the Enrollee in an institution when confinement is not a Covered Service under this Contract.

f.                                         Violation of enrollment requirements developed by the CONTRACTOR and approved by the DEPARTMENT but only after the CONTRACTOR and/or the Enrollee has exhausted the CONTRACTOR’s applicable internal grievance procedure.

3.                                      Approval by DEPARTMENT Required

To initiate disenrollment of an Enrollee’s participation with this Health Plan, the CONTRACTOR will provide the DEPARTMENT with documentation justifying the proposed disenrollment. The DEPARTMENT will approve or deny the disenrollment request in writing within thirty (30) days of receipt of the request. Failure by the DEPARTMENT to deny a disenrollment request within such thirty (30) day period will constitute approval of such disenrollment requests.

4.                                      Enrollee’s Right to File a Grievance

If the DEPARTMENT approves the CONTRACTOR’s disenrollment request, the CONTRACTOR will give the Enrollee thirty (30) days written notice of the proposed disenrollment, and will notify the Enrollee of his or her opportunity to invoke the CONTRACTOR’s Grievance Process. The CONTRACTOR will give a copy of the written notice to the DEPARTMENT at the time the notice is sent to the Enrollee.

5.                                      Refusal of Re-enrollment

If a person is disenrolled because of violation of  responsibilities included in the CONTRACTOR’s member handbook, the CONTRACTOR may refuse re-enrollment of that Enrollee.

6.                                       Automatic Re-enrollment

An Enrollee who is disenrolled from the Health Plan solely because he or she loses Medicaid eligibility will be automatically re-enrolled if the Enrollee has not been Medicaid eligible for two months or less.

G.                                    Enrollee Transition Between Health Plans

1.                                      Will Accept Pre-Enrollment Prior Authorizations

For Covered Services other than inpatient, home health services, and medical equipment, if authorization has been given for a Covered Service and an enrollee transitions between Health Plans prior to the delivery of such Covered Service, the receiving Health Plan will be bound by the relinquishing Health Plan’s prior authorization until the receiving Health Plan has evaluated the medical necessity of the service and agrees with the relinquishing Health Plan’s prior authorization or has made a different determination. (See Article XII, Payments, Section H, Clarification of Payment Responsibilities, Subsection 5, for inpatient, home health services, and medical equipment explanations.)

2.                                      Will Provide Medical Records to Enrollee’s New Health Plan

When enrollees are transitioned between Health Plans the relinquishing Health Plan’s provider will submit, upon request of the new Health Plan’s provider, any critical medical information about the transitioning enrollee prior to the transition including, but not limited to, whether the member is hospitalized, pregnant, involved in the process of organ transplantation, scheduled for surgery or post-surgical follow-up on a date subsequent to transition, scheduled for prior-authorized procedures or therapies on a date subsequent to transition, receiving dialysis or is chronically ill (e.g. diabetic, hemophilic, HIV positive).

H.                                    Enrollee Transition From FFS to Health Plan or From Health Plan to FFS

1.                                       CONTRACTOR Will Accept Pre-Enrollment Prior Authorizations

For Covered Services other than inpatient, home health services, and medical equipment, if authorization has been given for a Covered Service and a Medicaid client transitions from Medicaid fee-for-service to enrollment with the CONTRACTOR’s health plan prior to the delivery of such Covered Service, the CONTRACTOR will be bound by the DEPARTMENT’s fee-for-service prior authorization until the CONTRACTOR has evaluated the medical necessity of the service and agrees with the DEPARTMENT’s  fee-for-service prior authorization or has made a different determination. (See Article XII, Payments, Section H, Clarification of Payment Responsibilities, Subsection 6, for inpatient, home health services, and medical equipment explanations.)

2.                                       DEPARTMENT Will Accept CONTRACTOR’s Prior Authorization

For Covered Services other than inpatient, home health services, and medical equipment, if authorization has been given for a Covered Service and an Enrollee transitions to  Medicaid fee-for-service prior to the delivery of such Covered Service, the DEPARTMENT will be bound by the CONTRACTOR’s prior authorization until the DEPARTMENT has evaluated the medical necessity of the service and agrees with the CONTRACTOR’s fee-for-service prior authorization or has made a different determination. (See Article XII, Benefits, Section H, Clarification of Payment Responsibilities, Subsection 6, for inpatient, home health services, and medical equipment explanations.)

3.                                      Will Provide Medical Records to Enrollee’s Health Plan or to the DEPARTMENT

When enrollees are transitioned from Health Plan to fee-for-service or from fee-for-service to Health Plan, the relinquishing entity (Health Plan or DEPARTMENT) will submit, upon request of the new entity, any critical medical information about the transitioning Medicaid client prior to the transition including, but not limited to, whether the member is hospitalized, pregnant, involved in the process of organ transplantation, scheduled for surgery or post-surgical follow-up on a date subsequent to transition, scheduled for prior-authorized procedures or therapies on a date subsequent to transition, receiving dialysis or is chronically ill (e.g. diabetic, hemophilic, HIV positive).

Article IV - Benefits

A.                                   In General

1.                                       The CONTRACTOR will provide to Enrollees under this Contract, directly or through arrangements with subcontractors, all Medically Necessary Covered Services described in Attachment C as promptly and continuously as is consistent with generally accepted standards of medical practice.

2.                                       The CONTRACTOR will ensure that all Covered Services are furnished in an amount, duration, and scope that is no less than the amount, duration, and scope for the same services furnished to beneficiaries under fee-for-service Medicaid (as set forth in 440.230). The CONTRACTOR will ensure that the services are sufficient in amount, duration, or scope to reasonably be expected to achieve the purpose for which the services are furnished.

3.                                       The CONTRACTOR may not arbitrarily deny or reduce the amount, duration, or scope of a required service solely because of diagnosis, type of illness, or condition of the Enrollee.

4.                                       The CONTRACTOR may place appropriate limits on a service on the basis of criterion applied under the State plan, such as medical necessity, or for the purpose of utilization control, provided the services furnished can reasonably be expected to achieve their purpose.

5.                                       The subcontractors will follow generally accepted standards of medical care in diagnosing Enrollees who request services from the CONTRACTOR.

B.                                    Scope of Services

1.                                      Responsible for all Benefits in Attachment C (Covered Services)

Except as otherwise provided for cases of Emergency Services, the CONTRACTOR has the exclusive right and responsibility to arrange for all benefits listed in Attachment C. The CONTRACTOR is responsible for payment of Emergency Services 24 hours a day and 7 days a week whether the service was provided by a network or out-of-network provider and whether the service was provided in or out of the CONTRACTOR’s Service Area.

2.                                      Changes to Benefits

Amendments, revisions, or additions to the State Plan or to State or Federal regulations, guidelines, or policies and court or administrative orders will, insofar as they affect the scope or nature of  benefits available to Enrollees, be amendments to the Covered Services under Attachment C. The DEPARTMENT will notify the CONTRACTOR, in writing, of any such changes and their effective date.

C.                                     Clarification of Covered Services

1.                                      Emergency Services

a.                                      In General

(1)                                  The CONTRACTOR will provide coverage for Emergency Services without regard to prior authorizations or the emergency care provider’s contractual relationship with the CONTRACTOR. The CONTRACTOR will inform its Enrollees that access to Emergency Services is not restricted and that if an Enrollee experiences a medical emergency, he or she may obtain services from a non-plan physician or other qualified provider, without penalty. An Enrollee who has an Emergency Medical Condition may not be held liable for payment of subsequent screening and treatment needed to diagnose the specific condition or stabilize the patient.

(2)                                  The CONTRACTOR may not limit what constitutes an Emergency Medical Condition on the basis of lists of diagnoses or symptoms.

(3)                                  The CONTRACTOR will pay for services where the presenting symptoms are of sufficient severity that a person with average knowledge of health and medicine would reasonably expect the absence of immediate medical attention to result in placing the health of the individual (or, with respect to a pregnant woman, the health of a woman or her unborn child) in serious jeopardy; serious impairment to bodily functions; or serious dysfunction of any bodily organ or part.

(4)                                  The CONTRACTOR may not retroactively deny a claim for an emergency screening examination because the condition, which appeared to be an emergency medical condition under the prudent layperson standard, turned out to be non-emergency in nature.

b.                                       Determining Liability for Emergency Services

The CONTRACTOR may not deny payment for treatment obtained when an Enrollee had an Emergency Medical Condition, including cases in which the absence of immediate medical attention would not have had the outcomes specified in the definition of Emergency Medical Condition.

(1)                                  Presence of a clinical emergency

If the screening examination leads to a clinical determination by the examining physician that an actual emergency medical condition exists, the CONTRACTOR will pay for both the services involved in the screening examination and the services required to stabilize the Enrollee.

(2)                                  Emergency services continue until the Enrollee can be safely discharged or transferred.

The CONTRACTOR will pay for all Emergency Services that are Medically Necessary until the clinical emergency is stabilized. This includes all treatment that may be necessary to assure, within reasonable medical probability, that no material deterioration of the Enrollee’s condition is likely to result from, or occur during, discharge of the Enrollee or transfer of the Enrollee to another facility. If there is a disagreement between a hospital and the CONTRACTOR concerning whether the Enrollee is stable enough for discharge or transfer, or whether the medical benefits of an unstabilized transfer outweigh the risks, the judgement of the attending physician(s) actually caring for the Enrollee at the treating facility prevails and is binding on the CONTRACTOR. The CONTRACTOR may establish arrangements with hospitals whereby the CONTRACTOR may send one of its own physicians with appropriate ER privileges to assume the attending physician’s responsibilities to stabilize, treat, and transfer the Enrollee.

(3)                                  Absence of a clinical emergency

If the screening examination leads to a clinical determination by the examining physician that an actual emergency medical condition did not exist, then the determining factor for payment liability should be whether the Enrollee had acute symptoms of sufficient severity at the time of presentation. In these cases, the CONTRACTOR will review the presenting symptoms of the Enrollee and will pay for all services involved in the screening examination where the presenting symptoms (including severe pain) were of sufficient severity to have warranted emergency attention under the prudent layperson standard.

(4)                                  Referrals

When an Enrollee’s Primary Care Physician or other plan representative instructs the Enrollee to seek emergency care in or out of network, the CONTRACTOR is responsible for payment of the medical screening examination and for other Medically Necessary Emergency Services, without regard to whether the Enrollee meets the prudent layperson standard.

(5)                                  Notification

The CONTRACTOR may not refuse to cover Emergency Services because the emergency room provider, hospital, or fiscal agent did not notify the CONTRACTOR of the Enrollee’s screening and treatment within ten calendar days of presentation for Emergency Services.

c.                                       Post-Stabilization Services

The CONTRACTOR will comply with Medicare guidelines for post-stabilization of care as found in 42 CFR 422.113(c). Generally, Post-Stabilization Services begin when an Enrollee is admitted for an inpatient hospital stay after Emergency Services to evaluate or stabilize the Emergency Medical condition have been provided in the Emergency Room.

However, in situations where the hospital demonstrates the Enrollee received Emergency Services related to an Emergency Medical Condition during the inpatient admission, the CONTRACTOR will reimburse the hospital in accordance with regulations governing Emergency Services as outlined in item b., Emergency Services, above.

(1)                                  Pre-approved Post-Stabilization Services:  The CONTRACTOR is financially responsible for Post-stabilization Services obtained within or outside the CONTRACTOR’s plan that are pre-approved by a CONTRACTOR provider or representative.

(2)                                  Post-Stabilization Services - Not Pre-Approved – but CONTRACTOR is Responsible:  The CONTRACTOR is financially responsible for Post-stabilization Services obtained within or outside the CONTRACTOR organization that are not pre-approved by a CONTRACTOR provider or other CONTRACTOR representative, but are administered to maintain the Enrollee’s stabilized condition within one hour of a request to the CONTRACTOR for pre-approval of further post-stabilization care services.

The CONTRACTOR is financially responsible for Post-stabilization Services obtained within or outside the CONTRACTOR organization that are not pre-approved by a CONTRACTOR provider or other CONTRACTOR representative, but are administered to maintain, improve or resolve the Enrollee’s stabilized condition if:

(a)                                  the CONTRACTOR does not respond to a request for pre-approval within one hour (of the request);

(b)                                 the CONTRACTOR cannot be contacted;

(c)                                  the CONTRACTOR representative and the treating physician cannot reach an agreement concerning the Enrollee’s care and a CONTRACTOR physician is not available for consultation. In this situation, the CONTRACTOR will give the treating physician the opportunity to consult with a CONTRACTOR physician and the treating physician may continue with the care of the Enrollee until a CONTRACTOR physician is reached; or

one of the criteria outlined in 42 CFR 422.113(c)(3) is met:

(i)  a CONTRACTOR physician with privileges at the treating hospital assumes responsibility for the Enrollee’s care;

(ii) a CONTRACTOR physician assumes responsibility for the Enrollee’s care through transfer;

(iii) a CONTRACTOR representative and the treating physician reach an agreement concerning the Enrollee’s care; or

(iv) the Enrollee is discharged.

2.                                      Care Provided in Skilled Nursing Facilities

a.                                       In General:  Stays Lasting 30 Days or Less

The CONTRACTOR may provide long term care for Enrollees in skilled nursing facilities and then reimburse such facilities when the plan of care includes a prognosis of recovery and discharge within 30 days. It is the responsibility of a CONTRACTOR physician to make the determination if the patient will require the services of a nursing facility for fewer or greater than 30 days.

b.                                       Process for Stays Longer than 30 Days

When the prognosis of an Enrollee indicates that long term care greater than 30 days will be required, the following process will occur:

(1)                                  The CONTRACTOR will notify the Enrollee, hospital discharge planner, and nursing facility that the CONTRACTOR will not be responsible for the services provided for the Enrollee during the stay at the skilled nursing facility.

(2)                                  The CONTRACTOR will notify the DHCF, Bureau of Managed Health Care (BMHC) of this determination and the BMHC will change the status of the Enrollee to fee-for-service.

c.                                       Process for Stays Less than 30 Days

When the prognosis of skilled nursing facility services is anticipated to be less than 30 days, but during the 30-day period the CONTRACTOR determines that the Enrollee will require skilled nursing facility services for greater than 30 days, the following process will be in effect:

(1)                                  The CONTRACTOR will notify the nursing facility that a determination has been made that the Enrollee will require services for more than 30 days.

(2)                                  The CONTRACTOR will notify the DHCF, Bureau of Managed Health Care, of the determination that the Enrollee will require services in a nursing facility for more than 30 days.

(3)                                  The CONTRACTOR will be responsible for payment for three working days after the CONTRACTOR has notified the nursing facility that skilled nursing care will be required for more than 30 days.

3.                                      Hospice

a.                                       If an Enrollee is receiving hospice services at the time of enrollment in the Health Plan or if the Enrollee is already enrolled in the Health Plan and has less than six months to live, the Enrollee will be offered hospice services or the continuation of hospice services if he or she is already receiving such services prior to enrollment in the Health Plan.

b.                                      If the enrollee is admitted to a nursing facility, ICF/MR, or a freestanding hospice facility, the Health Plan is responsible to reimburse the hospice provider for both the hospice care and the room and board until the Enrollee is disenrolled from the Health Plan by the DEPARTMENT. At the point the Health Plan determines that the Enrollee will require care in the hospice facility for greater than 30 days, the Health Plan will notify the Enrollee, hospice agency, and hospice facility that the Health Plan will no longer be responsible for hospice services. The CONTRACTOR will also notify the DEPARTMENT’s Bureau of Managed Health Care (BMHC) of this determination. The BMHC will change the status of the Enrollee to fee-for-service.

c.                                       The CONTRACTOR is responsible for room and board expenses of a hospice Enrollee receiving Medicare hospice care while the Enrollee is a resident of a

Medicare-certified nursing facility, ICF/MR, or freestanding hospice facility until the Enrollee is disenrolled from the Health Plan by the BMHC.

4.                                      Inpatient Hospital Services for Scheduled Admissions

a.                                       If a CONTRACTOR’s provider admits an Enrollee for inpatient hospital care and has followed the CONTRACTOR’s requirements for the admission, the CONTRACTOR has the responsibility for all services needed by the Enrollee during the hospital stay that are ordered by the CONTRACTOR’s provider. Needed services include but are not limited to diagnostic tests, pharmacy, and physician services, including services provided by psychiatrists.

b.                                      If diagnostic tests conducted during the inpatient stay reveal that the Enrollee’s condition is outside the scope of the CONTRACTOR’s responsibility, the CONTRACTOR remains financially responsible for the Enrollee until the Enrollee is discharged or until responsibility is transferred to another appropriate entity and the entity agrees to take financial responsibility, including negotiating a payment for services.

c.                                       If the Enrollee is discharged and needs further services, the admitting CONTRACTOR will coordinate with the other appropriate entity to ensure continued care is provided. The CONTRACTOR and appropriate entity will work cooperatively in the best interest of the Enrollee. The appropriate entity includes, but is not limited to, a Prepaid Mental Health Plan.

5.                                      Children in Custody of the Department of Human Services

a.                                      In General

(1)                                  The CONTRACTOR will work with the Division of Child and Family Services (DCFS) or the Division of Youth Corrections (DYC) in the Department of Human Services (DHS) to ensure systems are in place to meet the health needs of children in custody of the Department of Human Services. The CONTRACTOR will ensure these children receive timely access to appointments through coordination with DCFS or DYC. The CONTRACTOR will have available providers who have experience and training in abuse and neglect issues.

(2)                                  The CONTRACTOR or its providers will make every reasonable effort to ensure that a child who is in custody of the Department of Human Services may continue to use the provider with whom the child has an established professional relationship when the provider is part of the CONTRACTOR’s network. The CONTRACTOR will facilitate timely appointments with the provider of record to ensure continuity of care for the child.

(3)                                  While it is the CONTRACTOR’s responsibility to ensure Enrollees who are children in the custody of DHS have access to needed services, DHS personnel are primarily responsible to assist children in custody in arranging for and getting to medical appointments and evaluations with the CONTRACTOR’s network of providers. DHS staff are primarily responsible for contacting the CONTRACTOR to coordinate care for children in custody and informing the CONTRACTOR of the special health care needs of these Enrollees. The Fostering Healthy Children staff may assist the DHS staff in performing these functions by communicating with the CONTRACTOR.

b.                                      Schedule of Visits

(1)                                  Where physical and/or sexual abuse is suspected

In cases where the child protection worker suspects physical and/or sexual abuse, the CONTRACTOR will ensure that the child has access to an appropriate examination within 24 hours of notification that the child was removed from the home. If the CONTRACTOR cannot provide an appropriate examination, the CONTRACTOR will ensure thechild has access to a provider who can provide an appropriate examination within the 24 hour period.

(2)                                  All other cases

In all other cases, the CONTRACTOR will ensure that the child has access to an initial health screening within five calendar days of notification that the child was removed from the home. The CONTRACTOR will ensure this exam identifies any health problems that might determine the selection of a suitable placement, or require immediate attention.

(3)                                  CHEC exams

In all cases, the CONTRACTOR will ensure that the child has access to a Child Health Evaluation and Care (CHEC) screening within 30 calendar days of notification that the child was removed from the home. Whenever possible, the CHEC screening should be completed within the five-day time frame. Additionally, the CONTRACTOR will ensure the child has access to a CHEC screening according to the CHEC periodicity schedule until age six, then annually thereafter.

6.                                      Organ Transplantations

a.                                      In General

All organ transplantation services are the responsibility of the CONTRACTOR for all Enrollees in accordance with the criteria set forth in Rule R414-10A of the Utah Administrative Code, unless amended under the provisions of Attachment B, Article IV (Benefits), Section C, Subsection 7 of this Contract. The DEPARTMENT’s criteria will be provided to the CONTRACTOR.

b.                                      Specific Organ Transplantations Covered

The following transplantations are covered for Enrollees under the Traditional Medicaid Plan as described in Rule R414-10A: kidney, liver, cornea, bone marrow, stem cell, heart, intestine, lung, pancreas, small bowel, combination heart/lung, combination intestine/liver, combination kidney/pancreas, combination liver/kidney, multi-visceral, and combination liver/small bowel. Transplantations for Enrollees under the Non-Traditional Medicaid Plan are limited to kidney, liver, cornea, bone marrow, stem cell, heart, and lung.

c.             Psychosocial Evaluation Required

(1)                                  Enrollees who have applied for organ transplantations, except cornea or kidney, will undergo a comprehensive psycho-social evaluation by a board-certified or board-eligible psychiatrist. The evaluation will include a comprehensive history regarding substance abuse and compliance with medical treatment. In addition, the parent(s) or guardian(s) of Enrollees who are less than 18 years of age will undergo a psycho-social evaluation that includes a comprehensive history regarding substance abuse, and past and present compliance with medical treatment.

(2)                                  If a request is made for a transplantation not listed above, the CONTRACTOR will contact the DEPARTMENT. Such requests will be addressed as set forth in R414-10A-23.

d.                                      Out-of-State Transplantations

When the CONTRACTOR arranges the transplantation to be performed out-of- state, the CONTRACTOR is responsible for coverage of food, lodging, transportation and airfare expenses for the Enrollee and attendant. The CONTRACTOR will follow, at a minimum, the DEPARTMENT’s criteria for coverage of food, lodging, transportation and airfare expenses.

7.                                      Mental Health Services

a.                                       When an Enrollee presents with a possible mental health condition to his or her CONTRACTOR primary care physician, it is the responsibility of the primary care provider to determine whether the Enrollee should be referred to a psychologist, pediatric specialist, psychiatrist, neurologist, or other specialist. Mental health conditions may be handled by the CONTRACTOR primary care provider or referred to the Enrollee’s Prepaid Mental Health Plan when more specialized services are required for the Enrollee. CONTRACTOR primary care providers may seek consultation from the Prepaid Mental Health Plan when the primary care provider chooses to manage the Enrollee’s symptoms.

b.                                      An independent panel comprised of specialists appropriate to the concern will be established by the DEPARTMENT with representatives from the CONTRACTOR and Prepaid Mental Health Plan to adjudicate disputes regarding which entity (the CONTRACTOR or Prepaid Mental Health Plan) is responsible for payment and/or treatment of a condition. The panel will be convened on a case-by-case basis. The CONTRACTOR and Prepaid Mental Health Plan will adhere to the final decision of the panel.

8.                                      Developmental and Organic Disorders

a.                                      Covered Services for Child Enrollees through Age 20

(1)                                  The CONTRACTOR is responsible for all inpatient and physician outpatient Covered Services for child Enrollees with developmental (ICD-9 codes 299.0 through 299.11, developmental disorders included within the range 299.8 through 299.91, and 317 through 319.9) and organic diagnoses (ICD-9 codes 290 through 290.99, 293 through 294.99, and and 310 through 310.9) including, but not limited to, diagnostic work-ups and other medical care such as medication management services related to the developmental or organic disorder.

(2)                                  The CONTRACTOR is responsible for all psychological services for child Enrollees with developmental or organic disorders and all other diagnoses not covered by a Prepaid Mental Health Plan.

b.                                      Covered Services for Adult Enrollees Age 21 and Older

The CONTRACTOR is responsible for all inpatient and physician outpatient Covered Services for adult Enrollees with developmental (ICD-9 codes 299.0 through 299.11, developmental disorders included within the range 299.8 through 299.91, and 317 through 319.9) and organic diagnoses (ICD-9 codes 290 through 290.99, 293 through 294.99 and 310 through 310.9) including diagnostic work-ups and other medical care such as medication management services related to the developmental or organic disorder.

c.                                       Non-covered Services

(1)                                  Psychological evaluations and testing including neuropsychological evaluations and testing for adult Enrollees is not the responsibility of the CONTRACTOR.

(2)                                  Habilitative and behavioral management services are not the responsibility of the CONTRACTOR. If habilitative services are required, the Enrollee should be referred to the Division of Services for People with Disabilities (DSPD), the school system, the Early Intervention Program, or similar support program or agency. The Enrollee should also be referred to DSPD for consideration of other benefits and programs that may be available through DSPD. Habilitative services are defined in Section 1915(c)(5)(a) of the Social Security Act as “services designed to assist individuals in acquiring, retaining and improving the self-help, socialization and adaptive skills necessary to reside successfully in home and community based settings.”

d.                                      Responsibility of the Prepaid Mental Health Plan

The Prepaid Mental Health Plan is responsible for the treatment of the mental illness to individuals with both an organic and a psychiatric diagnosis or with both a developmental and a psychiatric diagnosis.

9.             Out-of-State Accessory Services

When the CONTRACTOR arranges a Covered Service to be performed out-of-state, the CONTRACTOR is responsible for coverage of airfare, food and lodging for the Enrollee and one attendant during the stay at the out-of-state facility. Ground transportation costs only from the airport to the hotel or hospital and back to the airport, one time only are also the responsibility of the CONTRACTOR. The CONTRACTOR will follow, at a minimum, the DEPARTMENT’s criteria for coverage of food, lodging, transportation, and airfare expenses.

10.                               Non-Contractor Prior Authorizations

a.                                      Prior Authorizations - General

The CONTRACTOR will honor prior authorizations for organ transplantations and any other ongoing services initiated by the DEPARTMENT while the Enrollee was covered under Medicaid fee-for-service until the Enrollee is evaluated by the CONTRACTOR and a new plan of care is established.

b.                                      When the CONTRACTOR has not Authorized the Service and the Provider is not a Participating Provider

For services that require a prior authorization, the CONTRACTOR will pay the provider of the service at the Medicaid rate, if all of the following conditions are met:

(1)                                  the servicing provider is not a participating provider under contract with the CONTRACTOR; and

(2)                                  the DEPARTMENT issued a prior authorization for an Enrollee to the servicing provider; and

(3)                                  the provider filed an Appeal with the CONTRACTOR within the required time frame for filing an Appeal; and

(4)                                  the servicing provider has completed the CONTRACTOR’s appeals process without resolution of the claim, and has requested a hearing with the State Formal Hearings Unit requesting payment for the services rendered; and

(5)                                  in the hearing process it is determined that the service rendered was a Medically Necessary service covered under this Contract, and that the CONTRACTOR will be responsible for payment of the claim.

D.                                    Additional Services for Enrollees with Special Health Care Needs

1.                                      In General

The CONTRACTOR will make case management programs available to Enrollees identified with special health care needs. The CONTRACTOR will ensure there is access to all Medically Necessary Covered Services to meet the health needs of Enrollees with Special Health Care Needs. Individuals with special health care needs are those who have or are at increased risk for chronic physical, developmental, behavioral, or emotional conditions and who also require health and related services of a type or amount beyond that required by adults and children generally.

2.                                      Identification

The CONTRACTOR will identify Enrollees with Special Health Care Needs using a process at the initial contact made by the CONTRACTOR Representative to educate the client and will offer the client care coordination or case management services. Care coordination services are services to assist the client in obtaining Medically Necessary Covered Services from the CONTRACTOR or another entity if the medical service is not covered under the Contract.

3.                                      Choosing a Primary Care Provider

The CONTRACTOR will have a mechanism to inform caregivers and, when appropriate, Enrollees with Special Health Care Needs about primary care providers who have training in caring for such Enrollees so that an informed selection of a provider can be made. The CONTRACTOR will have primary care providers with skills and experience to meet the needs of Enrollees with Special Health Care Needs. For Enrollees determined to need a course of treatment or regular care monitoring, the CONTRACTOR will have a mechanism in place to allow Enrollees to directly access a specialist (for example, through standing referral or an approved number of visits) as appropriate for the Enrollee’s condition and identified needs. The CONTRACTOR will allow an appropriate specialist to be the primary care provider but only if the specialist has the skills to monitor the Enrollee’s preventive and primary care services.

4.                                      Referrals and Access to Specialty Providers

(1)                                  The CONTRACTOR will ensure there is access to appropriate specialty providers to provide Medically Necessary Covered Services for adults and children with special health care needs. If the CONTRACTOR does not employ or contract with a specialty provider to treat a special health care condition at the time the Enrollee needs such Covered Services, the CONTRACTOR will have a process to allow the Enrollee to receive Covered Services from a qualified specialist who may not be affiliated with the CONTRACTOR. The CONTRACTOR will reimburse the specialist for such care at no less than Medicaid’s rate for the service when the service is rendered. The process for requesting specialist’s care will be clearly described by the CONTRACTOR and explained to each Enrollee during the initial contact with the Enrollee.

(2)                                  If the CONTRACTOR restricts the number of referrals to specialists, the CONTRACTOR will not penalize those providers who make such referrals for Enrollees with special health care needs.

5.                                      Survey of Enrollees with Special Health Care Needs

At least every two years, the CONTRACTOR in conjunction with the DEPARTMENT will survey a sample of Enrollees with special health care needs using a national consumer assessment questionnaire to evaluate their perceptions of services they have received. The survey process, including the survey instrument, will be standardized and developed collaboratively between the DEPARTMENT and all contracting Health Plans. The DEPARTMENT will analyze the results of the surveys. The results and analysis of the surveys will be reviewed by the CONTRACTOR’s quality assurance committee for action.

6.                                      Collaboration with Other Programs

a.                                       The CONTRACTOR will implement procedures to share with other PIHPs and PAHPs, serving Enrollees with Special health Care Needs the results of its identification and assessment of each Enrollee’s needs to prevent duplication of those activities.

b.                                      If the Enrollee with Special Health Care Needs is enrolled in the Prepaid Mental Health Plan or is enrolled in any of the Medicaid home and community-based waiver programs and is receiving case management services through that program, or is covered by one of the other Medicaid targeted case management programs, the CONTRACTOR care coordinator will collaborate with the appropriate program person, i.e., the targeted case manager, etc., for that program once the program person has contacted the CONTRACTOR care coordinator. When necessary, the CONTRACTOR care coordinator will make an effort to contact the program person of those Enrollees who have medical needs that require such coordination.

c.                                       The CONTRACTOR will coordinate health care needs for Enrollees with Special Health Care Needs with the services of other agencies (e.g., mental and substance abuse, public health departments, transportation, home and community based care, developmental disabilities, Title V, local schools, IDA programs, and child welfare), and with families, caregivers, and advocates.

7.                                      Case Management and Coordination of Care Program

a.                                       The CONTRACTOR will have a basic system in place to assure continuity and coordination of overall health care for all Enrollees including a mechanism to ensure that each Enrollee has an ongoing source of primary care. The CONTRACTOR’s case management (CM) program will be designed around a collaborative process of assessment, planning, facilitation and advocacy using available resources to promote quality, timely, safe and cost effective outcomes. The CM program will have sufficient resources to meet the needs of the enrolled population and anticipated enrollment as needs change. The CONTRACTOR will use the information the DEPARTMENT provides on Enrollees with Special Health Care Needs to coordinate care and determine case management needs.

b.                                      case management program includes, but is not limited to:

(1)                                  Methods used to identify Enrollees with Special Health Care Needs and Enrollees needing case management or coordination on enrollment and ongoing methods for existing enrollees; e.g. a mechanism to perform health needs assessments upon enrollment for all Enrollees within the time frames required by the contract, to identify Enrollees with Special Health Care needs, to identify Enrollees needing case management services and to help facilitate care/services in accordance with treatment plans

(2)                                  Methodologies to determine the frequency and duration of CM services through application of established criteria.

(3)                                  Mechanism to refer to and coordinate with other state agencies and community resources as necessary (i.e., coordination of medical and mental health care, transportation, aging services, waiver programs, CSHCN clinics, DSPD, dental, WIC, etc.) when needed.

(4)                                  Assisting with and the monitoring of Enrollees follow up and specialty care (tracking of referrals) to ensure compliance with treatment plan and ensure that members receive recommended follow up and specialty care.

e.                                       Protocols to address Enrollees who are non-compliant.

f.                                         Linkages to the CONTRACTOR’s disease management programs.

g.                                      Methods for sharing the results of assessments of Enrollees with Special Health Care Needs in order to prevent duplication of those services and coordinate care. (Efforts to share information will be in accordance with privacy requirements in 45 CFR parts 160 and 164 subparts A and E, to the extent that they are applicable.)

8.                                      Specific Requirements for Children with Special Health Care Needs

a.                                      DEPARTMENT’s Identification

The DEPARTMENT will implement mechanisms to identify Children with Special Health Care Needs as defined in this Contract. These identification mechanisms are specified in the DEPARTMENT’s Quality Assessment Performance Improvement Plan. (See Attachment D.)

b.                                      Assessment

The CONTRACTOR will implement mechanisms to assess each Child with Special Health Care Needs that the DEPARTMENT has reported to the CONTRACTOR in order to identify any ongoing special conditions of the Enrollee that require a course of treatment or regular care monitoring. The assessment mechanisms will use appropriate health care professionals.

Article V - Delivery Network

A.                                   Availability of Services

1.                                      Appropriate Network

The CONTRACTOR will maintain and monitor a network of appropriate providers that is supported by written agreements and is sufficient to provide adequate access to all services covered under this Contract. In establishing and maintaining the network of providers, the CONTRACTOR will consider the following:

a.                                       the anticipated Medicaid enrollment;

b.                                      the expected utilization of services, taking into consideration the characteristics and health care needs of specific Medicaid populations represented in the CONTRACTOR’s Service Area;

c.                                       the numbers and types (in terms of training, experience, and specialization) of providers required to furnish the contracted Medicaid services; and

d.                                      the number of network providers who are not accepting new Medicaid patients;

e.                                       the geographic locations of providers and Enrollees, considering distance, travel time, the means of transportation ordinarily used by Enrollees, and whether the location provides physical access for Enrollees with disabilities.

2.                                      Direct Access

The CONTRACTOR will provide female Enrollees with direct access to a women’s health specialist within the network for covered care necessary to provide women’s routine and preventive health care services. (This is in addition to the Enrollee’s designated source of primary care if that source is not a women’s health specialist.)

3.                                       Second Opinion

The CONTRACTOR will provide for a second opinion from a qualified health care professional within the network, or arrange for the Enrollee to obtain one outside the network, at no cost to the Enrollee.

4.                                       Out of Network

If the network is unable to provide Necessary Covered Services under this Contract to a particular Enrollee, the CONTRACTOR will adequately and timely cover these services out of network for the Enrollee, for as long as the CONTRACTOR is unable to provide them. The CONTRACTOR will require out-of-network providers to coordinate with the CONTRACTOR with respect to payment and ensure that cost to the Enrollee is no greater than it would be if the services were furnished within the network.

5.                                       Timely Access

The CONTRACTOR will require that its network providers offer hours of operation that are no less than the hours of operation offered to commercial enrollees or comparable to Medicaid fee-for-service, if the provider serves only Medicaid enrollees. The CONTRACTOR will ensure that all Covered Serices are available 24 hours a day, 7 days a week, when medically necessary.

6.                                       Timely Access Monitoring

The CONTRACTOR will establish mechanisms to ensure compliance by its network providers and will monitor its providers regularly to determine compliance by providers. If there is failure to comply, the CONTRACTOR will take corrective action.

B.                                     Subcontracts and Assurances

1.                                      General Assurances

Any Covered Service may be subcontracted. The CONTRACTOR will ensure that all subcontracts are in writing and will include any general requirements of this Contract that are appropriate to the service or activity delegated under the subcontract including confidentiality requirements and will assure that all duties of the CONTRACTOR under this Contract are performed. The CONTRACTOR will monitor the subcontractor’s performance on an ongoing basis that will be subject to formal review according to a periodic schedule established by the DEPARTMENT, consistent with industry standards. If the CONTRACTOR identifies deficiencies or areas for improvement, the CONTRACTOR and the subcontractor will take corrective action. No subcontract terminates the legal responsibility of the CONTRACTOR to the DEPARTMENT to assure that all activities under this Contract are carried out. The CONTRACTOR will make all subcontracts available upon request.

2.                                       Written Agreement

The CONTRACTOR will oversee and be accountable for any functions and responsibilities that it delegates to any subcontractor. Before any delegation, the CONTRACTOR will evaluate the prospective subcontractor’s ability to perform the activities to be delegated. There will be a written agreement between the CONTRACTOR and subcontractor that:

a.                                       specifies the activities and report responsibilities delegated to the subcontractor;

b.                                      includes a provision for revoking delegation or imposing other sanctions if the subcontractor’s performance is inadequate;

c.                                       includes a provision that if the subcontractor becomes insolvent or bankrupt, Enrollees will not be liable for the debt of the subcontractor; and

d.                                      specifies that the subcontractor, acting within the lawful scope of his or her practice, will not be prohibited from advising or advocating on behalf of an Enrollee who is his or her patient for the following:

(1)                                  the Enrollee’s health status, medical care, or treatment options, including any alternative treatment that may be self-administered;

(2)                                  any information the Enrollee needs in order to decide among all relevant treatment options;

(3)                                  the risks, benefits, and consequences of treatment or non-treatment; and

(4)                                  the Enrollee’s right to participate in decisions regarding his or her health care, including the right to refuse treatment, and to express preferences about future treatment decisions.

3.                                       Practice Guidelines

a.                                       The CONTRACTOR and its subcontractors will adopt practice guidelines that meet the following requirements:

(1)                                  are based on valid and reliable clinical evidence or a consensus of health care professionals in the particular field;

(2)                                  consider the needs of the Enrollees in the CONTRACTOR’s health plan;

(3)                                  are adopted in consultation with contracting health care professionals; and

(4)                                  are reviewed and updated periodically as appropriate.

b.                                      The CONTRACTOR will disseminate the practice guidelines to all affected providers and, upon request, to Enrollees and Potential Enrollees.

c.                                       The CONTRACTOR will ensure that decisions for utilization management, Enrollee education, coverage of services, and other areas to which the guidelines apply are consistent with the practice guidelines.

4.                                       No Provisions to Reduce or Limit Medically Necessary Services

The CONTRACTOR will ensure that subcontractors abide by the requirements of Section 1128(b) of the Social Security Act prohibiting the CONTRACTOR and other such providers from making payments directly or indirectly to a physician or other provider as an inducement to reduce or limit Medically Necessary services provided to Enrollees.

5.                                       Domestic Violence

The CONTRACTOR will ensure that providers and staff are knowledgeable about methods to detect domestic violence, about mandatory reporting laws when domestic violence is suspected, and about resources in the community to which patients can be referred.

6.                                       Requirement of 60 Days Written Notice Prior to Termination of Contract

All subcontracts and agreements will include a provision stating that if either party (the subcontractor or CONTRACTOR) wishes to terminate the subcontract or agreement, whichever party initiates the termination will give the other party written notice of termination at least 60 calendar days prior to the effective termination date. The CONTRACTOR will notify the DEPARTMENT of the termination on the same day that the CONTRACTOR either initiates termination or receives the notice of termination from the subcontractor.

7.                                       Compliance with CONTRACTOR’s Quality Assurance Plan

All of the CONTRACTOR’s providers will be aware of the CONTRACTOR’s Quality Assurance Plan and activities. All subcontracts with the CONTRACTOR will include a requirement securing cooperation with the CONTRACTOR’s Quality Assurance Plan and activities and will allow the CONTRACTOR access to the subcontractor’s medical records of its Enrollees.

8.                                      Unique Identifier Required

All physicians who provide services under this Contract will have a unique identifier in accordance with the system established under section 1173(b) of the Social Security Act and in accordance with the Health Insurance Portability and Accountability Act.

9.                                       Payment of Provider Claims

a.                                       The CONTRACTOR will pay its providers on a timely basis consistent with the claims payment procedures described in section 1902(a)(37)(A) of the Social Security Act and the implementing Federal regulation at 42 CFR 447.45 and 447.46, unless the CONTRACTOR and its provider establish an alternative payment schedule. A claim means:  1) a bill for services, 2) a line item of services, or 3) all services for one Enrollee within a bill.

b.                                      “Clean claim” means a claim that can be processed without obtaining any additional information from the provider of the service or from a third party. It includes a claim with errors originating from the DEPARTMENT’s claims system. It does not include a claim from a provider who is under investigation for fraud or abuse, or a claim under review for medical necessity. The CONTRACTOR will pay 90 percent of all clean claims from practitioners, who are in individual or group practice or who practice in shared health facilities, within 90 days of receipt.

c.                                       The date receipt is the date the CONTRACTOR receives the claim, as indicated by its date stamp on the claim, and the date of payment is the date of the check or other form of payment.

C.                                     CONTRACTOR’s Selection of Providers

1.                                       Credentialing and Recredentialing of Providers

The CONTRACTOR will maintain written policies and procedures for selection and retention of providers. The CONTRACTOR will establish and follow a documented credentialing and recredentialing process for providers who have signed contracts or participation agreements to: (1) assure that clinical staff are appropriately credentialed, e.g. that the individual has a current license, is in good standing with licensing boards, etc., and (2) review records for any adverse actions or sanctioning of CONTRACTOR’s staff by other states or the federal government.

2.                                       No Discrimination

a.                                       The CONTRACTOR’s subcontractor selection policies and procedures cannot discriminate against particular providers who serve high-risk populations or specialize in conditions that require costly treatment.

b.                                      The CONTRACTOR will not discriminate against subcontracting providers with respect to participation, reimbursement, or indemnification as to any provider who is acting within the scope of that provider’s license or certification under applicable State law solely on the basis of the provider’s license or certification. This may not be construed to mean that the DEPARTMENT requires the CONTRACTOR to contract with providers beyond the number necessary to meet the needs of its Enrollees; nor does it preclude the CONTRACTOR from using different reimbursement amounts for different specialities or for different practitioners in the same speciality; nor does it preclude the CONTRACTOR from establishing measures that are designed to maintain quality of services and control costs and are consistent with its responsibilities to Enrollees.

c.                                       If the CONTRACTOR declines to include individual or groups of providers in its network, it will give the affected providers written notice of the reason for its decision.

3.                                       Ownership or Controlling Interest - Disclosure to the DEPARTMENT

The CONTRACTOR will notify the DEPARTMENT of any person or corporation that has five percent or more ownership or controlling interest in the entity.

4.                                       Excluded Entities and Providers

a.                                       The CONTRACTOR will not employ or subcontract with any individual who is under a current federal debarment, suspension, sanction or exclusion from participation in federal health care programs under either section 1128 or section 1128A of the Social Security Act (the Act), or who has had his or

her license suspended or revoked by any state.

b.                                      The CONTRACTOR may not knowingly have a relationship described in 4.c. with the following:

(1)                                  an individual who is debarred, suspended or otherwise excluded from participating in procurement activities under the Federal Acquisition Regulation or from participating in non-procurement activities under regulations issued under Executive Order No.12549 or under guidelines implementing Executive Order No.12549; or

(2)                                  an individual who is an affiliate, as defined in the Federal Acquisition Regulation, of a person described in 4.b(1).

c.                                       The CONTRACTOR will not knowingly have a relationship of the following types with individuals identified in 4.b. above:

(1)                                  a director, officer, or partner of the CONTRACTOR;

(2)                                  a person with beneficial ownership of five percent or more of the CONTRACTOR’s equity;

(3)                                  a person with an employment, consulting or other arrangement with the CONTRACTOR for the provision of items and services that are significant and material to the CONTRACTOR’s obligations under this Contract with the DEPARTMENT.

d.                                      Effect of Non-Compliance  –  If the DEPARTMENT finds that the CONTRACTOR is not in compliance with these requirements, the DEPARTMENT will notify the Secretary of the Department of Health and Human Services of the noncompliance.

(1)                                  The DEPARTMENT may continue the Contract with the CONTRACTOR unless the Secretary directs otherwise.

(2)                                  The DEPARTMENT may not renew or otherwise extend the duration of an existing Contract with the CONTRACTOR unless the Secretary provides to the DEPARTMENT and to Congress a written statement describing compelling reasons that exist for renewing or extending the Contract.

5.                                       Federally Qualified Health Centers (FQHCs)

If  the CONTRACTOR enters into a subcontract with a Federally Qualified Health Center (FQHC), the CONTRACTOR will reimburse the FQHC an amount not less than what the CONTRACTOR pays comparable providers that are not FQHCs.

Article VI - Authorization of Services and Notices of Action

F.                                      Service Authorization and Notice of Action

1.                                       Policies and Procedures for Service Authorizations

The CONTRACTOR will establish and follow written policies and procedure for processing requests for initial and continuing authorization of Covered Services.

a.                                       The CONTRACTOR will implement mechanisms to ensure consistent application of review criteria for service authorization decisions and consult with the requesting provider when appropriate.

b.                                      The CONTRACTOR will ensure that any decision to deny a service authorization request or to authorize a service in an amount, duration, or scope that is less than requested, be made by a health care professional who has appropriate clinical expertise in treating the Enrollee’s condition or disease.

c.                                       The CONTRACTOR will notify the requesting provider, and give the Enrollee written notice of any decision to deny a service authorization request, or to authorize a service in an amount, duration, or scope that is less than requested. The notice to the provider need not be in writing. (See Section III, Content of Notice of Action, below.)

2.                                      Process for the CONTRACTOR to Request Payment Authorization of Services

Since this is a Non-risk Contract, the total payments the DEPARTMENT reimburses the CONTRACTOR may not exceed the upper limit payments specified in 447.362 and may be reimbursed by the State at the end of the Contract period based on the CONTRACTOR’s incurred costs. The payment authorization process is to ensure services will be included in the CONTRACTOR’s incurred costs and in the upper payment limit when the DEPARTMENT determines whether payments it made to the CONTRACTOR are more or less than the upper payment limit.

This process also ensures the CONTRACTOR is appropriately applying practice guidelines, making utilization management decisions and is covering services for Enrollees requiring special consideration based on their special needs.

a.                                       The CONTRACTOR may submit a request for payment of services to the Bureau of Managed Health Care. The BMHC will review payment requests when:

(1)                                  Medicaid does not have criteria, criteria is not clearly defined, criteria does not address the unique medical condition, or a procedure is a newly approved FDA procedure. Examples are:

(a)                                  Medicaid does not have criteria and it is a unique condition – in order to save the life of a pregnant mother and acardiac twin, patient needs highly specialized procedure only performed at an out-of-state center of excellence; and

(b)                                 new FDA-approved technology – magnetoencephalography is used to diagnose and assist neurosurgeons when performing corrective brain surgery for refractory epilepsy and gliomas.

(2)                                  the service is beyond the limits of the covered benefit, but is medically necessary and is in lieu of more costly services. Examples are:

(a)                                  in order to prevent hospitalization, additional home health or physical therapy services are necessary;

(b)                                 in order to prevent infections leading to a hospitalization, patient’s condition requires more tracheostomy supplies than what Medicaid typically covers;

(c)                                  patient requires more insulin pump reservoirs than Medicaid typically covers based on the type and amount of insulin patient uses.

b.                                      The CONTRACTOR submits the necessary information to a BMHC nurse for review.  The CONTRACTOR must include the following information in a written request outlining:

(1)                                  the services the CONTRACTOR is asking the BMHC to review;

(2)                                  the Enrollee’s name and Medicaid ID number;

(3)                                  Medicaid’s fee-for-service policy governing the service;

(4)                                  information documenting medical necessity;

(5)                                  a copy of the practice guideline or medical pathway the CONTRACTOR used to review the case;

(6)                                  a cost/benefit analysis with an outline of any alternative solutions and associated costs;

(7)                                  the short term and long term plan for the service and Enrollee;

(8)                                  verification that the CONTRACTOR’s medical director has reviewed the case (including his/her recommendations); and

(9)                                  any additional pertinent documentation the CONTRACTOR feels is necessary for the BMHC’s review.

c.                                       Once the BMHC has all necessary information, a BMHC nurse reviews the request for approval or denial of payment. The BMHC nurse may consult with medical and non-medical DEPARTMENT staff to verify the appropriate interpretation of Medicaid coverage. The BMHC nurse makes a recommendation to a physician consultant who then reviews the request for approval or denial based on medical necessity. Appropriate DEPARTMENT staff reviews high cost requests before they are authorized for payment. Once the DEPARTMENT has determined whether the request is authorized for payment, the BMHC nurse notifies the CONTRACTOR of the decision. The BMHC and CONTRACTOR track all requests.

3.                                      Time Frames for Service Authorization Decisions

The CONTRACTOR will adhere to the following time frames for making service authorization decisions and mailing Notices of Action to Enrollees and providers:

a.                                       Standard Service Authorization Approvals

(1)                                  The CONTRACTOR will make a decision and provide notice to the Enrollee and provider as expeditiously as the Enrollee’s health condition requires, but no later than 14 calendar days from receipt of the request for Service Authorization.

(2)                                  Extensions— The CONTRACTOR may extend the time frame for making the decision by up to 14 additional calendar days if:

(a)                                  the Enrollee or the provider requests extension; or

(b)                                 the CONTRACTOR justifies (to the DEPARTMENT upon request) a need for additional information and how the extension is in the Enrollee’s interest.

b.                                      Standard Service Authorization Decisions to Deny or Authorize Less Than Requested and Notice of Action

(1)                                  If the CONTRACTOR denies a Service Authorization request, or  authorizes a requested service in an amount, duration or scope that is less than requested, the CONTRACTOR will make the decision and give a Notice of Action to the Enrollee as expeditiously as the Enrollee’s health condition requires, but no later than 14 calendar days from receipt of the request for Service Authorization.

2)                                      The CONTRACTOR will also notify the requesting provider, although the notice need not be in writing.

(3)                                  Extensions— The CONTRACTOR may extend the time frame for making the decision by up to 14 additional calendar days if:

(a)                                  the Enrollee or the provider requests extension; or

(b)                                 the CONTRACTOR justifies (to the DEPARTMENT upon request) a need for additional information and how the extension is in the Enrollee’s interest.

c.                                       Extension of Time Frames for Standard Service Authorization Decisions

If the CONTRACTOR extends the time frame for making standard Service Authorization decisions in accordance with Section A.2 a. and A.2.b. above, the CONTRACTOR will:

(1)                                  give the Enrollee written notice of the reason for the decision to extend the time frame;

(2)                                  inform the Enrollee of his or her right to file a Grievance, and how to do so, if the Enrollee disagrees with that decision (See Article VII, Grievance System, Section I., Grievances); and

(3)                                  issue and carry out the determination as expeditiously as the Enrollee’s health condition requires and no later than the date the extension expires.

d.                                      Expedited Service Authorization Decisions

(1)                                  For cases in which a provider indicates, or the CONTRACTOR determines (on a request from an Enrollee), that following the standard time frame above could seriously jeopardize the Enrollee’s life or health or ability to attain, maintain, or regain maximum function, the CONTRACTOR will make an expedited authorization decision and provide notice as expeditiously as the Enrollee’s health condition requires, but no later than three working days after receipt of the request for Service Authorization.

2)                                      The CONTRACTOR will follow notification requirements outlined in  2. a. and 2.b. above.

(3)                                  Extensions– The CONTRACTOR may extend the three working-day time period by up to 14 calendar days if:

(a)                                  the Enrollee requests an extension; or

(b)                                 the CONTRACTOR justifies (to the DEPARTMENT upon request) a need for additional information and how the extension is in the Enrollee’s interest.

e.                                       Service Authorization Decisions Not Reached Within Required Time Frames

For Service Authorization decisions not reached within the time frames specified in paragraphs 2.a, 2.b. and 2.d above, which constitutes a denial and is thus an adverse Action, the CONTRACTOR will give a Notice of Action on the date that the time frame expires.

f.                                         Decisions to Terminate, Suspend or Reduce Previously Authorized Medicaid-Covered Services

If the CONTRACTOR terminates, suspends or reduces previously authorized Medicaid-covered services, and the Enrollee informs the CONTRACTOR that he or she disagrees with the change in his or her treatment plan, this constitutes an Action. The CONTRACTOR will notify the requesting provider and mail a Notice of Action to the Enrollee as expeditiously as the Enrollee’s health condition requires and within the following time frames:

(1)                                  at least 10 days before the date of the Action; or

(2)                                  5 days before the date of the Action if the CONTRACTOR has facts indicating that Action should be taken because of probable fraud by theEnrollee, and the facts have been verified, if possible, through secondary sources; or

(3)                                  by the date of the Action if:

(a)                                  the CONTRACTOR has factual information confirming the death of the Enrollee;

(b)                                 the CONTRACTOR receives a clear written statement signed by the Enrollee that:

(i)                                     he no longer wishes services; or

(ii)                                  he gives information that requires termination or reduction of services and indicates that he understands that this will be the result of supplying that information;

(c)                                  the Enrollee has been admitted to an institution where he is ineligible for further services;

(d)                                 the Enrollee’s whereabouts are unknown and the post office returns mail directed to him indicating no forwarding address. In this case any discontinued services will be reinstated if his whereabouts become known during the time is eligible for services;

(e)                                  the Enrollee has been accepted for Medicaid services by another local jurisdiction; or

(f)                                    the Enrollee’s physician prescribes the change in the level of medical care.

B.                                     Other Actions Requiring Notice of Action

1.                                      Action to Deny Payment in Whole or Part for a Service

a.                                       The CONTRACTOR will notify the requesting provider of decisions to deny payment in whole or in part.

b.                                      The CONTRACTOR will also mail the Enrollee a written Notice of Action at the time of the Action affecting a claim, if the denial reason is that (1) the service was not authorized by the CONTRACTOR, as the Enrollee could be liable for payment if the Enrollee gave advance written consent to the provider that he or she would pay for the specific service; (2) the Enrollee requested continued benefits (services ) during an Appeal or State fair hearing and the appeal or State fair hearing decision was adverse to the Enrollee, or (3) the Enrollee was not eligible for Medicaid when the service was provided.

A Notice of Action to the Enrollee is not necessary under the following circumstances:

(1)                                  the provider billed the CONTRACTOR in error for a non-authorized service; or

(2)                                  the claim included a technical error (incorrect data including procedure code, diagnosis code,  Enrollee name or Medicaid identification number, date of service, etc.); or

(3)                                  the Enrollee became eligible after the first of the month, but received a service during that month before becoming Medicaid eligible.

2.                                      Action Due to Failure to Provide Covered Services in a Timely Manner

Failure of the CONTRACTOR’s subcontractors to provide services in a timely manner constitutes an Action. The CONTRACTOR will provide a Notice of Action to the Enrollee at the time either the Enrollee or provider informs the CONTRACTOR that the provider failed to meet the performance benchmarks for appointment waiting times as defined in Article IX - Contractor Assurances, Section E - Access,  Subsection 4.e. - Waiting Time Benchmarks.

3.                                      Action Due to Failure to Resolve Appeals and Grievances Within Required Time Frames

a.                                       Failure of the CONTRACTOR to act within the time frames provided for resolving and giving resolution notice for Appeals or Grievances constitutes an Action. The CONTRACTOR will provide a Notice of Action to the Enrollee at the time the CONTRACTOR determines the time frame for resolving the Appeal or the Grievance will not be met. (See Article VII, Grievance Systems.)

b.                                      If the CONTRACTOR does not resolve an Appeal within the required time frame, the Enrollee has already gone through the CONTRACTOR’s appeal process. Therefore, by declaring the CONTRACTOR’s failure to provide resolution of the Appeal within the required time frame an Action, the Enrollee may now file a request for a State fair hearing as the Enrollee has already exhausted the CONTRACTOR’s internal appeals process. The Enrollee need not go through the CONTRACTOR’s internal appeals process again.

c.                                       For Notice of Action due to failure to resolve an Appeal within the required time frame, the CONTRACTOR will include in the Notice of Action the information specified in Article VII, Grievance System, Section C., #5, Format and Content of Notice of Appeal Resolution, regarding procedures and time frames for filing a request for a State fair hearing (rather than information on filing an Appeal). The CONTRACTOR will also attach to the Notice of Action a copy of the “Request for a Hearing/Agency Action” form that the Enrollee will submit to request a State fair hearing.

C.                                    Content of Notice of Action

1.                                       The CONTRACTOR’s Notice of Action to the Enrollee will be in writing and meet the language and format requirements outlined in Article III (Marketing ...), Section D (Member Services), Subsection 1 (Enrollee Information Requirements), to ensure ease of understanding. The notice to the provider need not be in writing.

2.                                       The written Notice of Action will explain the following:

a.                                       the Action the CONTRACTOR has taken or intends to take;

b.                                      the reason for the Action;

c.                                       the date the Action will become effective when the Action is to terminate, suspend, or reduce a previously authorized Covered Service (see Section A.2. f., of this Article);

d.                                      the Enrollee’s or the provider’s right to file an Appeal of the Action with the CONTRACTOR and that providers may file an Appeal for the Enrollee only with the Enrollee’s written consent (see Article VII, Grievance System, Section C. Standard Appeals Process, #1, Authority to File, item b.);

e.                                       the procedures for filing an Appeal (See Article VII, Grievance System, Section C. Standard Appeals Process, and Section D., Process for Expedited Resolution of Appeals);

f.                                         the circumstances under which expedited resolution of the Appeal is available and how to request an expedited Appeal resolution (see Article VII, Grievance System, Section D., Process for Expedited Resolution of Appeals);

g.                                      the Enrollee’s right to have benefits continue pending resolution of the Appeal of an Action to terminate, suspend or reduce a previously authorized course of treatment that was ordered by an authorized provider;

h.                                      how to request that benefits be continued, and the circumstances under which the Enrollee may be required to pay the cost of these services if the

Appeal decision is adverse to the Enrollee, to the extent that they were furnished solely because of this Contract requirement which is based on federal regulation in 42 CFR 438.420; and (438.404(b)(7), and 438.420(d).

i.                                          the time frames for filing an Appeal:

(1)                                  If the Enrollee is not requesting continuation of benefits pending resolution of an Appeal of an Action to terminate, suspend or reduce a previously authorized course of treatment that was ordered by an authorized provider, and the original period covered by the original authorization has not expired, the Enrollee, or the provider with the Enrollee’s written consent, will file the Appeal within 30 days from the date on the CONTRACTOR’s Notice of Action; or

2)                                      If the Enrollee is requesting continuation of benefits pending resolution of an Appeal of an Action to terminate, suspend or reduce a previously authorized course of treatment that was ordered by an authorized provider, and the original period covered by the original authorization has not expired, the Enrollee or provider will file the Appeal on or before the later of the following:

(a)                                  within 10 days of the CONTRACTOR mailing the notice of Action; or

(b)                                 by the intended effective date of the CONTRACTOR’s proposed Action.

Also see Article VII, Grievance Systems, Section C., Standard Appeals Process, #2., Timing, and #3, Procedures, item b., and Section E., Continuation of Benefits During the Appeal or State Fair Hearing Process.

D.                                    Attachment to Notice of Action - Written Appeal Request Form

1.                                      General Requirements

The CONTRACTOR will develop and include as an attachment to the Notice of Action an Appeal Request form that Enrollees may use as the written Appeal request for standard Appeals. This form may also be used for expedited Appeal requests if the Enrollee chooses to submit a written request for an expedited Appeal resolution, even though an oral request is all that is required. (See Article VI, Section D., 2.)

The CONTRACTOR will not include this attachment if the Notice of Action is due to the circumstances in Section B. 3. above. For the Action specified in Section B.3. above, the CONTRACTOR will provide a Notice of Action that informs Enrollees of their State fair hearing rights and how to request a State fair hearing.

2.                                       Specific Content of Written Appeal Request Form

The form will:

a.                                       provide a prompt (through use of check boxes or other means) for Enrollees to:

(1)                                  request expedited Appeal resolution if they choose to submit a written request for an expedited Appeal resolution; and

(2)                                  request  continuation of benefits, if applicable;

b.                                      provide a statement that if continuation of benefits is requested when a previously authorized service is terminated, suspended or reduced, that the Enrollee agrees that the CONTRACTOR may recover from the Enrollee the cost of the services furnished while the Appeal is pending if the Appeal decision is adverse to the Enrollee, to the extent that the services were furnished solely because of the requirements of this Contract that are based on federal regulation in 42 CFR 438.420;

c.                                       summarize assistance the Enrollee may request to complete the Appeal Request form and how to request the assistance (see Article VII, Grievance System, Section C., Standard Appeals Process, #3 Procedures, item e.); and

d.                                      include a reminder that if the Enrollee is not requesting an expedited Appeal resolution and the Enrollee files an Appeal orally, that the oral Appeal will be followed by a  written Appeal request within five working days from the date of the oral filing. (See Article VII, Grievance System, Section C., Standard Appeals Process, #3., Procedures, item b.)

E.                                    Compensation for Utilization Management Activities

The CONTRACTOR will ensure compensation to individuals or entities that conduct utilization management activities is not structured so as to provide incentives for the individual or entity to deny, limit, or discontinue Medically Necessary Services to any Enrollee.

F.                                    Medical Necessity Denials

When the CONTRACTOR determines that a service will not be covered due to the lack of medical necessity, the CONTRACTOR will send all documentation supporting their decision to the DEPARTMENT for its review before the CONTRACTOR’s determination is deemed final, when the following conditions are met:

4.                                       there are no established national standards for determining medical necessity, and

2.                                       the DEPARTMENT does not have medical necessity criteria for the service.

The DEPARTMENT will review the documentation and determine what the DEPARTMENT’s decision would be regarding coverage for the service. The DEPARTMENT and the CONTRACTOR will work collaboratively in making a final decision on whether the service is to be covered by the CONTRACTOR.

Article VII - Grievance Systems

C.                                     Overall Grievance System

The CONTRACTOR will have a Grievance System for Enrollees that includes (1) a grievance process whereby an Enrollee, or provider acting on behalf of an Enrollee, may communicate a Grievance, (2) an appeals process whereby an Enrollee, or provider acting on behalf of the Enrollee with the Enrollee’s written consent, may file an Appeal of an Action (see Article I, Definitions, definition of Action), and (3) procedures for an Enrollee, or a provider acting on behalf of an Enrollee, to access the State’s fair hearing system.

D.                                    Special Requirements for Appeals

The CONTRACTOR’s process for appeals will:

1.                                       provide that oral inquiries seeking to appeal an Action are treated as an Appeal, to establish the earliest possible filing date for the Appeal;

2.                                       ensure that the Enrollee or provider understands that the oral Appeal will be confirmed in writing, no later than five working days from the date of the oral filing, unless the Enrollee or the provider requests an expedited resolution to the Appeal. These requests do not require a follow-up written request. (see Section C. regarding expedited resolution of Appeals, and Section C., item #3.b., below.);

3.                                       provide the Enrollee reasonable opportunity to present evidence, and allegations of fact or law, in person as well as in writing. The CONTRACTOR will inform the Enrollee of the limited time available for this in the case of an expedited Appeal resolution; and

4.                                       provide the Enrollee and his or her authorized representative opportunity, before and during the appeals process, to examine the Enrollee’s case file, including medical records, and any other documents and records considered during the appeals process:

a.                                       include as parties to the Appeal the Enrollee and his or her representative, or

b.                                      the legal representative of a deceased Enrollee’s estate.

C.                                    Standard Appeals Process

1.                                      Authority to File

a.                                       An Enrollee or his or her legally authorized representative may file an Appeal; or

b.                                      A provider, acting on behalf of the Enrollee and with the Enrollee’s written consent, may file an Appeal.

2.                                      Timing

c.                                       The Enrollee or provider may file an Appeal of a Notice of Action within 30 calendar days from the date on the CONTRACTOR’s Notice of Action (See Article VI, Authorization of Services and Notices of Action.); or

b.                                      If the Action being appealed is to terminate, suspend or reduce a previously authorized course of treatment, the services were ordered by an authorized provider and the original period covered by the original authorization has not expired, and the Enrollee want benefits to continue during the Appeal process, then the Enrollee will file the Appeal on or before the later of the following:

(1)                                  within 10 days of the Notice of Action; or

(2)                                  the intended effective date of the CONTRACTOR’s proposed Action.

(See Section E. of this Article, Continuation of Benefits During the Appeal or State Fair Hearing Process.)

3.                                      Procedures

a.                                       The Enrollee or the provider may file an Appeal either orally or in writing.

b.                                      Unless the Enrollee or provider requests an expedited resolution of the Appeal (which does not require a written follow-up request), the oral Appeal will be followed with a written, signed Appeal. The written, signed Appeal will be received within five working days from the date of the oral Appeal. (See Section D regarding expedited Appeal resolutions.)

c.                                       A provider may file the written, signed Appeal on behalf of the Enrollee and will include the Enrollee’s signed written consent.

d.                                      If an Enrollee or provider requests an Appeal orally, the CONTRACTOR will inform or remind the Enrollee or provider of the following:

(1)                                  that the oral filing of an Appeal will be followed with a written, signed appeal within five working days from the date of the oral Appeal;

(2)                                  if applicable, that the provider can file an Appeal only with the Enrollee’s attached written consent;

(3)                                  of the standardized form that can be used to submit the Appeal in writing;

(4)                                  that if the Enrollee wants continuation of benefits when the Action is to terminate, suspend or reduce a previously authorized course of treatment, that this will be requested; and

(5)                                  to whom or where to send the written, signed Appeal.

e.                                       The CONTRACTOR will give Enrollees any reasonable assistance in completing required forms for submitting a written Appeal or taking other procedural steps. Reasonable assistance includes, but is not limited to, providing interpreter services and toll-free numbers that have adequate TTY/TTD and interpreter capability.

f.                                         The CONTRACTOR will acknowledge receipt of the Appeal either orally or in writing and explain to the Enrollee the process that will be followed to resolve the Appeal.

g.                                      As per Section B. 3. of this Article, provide the Enrollee reasonable opportunity to present evidence, and allegations of fact or law, in person as well as in writing. The CONTRACTOR will inform the Enrollee of the limited time available for this in the case of an expedited Appeal resolution.

h.                                      As per Section B.4. of this Article, provide the Enrollee and his or her authorized representative opportunity, before and during the appeals process, to examine the Enrollee’s case file, including medical records, and any other documents and records considered during the appeals process:

(1)                                  include as parties to the Appeal the Enrollee and his or her representative, or

(2)                                  the legal representative of a deceased Enrollee’s estate.

i.                                          The CONTRACTOR will ensure that the individuals who make the decision on an Appeal are individuals who (1) were not involved in any previous level of review or decision-making and (2) who, if deciding any of the following, are health care professionals who have the appropriate clinical expertise, as determined by the DEPARTMENT, in treating the Enrollee’s condition or disease:

(1)                                  an Appeal of a denial that is based on lack of medical necessity; or

(2)                                  an Appeal that involves clinical issues.

4.                                      Time Frames for Appeal Resolution and Notification

a.                                       The CONTRACTOR will resolve each Appeal, and provide notice of resolution to affected parties as expeditiously as the Enrollee’s health condition requires, but no later than  30 calendar days from the day the CONTRACTOR receives the Appeal whether orally or in writing.

b.                                      Extension of Time Frame – The CONTRACTOR may extend the time frame for resolving the Appeal and providing notice by up to 14 calendar days if:

(1)                                  the Enrollee requests the extension; or

(2)                                  the CONTRACTOR shows that there is need for additional

information and how the delay is in the Enrollee’s interest (upon DEPARTMENT request).

c.                                       If the CONTRACTOR extends the time frame, and the extension was not requested by the Enrollee, the CONTRACTOR will give the Enrollee written notice of the reason for the delay.

5.                                      Format and Content of Notice of Appeal Resolution

The CONTRACTOR will provide a written Notice of Appeal Resolution to the affected parties. The written Notice of Appeal Resolution will include the following:

a.                                       the results of the Appeal resolution process and the date it was completed; and

b.                                      for Appeals not resolved wholly in favor of the Enrollee, the CONTRACTOR will include the following in the written Notice of Appeal Resolution:

(1)                                  the right to request a State fair hearing and how to do so;

(2)                                  the right to request continuation of benefits if the Appeal decision is to terminate, suspend or reduce a previously authorized course of treatment that was ordered by an authorized provider and the original period covered by the original authorization has not expired;

(3)                                  how to request continuation of benefits;

(4)                                  a statement that the Enrollee may be liable for the cost of services provided if the State fair hearing decision upholds the CONTRACTOR’s Action;

(5)                                  the time frame for requesting a State fair hearing when continuation of benefits is not requested and when continuation of benefits is requested (see Section F, Duration of Continued or Reinstated Benefits, #2, and Section H, State Fair Hearings, #1 and #2, of this Article); and

(6)                                  a copy of either: (a) the “Request for a Standard Sate Fair Hearing/Agency Action” form or (b) the “Request for an Expedited State Fair Hearing/Agency Action form that the Enrollee must complete and submit to the DHCF to request a State fair hearing, and continuation of benefits, if applicable. The CONTRACTOR will include a copy of the “Request for an Expedited State Fair Hearing/Agency Action” form if the Enrollee had an expedited Appeal.

(See Section E., Continuation of Benefits During the Appeal or State Fair Hearing Process, Section F., Duration of Continued or Reinstated Benefits, and Section H., State Fair Hearings, of this Article, for additional information on all of the above.)

D.                                    Process for Expedited Resolution of Appeals

1.                                      General Requirements

The CONTRACTOR will establish and maintain an expedited review process for Appeals, when the CONTRACTOR determines (from a request from the Enrollee) or a provider indicates (in making the Appeal request on the Enrollee’s behalf or supporting the Enrollee’s request) that the time for a standard resolution could seriously jeopardize the Enrollee’s life or health or ability to attain, maintain, or regain maximum function.

2.                                      Authority to File

The Enrollee, or a provider with the Enrollee’s written consent, may file an expedited Appeal request either orally or in writing.

3.                                       Timing

a.                                       The Enrollee or provider may file an Appeal of a Notice of Action within 30 days from the date on the CONTRACTOR’s Notice of Action (See Article VI,  Authorization of Services and Notices of Action.)

b.                                      If the Action being appealed is to terminate, suspend or reduce a previously authorized course of treatment, the services were ordered by an authorized provider and the original period covered by the original authorization has not expired, and the Enrollee want benefits to continue during the Appeal process, then the Enrollee will file the Appeal on or before the later of the following:

(1)                                  within 10 days of the Notice of Action; or

(2)                                  the intended effective date of the CONTRACTOR’s proposed Action.

(See Section E. of this Article, Continuation of Benefits During the Appeal or State Fair Hearing Process.)

4.                                      Procedures

a.                                       When an Enrollee or provider requests an expedited resolution of an Appeal, the CONTRACTOR will inform the Enrollee or provider of the limited timeavailable for the Enrollee to present evidence and allegations of fact or law, in person and in writing.

b.                                      The CONTRACTOR will ensure that punitive action is not taken against a provider who either requests an expedited resolution to an Appeal or supports an Enrollee’s Appeal.

c.                                       The CONTRACTOR will give Enrollees any reasonable assistance in taking procedural steps. Reasonable assistance includes, but is not limited to, providing interpreter services and toll-free numbers that have adequate TTY/TTD and interpreter capability.

d.                                      The CONTRACTOR will acknowledge receipt of the request for expedited Appeal resolution either orally or in writing and explain to the Enrollee the process that will be followed to resolve the Appeal;

e.                                       The CONTRACTOR will ensure that the individuals who make the decision on an Appeal are individuals who (1) were not involved in any previous level of review or decision-making and (2) who, if deciding any of the following, are health care professionals who have the appropriate clinical expertise, as determined by the DEPARTMENT, in treating the Enrollee’s condition or disease:

(1)                                  an Appeal of a denial that is based on lack of medical necessity; or

(2)                                  an Appeal that involves clinical issues;

f.                                         Denial of a Request for Expedited Appeal Resolution– If the CONTRACTOR denies a request for an expedited resolution of an Appeal, the CONTRACTOR will:

(1)                                  transfer the Appeal to the standard time frame of no longer than 30 calendar days from the day the CONTRACTOR receives the Appeal, with a possible 14-calendar day extension for resolving the Appeal and providing Notice of Appeal Resolution to affected parties;

(2)                                  make reasonable effort to give the Enrollee prompt oral notice of the denial; and

(3)                                  mail written notice within two calendar days explaining the denial, specifying the standard time frame that will be followed, and informing the affected parties that the Enrollee may file a Grievance regarding this denial of expedited resolution of the Appeal.

5.                                      Time Frame for Expedited Appeal Resolution and Notification

a.                                       The CONTRACTOR will resolve each expedited Appeal and provide notice to affected parties, as expeditiously as the Enrollee’s health condition requires, but no later than  three working days after the CONTRACTOR receives the expedited Appeal request.

b.                                      Extension of Time Frame– The CONTRACTOR may extend the time frame for resolving the Appeal and providing notice by up to 14 calendar days if:

(1)                                  the Enrollee requests the extension; or

(2)                                  the CONTRACTOR shows that there is need for additional information and how the delay is in the Enrollee’s interest (upon DEPARTMENT request).

(3)                                  If the CONTRACTOR extends the time frame, and the extension was not requested by the Enrollee, the CONTRACTOR will give the Enrollee written notice of the reason for the delay.

6.                                      Format and Content of Expedited Appeal Resolution Notice

a.                                       The CONTRACTOR will make reasonable effort to provide oral notice of the expedited resolution in addition to providing a written Notice of Appeal Resolution.

b.                                      The CONTRACTOR will provide a written Notice of Appeal Resolution that meets the same format and content requirements outlined in Section C.,

Standard Appeals Resolution, #5., Format and Content of Notice of Appeal Resolution.

E.                                    Continuation of Benefits During Appeal or State Fair Hearing Processes

The CONTRACTOR will continue the Enrollee’s benefits during the Appeal process if:

1.                                       the Action being appealed is to terminate, suspend or reduce a previously authorized course of treatment;

2.                                       the services were ordered by an authorized provider;

3.                                       the original period covered by the original authorization has not expired;

4.                                       the Enrollee files the Appeal timely, which means filing the Appeal on or before the later of the following:

a.                                       within 10 days of the Notice of Action; or

b.                                      the intended effective date of the CONTRACTOR’s proposed Action; and

5.                                       the Enrollee requests extension of benefits in the Appeal.

F.                                    Duration of Continued or Reinstated Benefits

If the CONTRACTOR continues or reinstates the Enrollee’s benefits, the CONTRACTOR will continue benefits until one of the following occurs:

5.                                       the Enrollee withdraws the Appeal;

2.                                       10 days pass after the CONTRACTOR mails the written Notice of Appeal Resolution and within that 10-day time period, the Enrollee does not request a State fair hearing with continuation of benefits until a State fair hearing decision is reached;

3.                                       a State fair hearing officer issues a hearing decision adverse to the Enrollee; or

4.                                       the time period or service limits of a previously authorized service has been met.

G.                                    Reversed Appeal Resolutions

1.                                      Services Not Furnished While the Appeal is Pending

If the CONTRACTOR or State fair hearing officer reverses an Action to deny, limit, or delay services that were not furnished while the Appeal was pending, the CONTRACTOR will authorize or provide the disputed services promptly, and as expeditiously as the Enrollee’s health condition requires.

2.                                      Services Furnished While the Appeal is Pending

If the CONTRACTOR or the State fair hearing officer reverses a decision to deny authorization of services and the Enrollee received the disputed services while the Appeal was pending, the CONTRACTOR will pay for those services in accordance with State policy and regulations.

H.                                    State Fair Hearings

When the Enrollee or provider has exhausted the CONTRACTOR’s Appeal decision and a final decision has been made, the CONTRACTOR will provide written notification to the party who initiated the Appeal of the outcome and explain in clear terms a detailed  reason for the denial.

The CONTRACTOR will provide notification to Enrollees and providers that the final decision of the CONTRACTOR may be appealed to the DEPARTMENT and will give to the Enrollee and provider the DEPARTMENT’s form to request a State fair hearing. The Health Plan will inform the Enrollee and provider the time frame for requesting a State fair hearing.

1.                                       The DEPARTMENT will permit Enrollees and providers, acting as an Enrollee’s authorized representative, to request a State fair hearing within 30 days from the date of the CONTRACTOR’s Notice of Appeal Resolution.

2.                                       However, if the Enrollee wants to continue benefits pending the outcome of the State fair hearing, when a previously authorized course of treatment has been terminated, suspended or reduced, the services were ordered by an authorized provider and the original period covered by the original authorization has not expired, the request for a State fair hearing and continuation of benefits will be submitted within 10 days after the CONTRACTOR mails the Notice of Appeal Resolution. (See Section E., Duration of Continued or Reinstated Benefits, above.)

3.                                       The parties to the State fair hearing include the CONTRACTOR as well as the Enrollee and his or her representative which may include legal counsel, a relative, a friend or other spokesman, or the representative of a deceased Enrollee’s estate.

4.                                       The Enrollee or his or her representative, will be given an opportunity to examine at a reasonable time before the date of the hearing and during the hearing, the content of the Enrollee’s case file and all documents and records to be used by the

CONTRACTOR.

5.                                       The Enrollee will also be given the opportunity to:

a.                                       bring witnesses;

a.                                       establish all pertinent facts and circumstances;

b.                                      present an argument without undue interference; and

c.                                       question or refute any testimony or evidence, including opportunity to confront and cross-examine adverse witnesses.

6.                                       The State fair hearing with the DEPARTMENT is a de novo hearing. If the Enrollee or provider requests a State fair hearing with the DEPARTMENT, all parties to the hearing are bound by the DEPARTMENT’s decision until any judicial reviews are completed and are in the Enrollee’s or provider’s favor. Any decision made by the DEPARTMENT pursuant to the hearing will be subject to appeal rights as provided by State and Federal laws and rules.

7.                                       The Enrollee will be notified in writing of the State fair hearing decision and any appeal rights as provided by State and Federal laws and rules.

8.                                       Standard resolution requests– The DEPARTMENT will reach its hearing decision within 90 (calendar) days from the date the Enrollee filed the Appeal with the CONTRACTOR.

9.                                       Expedited Appeal resolution requests – The DEPARTMENT will reach its hearing decision within three working days from the date the DEPARTMENT receives a State fair hearing request for a denial of a service that:

a.                                       meets the criteria for the expedited appeal process but was not resolved using the CONTRACTOR’s required expedited Appeal time frames; or

b.                                      was resolved wholly or partially adversely to the Enrollee using the CONTRACTOR’s expedited Appeal time frames.

I.                                         Grievances

1.                                       Authority to File

b.                                      An Enrollee may file a Grievance; or

b.                                      A provider, acting on behalf of the Enrollee as an authorized representative, may file a Grievance.

2.                                      Procedures

a.                                       The Enrollee or the provider may file a Grievance either orally or in writing.

b.                                      The CONTRACTOR will give Enrollees any reasonable assistance in completing required forms for submitting a written Grievance or taking other procedural steps. Reasonable assistance includes, but is not limited to providing interpreter services and toll-free numbers that have adequate TTY/TTD and interpreter capability.

c.                                       The CONTRACTOR will acknowledge receipt of the Grievance either orally or in writing.

d.                                      The CONTRACTOR will ensure that the individuals who make the decision on a Grievance are individuals who (1) were not involved in any previous level of review or decision-making, if applicable to the nature of the Grievance and (2) who, if deciding any of the following, are health care professionals who have the appropriate clinical expertise, as determined by the DEPARTMENT, in treating the Enrollee’s condition or disease:

(1)                                  a Grievance regarding denial of a request for an expedited resolution of an Appeal; or

(2)                                  a Grievance that involves clinical issues.

3.                                      Time Frames for Grievance Disposition and Notification

a.                                       The CONTRACTOR will dispose of each Grievance and provide notice to the affected parties as expeditiously as the Enrollee’s health condition requires, but not to exceed 45 calendar days from the day the CONTRACTOR receives the Grievance.

b.                                      For written Grievances, the CONTRACTOR will notify the affected parties in writing of the disposition of the Grievance. For Grievances received orally, the CONTRACTOR will notify the affected parties of the disposition either orally or in writing.

c.                                       If the Enrollee, or a provider on behalf of an Enrollee, files a Grievance with the DEPARTMENT, the DEPARTMENT will apprize the Enrollee, or the provider on behalf of the Enrollee, of his or her right to file the Grievance with the CONTRACTOR and how to do so.

1)                                      If the Enrollee or provider prefers, the DEPARTMENT will promptly notify the CONTRACTOR both orally and in writing of the Enrollee’s Grievance in his or her behalf.

2)                                      The CONTRACTOR will follow the procedures and time frames outlined above for Grievances.

3)                                      The CONTRACTOR will notifying the affected parties, including the DEPARTMENT, in writing of the disposition of the grievance.

d.                                      Extension of Time Frame – The CONTRACTOR may extend the time frame for disposing of the Grievance and providing notice by up to 14 calendar days if:

(1)                                  the Enrollee requests the extension; or

(2)                                  the CONTRACTOR shows that there is need for additional information and how the delay is in the Enrollee’s interest (upon DEPARTMENT request).

(3)                                  If the CONTRACTOR extends the time frame, and the extension was not requested by the Enrollee, the CONTRACTOR will give the Enrollee written notice of the reason for the delay.

J.                                        Documentation

The CONTRACTOR will maintain complete records of all Appeals and Grievances and submit semi-annual reports summarizing Appeals and Grievances using DEPARTMENT-specified reporting templates. The CONTRACTOR will separately track Grievances and Appeals that are related to Children with Special Health Care Needs and those related to Non-Traditional Medicaid Enrollees. (See Article XIII, Records and Reporting Requirements, C.3.c.)

1.                                       Appeals

The CONTRACTOR will maintain documentation including but not limited to:

a.                                       written Notices of Action;

b.                                      a log of all oral Appeals and oral requests for expedited resolution of Appeals, including:

(1)                                  date of the oral requests;

(2)                                  date of acknowledgment of oral requests for expedited resolution of Appeals and method of acknowledgment (i.e., orally or in writing);

(3)                                  date of denials of requests for expedited Appeal resolution; and

4)                                      date of attempt to give prompt oral notice;

c.                                       copies of written standard Appeal requests;

d.                                      copies of written notices of denial of requests for expedited Appeal resolution;

e.                                       date of acknowledgment of  written standard Appeal requests and method of acknowledgment (i.e., orally or in writing);

f.                                         copies of written notices when extending the time frame for adjudicating standard or expedited Appeals when the CONTRACTOR initiates the extension;

g.                                      copies of written Notices of Appeal Resolution; and

h.                                      any other pertinent documentation needed to maintain a complete record of all Appeals and to demonstrate that Appeals were adjudicated according to the Contract provisions governing Appeals.

2.                                       Grievances

a.                                       Oral Grievances - Using its previously established verbal complaint logging and tracking system, the CONTRACTOR will log all oral Grievances and include the following:

(1)                                  date the Grievance was received;

(2)                                  date and method of acknowledgment (i.e., orally or in writing);

(3)                                  name of person taking the Grievance;

(4)                                  date of resolution and summary of the resolution;

(5)                                  name of person resolving the Grievance; and

(6)                                  date the Enrollee was notified of the resolution and how the Enrollee was notified (either orally or in writing). If the Enrollee was notified of the disposition in writing, the CONTRACTOR will maintain a copy of the written notification.

b.                                      Written Grievances - The CONTRACTOR will maintain all written Grievances and copies of the written notices of resolution to the affected parties.

Article VIII - Enrollee Rights and Protections

A.                                    Written Information on Enrollee Rights and Protections - General Requirements

1.                                       The CONTRACTOR will develop and maintain written policies regarding Enrollee rights and protections.

2.                                       The CONTRACTOR will comply with any applicable Federal and State laws that pertain to Enrollee rights and ensure that its staff and subcontracting providers take those rights into account when furnishing services to Enrollees.

3.                                       The CONTRACTOR will ensure information on Enrollee rights and protections is provided to all Enrollees by including its Patient Rights statement in its member handbook. (See Article III, Marketing ...., Section D, Member Education, 2.o.)

4.                                       The CONTRACTOR will ensure Enrollees are free to exercise their rights, and that the exercise of those rights will not adversely affect the way the CONTRACTOR and its subcontractors treat Enrollees.

B.                                     Specific Enrollee Rights and Protections

The CONTRACTOR will include all of the following Enrollee rights and protections in its written Patient Rights statement:

1.                                       the right to receive information about this Health Plan;

2                                          the right to be treated with respect and with due consideration for his or her dignity and privacy;

3.                                       the right to receive information on available treatment options and alternatives, presented in a manner appropriate to the Enrollee’s condition and ability to understand;

4.                                       the right to participate in treatment decisions regarding his or her health care, including the right to refuse treatment;

5.                                       the right to be free from any form of restraint or seclusion used as a means of coercion, discipline, convenience, or retaliation, as specified in other Federal regulations on the use of restraints and seclusion;

6.                                       If the privacy rule, as set forth in 45 CFR parts 160 and 164 subparts A and E, applies, the right to request and receive a copy of his or her medical records, and to request that they be amended or corrected, as specified in 45 CFR, sections 164.524 and 154.526;

7.                                       the right to be furnished health care services in accordance with access and quality standards; and

8.                                       the right to be free to exercise all rights and that by exercising those rights, the Enrollee will not be adversely treated by the CONTRACTOR and its providers.

C.                                     Provider - Enrollee Communications

1.                                       General Rules

The CONTRACTOR will communicate with its health care professionals that when acting within the lawful scope of their practice, they will not be prohibited from advising or advocating on behalf of an Enrollee for the following:

a.                                       the Enrollee’s health status, medical care, or treatment options, including any alternative treatment that may be self-administered;

b.                                      any information the Enrollee needs in order to decide among all relevant treatment options;

c.                                       the risks, benefits, and consequences of treatment or non-treatment; and

d.                                      the Enrollee’s right to participate in decisions regarding his or her health care, including the right to refuse treatment, and to express preferences about future treatment decisions.

2.                                       Objection to Services on Moral or Religious Grounds

Subject to the information requirements below, if the CONTRACTOR that would otherwise be required to provide, reimburse for, or provide coverage of, a counseling or referral service because of the requirement  in C.1 in this section, is not required to do so if the CONTRACTOR objects to the service on moral or religious grounds. If the CONTRACTOR elects this option, the CONTRACTOR will

a.                                       furnish information to the DEPARTMENT about the services it does not cover prior to signing this Contract or whenever it adopts the policy during the term of the Contract; and

b.                                      furnish the information to Potential Enrollees, before and during enrollment and to Enrollees, within 90 days after adopting the policy with respect to any service.

Article IX - Contractor Assurances

A.                                    Nondiscrimination

The CONTRACTOR will designate a nondiscrimination coordinator who will 1) ensure the CONTRACTOR complies with Federal Laws and Regulations regarding nondiscrimination, and 2) take Grievances from Enrollees alleging nondiscrimination violations based on race, color, national origin, disability, or age. The nondiscrimination coordinator may also handle Grievances regarding the violation of other civil rights (sex and religion) as other Federal laws and Regulations protect against these forms of discrimination. The CONTRACTOR will develop and implement a written method of administration to assure that the CONTRACTOR’s programs, activities, services, and benefits are equally available to all persons without regard to race, color, national origin, disability, or age.

B.                                    Member Services Function

The CONTRACTOR will operate a Member Services function during regular business hours. Ongoing training, as necessary, will be provided by the CONTRACTOR to ensure that the Member Services staff is conversant in the CONTRACTOR’s policies and procedures as they relate to Enrollees. At a minimum, Member Services staff will be responsible for the following:

1.                                       Explaining the CONTRACTOR’s rules for obtaining services;

2.                                       Assisting Enrollees to select or change primary care providers;

3.                                       Fielding and responding to Enrollee questions and the Grievance System.

The CONTRACTOR will conduct ongoing assessment of its orientation staff to determine staff members’ understanding of the Health Plan and its Medicaid managed care policies and provide training, as needed.

C.                                     Provider Services Function

The CONTRACTOR will operate a Provider Services function during regular business hours. At a minimum, Provider Services staff will be responsible for the following:

1.                                       Training, including ongoing training, of the CONTRACTOR’s providers on Medicaid rules and regulations that will enable providers to appropriately render services to Enrollees;

2.                                       Assisting providers to verify whether an individual is enrolled with the Health Plan;

3.                                       Assisting providers with prior authorization and referral protocols;

4.                                       Assisting providers with claims payment procedures;

5.                                       Fielding and responding to provider questions and the Grievance System.

D.                                    Enrollee Liability

The CONTRACTOR will not hold an Enrollee liable for the following:

1.                                       The debts of the CONTRACTOR if it should become insolvent.

2.                                       Payment for services provided by the CONTRACTOR if the CONTRACTOR has not received payment from the DEPARTMENT for the services, or if the provider, under contract with the CONTRACTOR, fails to receive payment from the CONTRACTOR.

3.                                       The payments to providers that furnish Covered Services under a contract or other arrangement with the CONTRACTOR that are in excess of the amount that normally would be paid by the Enrollee if the service had been received directly from the CONTRACTOR.

E.                                    Access

1.                                       Basic Rule

The CONTRACTOR will provide the DEPARTMENT adequate assurances and supporting documentation that demonstrates the CONTRACTOR has the capacity to serve the expected enrollment in its Service Area in accordance with the DEPARTMENT’s standards for access to care.

2.                                       Nature of Supporting Documentation

The CONTRACTOR will provide the DEPARTMENT documentation, in a format specified by the DEPARTMENT that the CONTRACTOR offers an appropriate range of preventive, primary care and speciality services that is adequate for the anticipated number of Enrollees for the Service Area, maintains a network of providers that is sufficient in number, mix and geographic distribution to meet the anticipated number of Enrollees in the Service Area.

3.                                       Timing of Documentation

The CONTRACTOR will submit to the DEPARTMENT the documentation assuring adequate capacity and services in the DEPARTMENT-specified format no less frequently than:

a.                                       at the time it enters into a contract with the DEPARTMENT;

b.                                      at any time there has been a significant change (as defined by the

DEPARTMENT) in the CONTRACTOR’s operations that would affect adequate capacity and services including changes in services, benefits, geographic Service Area or payments, or enrollment of a new population in the Health Plan.

4.                                      Specific Provisions

a.                                      Elimination of Access Problems Caused by Geographic, Cultural and Language Barriers and Physical Disabilities

The CONTRACTOR will minimize, with a goal to eliminate, Enrollee’s access problems due to geographic, cultural and language barriers, and physical disabilities. The CONTRACTOR will provide assistance to Enrollees who have communication impediments or impairments to facilitate proper diagnosis  and treatment. The CONTRACTOR will guarantee equal access to services and benefits for all Enrollees by making available interpreters, Telecommunication Devices for the Deaf (TDD), and other auxiliary aids to all Enrollees as needed. The CONTRACTOR will accommodate Enrollees with physical and other disabilities in accordance with the American Disabilities Act of 1990 (ADA), as amended. If the CONTRACTOR’s facilities are not accessible to Enrollees with physical disabilities, the CONTRACTOR will provide services in other accessible locations.

b.                                      Interpretive Services

The CONTRACTOR will provide oral interpretive services available free of charge for all non-English languages, not just those the DEPARTMENT identifies as prevalent, on an as needed basis. These requirements will extend to both in-person and telephone communications to ensure that Enrollees are able to communicate with the CONTRACTOR and CONTRACTOR’s providers and receive Covered Services. Professional interpreters will be used when needed where technical, medical, or treatment information is to be discussed, or where use of a Family Member or friend as interpreter is inappropriate. A family member or friend may be used as an interpreter if this method is requested by the patient, and the use of such a person would not compromise the effectiveness of services or violate the patient’s confidentiality, and the patient is advised that a free interpreter is available.

c.                                       Cultural Competence Requirements

The CONTRACTOR will participate in the DEPARTMENT’s efforts to promote the delivery of services in a culturally competent manner to all Enrollees, including those with limited English proficiency and diverse cultural and ethnic backgrounds. The CONTRACTOR will incorporate in its policies, administration, and delivery of services the values of honoring Enrollee’s beliefs; being sensitive to cultural diversity; and promoting attitudes and interpersonal communication styles with staff and providers which respect Enrollees’ cultural backgrounds. The CONTRACTOR will foster cultural competency among its providers. Culturally competent care is care given by a provider who can communicate with the Enrollee and provide care with sensitivity, understanding, and respect for the Enrollee’s culture, background and beliefs. The CONTRACTOR will strive to ensure its providers provide culturally sensitive services to Enrollees. These services will include but are not limited to providing training to providers regarding how to promote the benefits of health care services as well as training about health care attitudes, beliefs, and practices that affect access to health care services.

d.                                      No Restrictions of Provider’s Ability to Advise and Counsel

The CONTRACTOR may not restrict a health care provider’s ability to advise and counsel Enrollees about Medically Necessary treatment options. All contracting providers acting within his or her scope of practice, will be permitted to freely advise an Enrollee about his or her health status and discuss appropriate medical care or treatment for that condition or disease regardless of whether the care or treatment is a Covered Service.

e.                                       Waiting Time Benchmarks

The CONTRACTOR will adopt benchmarks for waiting times for physician appointments as follows:

Waiting Time for Appointments

(1)                                  Primary Care Providers:

(a)                                  within 30 days for routine, non-urgent appointments

(b)                                 within 60 days for school physicals

(c)                                  within 2 days for urgent, symptomatic, but not life-threatening care (care that can be treated in the doctor’s office)

(2)                                  Specialists:

(a)                                  within 30 days for non-urgent care

(b)                                 within 2 days for urgent, symptomatic, but not life-threatening care (care that can be treated in a doctor’s office)

These benchmarks do not apply to appointments for regularly scheduled visits to monitor a chronic medical condition if the schedule calls for visits less frequently than once every month.

F.                                    Coordination and Continuity of Care

1.                                      In General

The CONTRACTOR will ensure access to a coordinated, comprehensive and continuous array of needed services through coordination with other appropriate entities. The CONTRACTOR will implement procedures to coordinate the services the CONTRACTOR furnishes to the Enrollee with the services the Enrollee receives from any other MCO, PIHP, or PAHP. The CONTRACTOR will ensure that in the process of coordinating care, each Enrollee’s privacy is protected in accordance with the privacy requirements in 45 CFR parts 160 and 164, subparts A and E, to the extent that they are applicable. The CONTRACTOR’s providers are not responsible for rendering Home and Community-Based Waiver services.

2.                                       Primary Care

a.                                       The CONTRACTOR will implement procedures to deliver primary care to and coordinate health care services for all Enrollees. The CONTRACTOR will implement procedures to ensure that each Enrollee has an ongoing source of primary care appropriate to his or her needs and a person or entity formally designated as primarily responsible for coordinating the health care services furnished to the Enrollee.

b.                                      The CONTRACTOR will allow Enrollees the opportunity to select a participating Primary Care Provider. This excludes clients who are under the Restriction Program. If an Enrollee’s Primary Care Provider ceases to participate in the CONTRACTOR’s network, the CONTRACTOR will offer the Enrollee the opportunity to select a new Primary Care Provider.

3.                                       Prepaid Mental Health Plan

a.                                       When an Enrollee is also enrolled in a Prepaid Mental Health Plan, the CONTRACTOR and Prepaid Mental Health Plan will share appropriate information regarding the Enrollee’s health care to ensure coordination of physical and mental health care services.

b.                                      The CONTRACTOR will educate its subcontracted providers regarding an effective model of coordination such as the model developed by the PMHP/Health Plan Coordination of Care Committee. The CONTRACTOR will ensure its subcontracted providers coordinate the provision of physical health care services with mental health care services as appropriate.

a.                                       When an Enrollee is also enrolled in a Prepaid Mental Health Plan, the CONTRACTOR will not delay an Enrollee’s access to needed services in disputes regarding responsibility for payment. Payment issues should be addressed only after needed services are rendered. As described in Attachment B, IV (Benefits), Section E (Clarification of Covered Services), Subsection 8 of this Contract, the independent panel established by the DEPARTMENT will assist in adjudicating such disputes when requested to do so by either party.

b.                                      Clients enrolled in the Health Plan and a Prepaid Mental Health Plan who due to a psychiatric condition require lab, radiology and similar outpatient services covered under this Contract, but prescribed by the Prepaid Mental Health Plan physician, will have access to such services in a timely fashion. The CONTRACTOR and Prepaid Mental Health Plan will reduce or eliminate unnecessary barriers that may delay  the Enrollee’s access to these critical services.

4.                                       Restriction Program

a.                                       The CONTRACTOR will provide care coordination for its Restricted Enrollees. The CONTRACTOR will provide staff who will ensure that all Enrollees who are on the Restriction Program have a contact person to call when they have access problems, physician or pharmacy change request, or other questions or problems. The CONTRACTOR will provide the following services related to the Restriction Program:

(1)                                  Provide the Enrollee an initial orientation about the Restriction Program and ongoing education on the appropriate use of medical services;

(2)                                  Ensure access to necessary care, including urgent care and emergent care;

(3)                                  Maintain a standardized care coordination & Restriction plan in conjunction with the Enrollee’s Primary Care Provider (PCP). Review and update as needed. When a personalized care plan is developed, submit copies to the DEPARTMENT to be included in the Enrollee’s Restriction case file;

(4)                                  Work with the Restriction pharmacy, specialists, dentists, etc. by sharing pertinent information regarding the Enrollee;

(5)                                  Provide information to the DEPARTMENT’s Restriction staff that will help assess Restriction Enrollees’ progress and that may include periodic written or telephonic evaluations when requested by the Restriction staff;

(6)                                  Ensure a single point of contact for restricted members to allow effective care coordination by the CONTRACTOR staff. The CONTRACTOR is authorized to accept, approve or forward the following to the DEPARTMENT’s Restriction Program staff:

(a)                                  Accept and forward requests for overrides on pharmacy

claims according to DUR regulations (i.e. cumulative, early refill, non-covered, non-concurrent policies, etc.) to the DEPARTMENT.

(b)                                 Accept and approve PCP changes according to program guidelines; contact the PCP for affirmation of his/her acceptance on each individual enrollee prior to approving them as an Enrollee’s PCP; and coordinate changes with the Restriction Program staff.

(c)                                  Accept and forward pharmacy change requests to the DEPARTMENT’s Restriction staff and coordinate changes with the Restriction Program staff.

b.                                      The CONTRACTOR will ensure that Enrollees who are on the Restriction Program are linked to a PCP who agrees to serve as a Restriction PCP. The Restriction PCP will agree to the following:

(1)                                  manage all of the Enrollee’s medical care;

(2)                                  educate the Enrollee regarding appropriate use of medical services;

(3)                                  provide a referral to another physician when needed care is not within the PCP’s field of expertise, or when for some other reason the care cannot be provided by the PCP;

(4)                                  will be telephonically available 24 hours a day, seven days a week (or make certain a provider of comparable specialty is available) for urgent/emergent medical situations to assure the availability of prompt, quality, medical services and continuity of care;

(5)                                  manage acute and/or chronic long term pain through a variety of services or treatment options including office calls, medication administration, physical therapy, counseling and mental health referral with emphasis on teaching Enrollees to manage their pain by adapting actions and behaviors;

(6)                                  approve or deny drugs prescribed by other providers when contacted by the pharmacy to which the Enrollee is restricted;

(7)                                  work with the Restriction pharmacy, specialists, dentists, etc. sharing pertinent information regarding the Enrollee; and

(8)                                  provide information to the DEPARTMENT’s Restriction staff that will help assess Restriction Enrollees’ progress and that may include periodic written or telephonic evaluations when requested by the Restriction staff.

c.                                       If the Restricted Enrollee’s PCP chooses to no longer serve as the Enrollee’s PCP, the CONTRACTOR will assist the Enrollee in finding a new PCP and coordinate with the DEPARTMENT’s Restriction staff.

d.                                      If a Restriction PCP ceases participation with the CONTRACTOR, the CONTRACTOR will communicate this immediately to the DEPARTMENT’s Restriction staff. The CONTRACTOR will assist all affected Enrollees in finding a new PCP and notify the DEPARTMENT when the new PCP is selected.

G.                                    Billing Enrollees

1.                                      In General

Except as provided in this Article IX, Section G,, Subsection 2, no claim for payment will be made at any time by the CONTRACTOR or its providers to an Enrollee accepted by that provider as an Enrollee for any Covered Service. When a provider accepts an Enrollee as a patient he or she will look solely to the CONTRACTOR and any third party coverage for reimbursement. If the provider fails to receive payment from the CONTRACTOR, the Enrollee cannot be held responsible for these payments.

2.                                      Circumstances When an Enrollee May be Billed

An Enrollee may in certain circumstances be billed by the provider for non-Covered Services and/or for unpaid Medicaid co-payments or Medicaid co-insurance. A non-Covered Service is one that is not covered under this Contract, or includes special features or characteristics that are desired by the Enrollee, such as more expensive eyeglass frames, hearing aids, custom wheelchairs, etc., but do not meet the Medical Necessity criteria for amount, duration, and scope as set forth in the Utah State Plan or is not authorized by the CONTRACTOR. The  DEPARTMENT will specify to the CONTRACTOR the extent of Covered Services and items under the Contract, as well as services not covered under the Contract but provided by Medicaid on a fee-for-service basis that would effect the CONTRACTOR’s Covered Services. An Enrollee may be billed for a service not covered under this Contract and/or for unpaid Medicaid co-payment or co-insurance only when all of the following conditions are met:

a.                                       the provider has an established policy for billing all patients for services not covered by a third party and/or for billing all patients for unpaid co-payment or co-insurance (non-Covered Services cannot be billed only to Enrollees.);

b.                                      the provider has informed the Enrollee of its policy and the services and items that are not covered under this Contract and/or Medicaid co-payment or co-insurance requirements and included this information in the Enrollee’s member handbook;

c.                                       the provider has advised the Enrollee prior to rendering the service that the service is not covered under this Contract and/or that a Medicaid co-payment or co-insurance is required and that the Enrollee will be personally responsible for making payment; and

d.                                      in the case of non-Covered Services, the Enrollee agrees to be personally responsible for the payment of the non-Covered Service and an agreement is made in writing between the provider and the Enrollee which details the service and the amount to be paid by the Enrollee.

3.                                      CONTRACTOR May Not Hold Enrollee’s Medicaid Card

The CONTRACTOR or its providers will not hold the Enrollee’s Medicaid card as guarantee of payment by the Enrollee, nor may any other restrictions be placed upon the Enrollee.

4.                                      Criminal Penalties

Criminal penalties will be imposed on Health Plan providers as authorized under section 1128B(d)(1)of the Social Security Act if the provider knowingly and willfully charges an Enrollee at a rate other than those allowed under this Contract.

H.                                    Survey Requirements

Surveys will be conducted of the CONTRACTOR’s Enrollees that will include questions about  Enrollees’ perceptions of access to and the quality of care received through the CONTRACTOR. The survey process, including the survey instrument, will be standardized and developed collaboratively among the DEPARTMENT and all contracting Health Plans. The DEPARTMENT will analyze the results of the surveys. The CONTRACTOR’s quality assurance committee will review the results of the surveys, identify areas needing improvement, outline action steps to follow up on findings, and inform (at a minimum), subcontractors, and member and provider services staff, when applicable.

9.                                       General Population Survey

At least every two years, the CONTRACTOR in conjunction with the DEPARTMENT will survey a sample of its general population Enrollees; i.e., Enrollees who do not meet the definition of those with special health care needs.

2.                                       Special Needs Survey

At least every two years, the CONTRACTOR, in conjunction with the DEPARTMENT, will survey a sample of Enrollees with special health care needs.

Article X - Measurement and Improvement Standards

A.                                    Practice Guidelines

The CONTRACTOR and its subcontractors will adopt practice guidelines that meet the following requirements:

5.                                       are based on valid and reliable clinical evidence or a consensus of health care professionals in the particular field;

6.                                       consider the needs of the CONTRACTOR’s Health Plan’s Enrollees;

7.                                       are adopted in consultation with contracting health care professionals; and

8.                                       are reviewed and updated periodically as appropriate.

The CONTRACTOR will disseminate the practice guidelines to all affected providers and, upon request, to Enrollees and Potential enrollees.

The CONTRACTOR will ensure that decisions for utilization management, Enrollee education, coverage of services, and other areas to which the guidelines apply are consistent with the practice guidelines.

B.                                    Quality Assessment and Performance Improvement Program

1.                                      In General

a.                                       The Quality Assessment and Performance Improvement Program will include a policymaking body which oversees the Quality Assessment and Performance Improvement Program, a designated senior official responsible for administration of the program, an interdisciplinary quality assessment and performance improvement committee that has the authority to report its findings and recommendations for improvement to the CONTRACTOR’s executive director, and a mechanism for ongoing communication and collaboration among the executive director, the policymaking body and other functional areas of the organization.

b.                                      The CONTRACTOR will establish an ongoing quality assessment and performance improvement program for the services it furnished to its Enrollees. CMS, in consultation with States and other stakeholders, may specify performance measures and topics for performance improvement projects that would be required for the CONTRACTOR to implement. Prior to the effective date of the Contract, all plans will be reviewed by the DEPARTMENT.

2.                                      Basic  Elements of Quality Assessment and Performance Improvement Programs

At a minimum, the CONTRACTOR will comply with the following requirements:

a.                                       Conduct performance improvement projects that are designed to achieve, through ongoing measurements and intervention, significant improvement, sustained over time, in clinical and nonclinical areas that are expected to have a favorable effect on health outcomes and Enrollee satisfaction.

b.                                      Submit performance measurement data.

c.                                       Have in effect mechanisms to detect both underutilization and overutilization of services.

d.                                      Have in effect mechanisms to assess the quality and appropriateness of care furnished to Enrollees with special health care needs.

e.                                       Have in effect a process for evaluating the impact and effectiveness of the quality assessment and performance improvement program.

3.                                       Performance Measurement

Annually, the CONTRACTOR will:

a.                                       Measure and report to the DEPARTMENT its performance, using standard measures required by the DEPARTMENT and/or CMS;

b.                                      Submit to the DEPARTMENT, data specified by the DEPARTMENT, that enables the DEPARTMENT to measure the CONTRACTOR’s performance; or

c.                                       Perform a combination of the above activities.

4.                                       Required areas and reporting of Performance Improvement Projects

a.                                       The CONTRACTOR will have an ongoing program of performance improvement projects that focus on clinical and non-clinical areas, and that involve the following:

(1)                                  Measurement of performance using objective quality indicators.

(2)                                  Implementation of system interventions to achieve improvement in quality.

(3)                                  Evaluation of the effectiveness of the interventions.

(4)                                  Planning and initiation of activities for increasing or sustaining improvement.

b.                                      The CONTRACTOR will report the status and results of each project, including those required by CMS, to the DEPARTMENT as requested. Each performance improvement project will be completed in a reasonable time period so as to generally allow information on the success of performance improvement projects in the aggregate to produce new information on quality of care every year.

Article XI - Other Requirements

A.                                    Compliance with Public Health Service Act

The CONTRACTOR will comply with all requirements of Section 1301 to and including 1318 of the Public Health Service Act, as applicable. The CONTRACTOR will provide verification of such compliance to the DEPARTMENT upon the DEPARTMENT’s request.

B.                                    Advance Directives

The CONTRACTOR will comply with the requirements of 42 CFR 434.28 relating to maintaining written Advance Directives as outlined under Subpart I of 489.100 through 489.102.

C.                                    Fraud and Abuse Requirements

1.                                       In General

The CONTRACTOR will have administrative and management arrangements or procedures, including a mandatory compliance plan, that are designed to guard against fraud and abuse. The CONTRACTOR will have a compliance program to identify and refer suspected fraud and abuse activities.

2.                                       Components of arrangements or procedures

The arrangements or procedures will include the following:

a.                                       Written policies, procedures, and standards of conduct that articulate the CONTRACTOR’s commitment to comply with all applicable Federal and State Standards;

b.                                      The designation of a compliance officer and a compliance committee that are accountable to senior management;

c.                                       Effective training and education for the compliance officer and the CONTRACTOR’s employees;

d.                                      Effective lines of communication between the compliance officer and the CONTRACTOR’s employees;

e.                                       Enforcement of standards through well-publicized disciplinary guidelines;

f.                                         Provision for internal monitoring and auditing; and

g.                                      Provision for prompt response to detected offenses, and for development of corrective action initiatives relating to this Contract.

3.                                       Reporting requirements related to fraud and abuse

The CONTRACTOR will:

a.                                       Refer in writing to the DEPARTMENT all detected incidents of potential fraud or abuse on the part of providers of services to Enrollees or to other patients.

b.                                      Refer in writing to the DEPARTMENT all detected incidents of patient fraud or abuse involving Covered Services provided which are paid for in whole, or in part, by the DEPARTMENT.

c.                                       Refer in writing to the DEPARTMENT the names and Medicaid ID numbers of those Enrollees that the CONTRACTOR suspects of inappropriate utilization of services, and the nature of the suspected inappropriate utilization.

d.                                      Inform the DEPARTMENT in writing when a provider is removed from the CONTRACTOR’s panel for reasons relating to suspected fraud, abuse or quality of care concerns.

D.                                    Disclosure of Ownership and Control Information

The CONTRACTOR agrees to meet the requirements of 42 CFR 455, Subpart B related to disclosure by the CONTRACTOR of ownership and control information and information related to business transactions.

E.                                    Safeguarding Confidential Information on Enrollees

The CONTRACTOR and the CONTRACTOR’s subcontractors will follow all federal and state laws, regulations, and policies governing confidential information including the applicable requirements set forth in 42 CFR part 431, subpart F; and 45 CFR parts 160 and 164, subparts A and E (Health Insurance Portability and Accountability Act).

F.                                    Disclosure of Provider Incentive Plans

1.                                       The CONTRACTOR will submit to the DEPARTMENT information on its physician incentive plans as listed in 42 CFR 417.479(h)(1) and summarized in this Article VII, Section F, Subsections 1 through 7, by May 1 of each year. The CONTRACTOR will provide to the DEPARTMENT the enrollee/disenrollee survey results when beneficiary surveys are required as specified in 42 CFR 417.479(g) by October 1 or three months after the end of the Contract year. The CONTRACTOR will submit to the DEPARTMENT information on capitation payments paid to primary care physicians as specified in 42 CFR 417.479(h)(1)(vi).

2.                                       Per 42 CFR 417.479(a), no specific payment may be made directly or indirectly under a physician incentive plan to a physician or physician group as an inducement to reduce or limit Medically Necessary services furnished to an Enrollee.

3.                                       The CONTRACTOR may operate a physician incentive plan only if the stop-loss protection, Enrollee survey, and disclosure requirements are met. The CONTRACTOR will disclose to the DEPARTMENT the following information on provider incentive plans in sufficient detail to determine whether the incentive plan complies with the regulatory requirements. The disclosure will contain:

a.                                       Whether services not furnished by the physician or physician group are covered by the incentive plan. If only the services furnished by the physician or physician group are covered by the incentive plan, disclosure of other aspects of the plan need not be made.

b.                                      The type of incentive arrangement (i.e., withhold, bonus, capitation).

c.                                       If the incentive plan involves a withhold or bonus, the percent of the withhold or bonus.

d.                                      Proof that the physician or physician group has adequate stop-loss protection, including the amount and type of stop-loss protection.

e.                                       The panel size and, if patients are pooled; the method used.

f.                                         To the extent provided for in the Department of Health and Human Services, Centers for Medicare and Medicaid Services’ (CMS’) implementation guidelines, capitation payments paid to primary care physicians for the most recent year broken down by percent for primary care services, referral services to specialists, and hospital and other types of provider services (i.e., nursing home and home health agency) for capitated physicians or physician groups.

g.                                      In the case of those prepaid plans that are required to conduct beneficiary surveys, the survey results. (The CONTRACTOR will conduct a customer satisfaction of both Enrollees and disenrollees if any physicians or physicians groups contracting with the CONTRACTOR are placed at substantial financial risk for referral services. The survey will include either all current  Enrollees and those who have disenrolled in the past twelve months, or a sample of these same Enrollees and disenrollees. Recognizing that different questions are asked of the disenrollees than those asked of Enrollees, the same survey cannot be used for both populations.)

4.                                       The CONTRACTOR will disclose this information to the DEPARTMENT (1) prior to approval of its Contract or agreement and (2) upon the Contract or agreements anniversary or renewal effective date. The CONTRACTOR will provide the capitation data required (see 6 above) for the previous Contract year to the DEPARTMENT three months after the end of the Contract year. The CONTRACTOR will provide to the Enrollee upon request whether the CONTRACTOR uses a physician incentive plan that affects the use of referral services, the type of incentive arrangement, whether stop-loss protection is provided, and the survey results of any enrollee/disenrollee surveys conducted.

Article XII - Payments

A.                                   Non-Risk Contract

This Contract is a non-risk contract as described in 42 CFR 447.362. Aggregate payments made to the CONTRACTOR may not exceed what the DEPARTMENT would have paid, on a fee-for-service basis, in aggregate, for the services actually furnished to recipients.

B.                                     Payment Methodology

The payment methodology is described in Attachment F of this Contract.

C.                                    Contract Maximum

In no event will the aggregate amount of payments to the CONTRACTOR exceed the Contract maximum amount. If payments to the CONTRACTOR approach or exceed the Contract amount before the renewal date of the Contract, the DEPARTMENT will make a good faith effort to execute a Contract amendment to increase the Contract amount within 30 calendar days of the date the Contract amount is exceeded.

D.                                    Medicare

1.                                      Payment of Medicare Part B Premiums

The DEPARTMENT will pay the Medicare Part B premium for each Enrollee who is on Medicare. The Enrollee will assign to the CONTRACTOR his or her Medicare reimbursement for benefits received under Medicare. The Eligibility Transmission includes and identifies those Enrollees who are covered under Medicare.

2.                                      Payment of Medicare Deductible and Coinsurance

The CONTRACTOR is responsible for payment of either the Medicare coinsurance and deductible billed by Medicare or the Medicare deductible and coinsurance up to the CONTRACTOR’s allowed amount for Enrollees, whichever is lower. When a service is paid for by Medicare, the CONTRACTOR will pay whether or not the service is covered under this Contract. The CONTRACTOR is responsible for payment whether or not the Medicare covered service is rendered by a network provider or has been authorized by the CONTRACTOR. Attachment E, Table 2, will be used to identify the total cost to the CONTRACTOR of providing care for Enrollees who are also covered by Medicare.

a.                                      The DEPARTMENT’s financial obligation

The DEPARTMENT’s financial obligation under this Contract for Enrollees who are covered by both Medicare and the Health Plan is limited to the Medicare Part B premium and the CONTRACTOR premium.

b.                                      When CONTRACTOR will pay up to the Medicaid payment rate

For specified services, the CONTRACTOR is responsible to pay the lower of the allowed CONTRACTOR payment rate less the amounts paid by Medicare and other payers, or the Medicare coinsurance and deductibles. The specified services are billings from:

(1)                                  inpatient hospitals;

(2)                                  outpatient hospitals;

(3)                                  medical supplies defined as billings from medical suppliers and pharmacies that bill medical supplies; and

(4)                                  physicians defined as all physician specialists except anesthesiologists, osteopaths, podiatrists, independent laboratories and independent radiology providers; and

(5)                                  certified nurse midwives and nurse practitioners.

c.                                       When CONTRACTOR will pay the Medicare coinsurance and deductibles

For crossover claims other than those listed in 2.b above, the CONTRACTOR may choose when to pay either 1) the lower of the allowed Medicaid payment rate less the amounts paid by Medicare or other payors or the Medicare coinsurance and deductibles, or 2) the coinsurance and deductibles billed by Medicare even if Medicaid’s allowed amount is less than what Medicare paid.

 In the event Medicaid does not have a price for a procedure code on a Medicare crossover claim, the CONTRACTOR will pay the amount of coinsurance and deductible billed by Medicare.

3.                                      Will Not Balance Bill Enrollees

The CONTRACTOR or its providers will not Balance Bill the Enrollee and will consider  reimbursement from Medicare and from the CONTRACTOR as payment in full.

E.                                      Third Party Liability (Coordination of Benefits)

The DEPARTMENT will provide the CONTRACTOR a monthly listing of Enrollees covered under the Buy-out Program, including the premium amount paid by the DEPARTMENT.

1.                                      TPL Collections

The CONTRACTOR will be responsible to coordinate benefits and collect third party liability (TPL). The CONTRACTOR will keep TPL collections. The DEPARTMENT’s  audit staff will monitor collections to ensure the

CONTRACTOR is making a good faith effort to pursue TPL.

2.                                      Duplication of Benefits

This provision applies when, under another health insurance plan such as a prepaid plan, insurance contract, mutual benefit association or employer’s self-funded group health and welfare program, etc., an Enrollee is entitled to any benefits that would totally or partially duplicate the benefits that the CONTRACTOR is obligated to provide under this Contract. Duplication exists when (1) the CONTRACTOR has a duty to provide, arrange for or pay for the cost of Covered Services, and (2) another health insurance plan, pursuant to its own terms, has a duty to provide, arrange for or pay for the same type of Covered Services regardless of whether the duty of the CONTRACTOR is to provide the Covered Services and the duty of the other health insurance plan is only to pay for the Covered Services. Under State and Federal laws and regulations, Medicaid funds are the last dollar source and all other health insurance plans as referred to above are primarily responsible for the costs of providing Covered Services.

3.                                      Reconciliation of Other TPL

In order to assist the CONTRACTOR in billing and collecting from other health insurance plans the DEPARTMENT will include on the Eligibility Transmission other health insurance plans of each Enrollee when it is known. The CONTRACTOR will review the Eligibility Transmission and will report to the Office of Recovery Services or the DEPARTMENT any TPL discrepancies identified within 30 working days of receipt of the Eligibility Transmission. The CONTRACTOR’s report will include a listing of

Enrollees that the CONTRACTOR has independently identified as being covered by another health insurance plan.

4.                                      When TPL is Denied

On a monthly basis,  the CONTRACTOR will report to the Office of Recovery Services (ORS) claims that have been billed to other health care plans but have been denied which will include the following information:

a.                                       patient name and Medicaid identification number;

b.                                      ICD-9-CM code;

c.             procedure codes; and

d.                                      insurance company.

5.                                      Notification of Personal Injury Cases

The CONTRACTOR will be responsible to notify ORS of all personal injury cases, as defined by ORS and agreed to by the CONTRACTOR, no later than 30 days after the CONTRACTOR has received a “clean” claim. A clean claim is a claim that is ready to adjudicate. The diagnosis codes to identify personal injury cases include the ICD-9-CM codes 800 through 999 (regardless of any prefix, e.g. E800) except the following codes: 900-919.5, 931-939.9, 942.22, 944.20, 946.2, E950-958.8, 958.3, 960-979.9, 981, 986, 989.5, 990-995.89, 996-998.9, and 999.8.

The following data elements will be provided by the CONTRACTOR to ORS:

a.                                       patient name and Medicaid identification number;

b.                                      CONTRACTOR’s patient number;

c.                                       dates of service;

d.                                      provider billed amount;

e.                                       TPL collected amount;

f.                                         TPL name;

g.                                      amount paid by CONTRACTOR;

h.                                      amount paid by Medicaid;

i.                                          servicing provider name;

j.                                          specific type of injury by ICD-9-CM code; and

k.                                       procedure codes.

6.                                      ORS to Pursue Collections

ORS will pursue collection on all claims described in this Article XII (Payments), Section E, Subsections 4 and 5 of this Contract. The DEPARTMENT will retain, for administrative costs, one third of the collections received for the period during which medical services were provided by the CONTRACTOR, and remit the balance to the CONTRACTOR.

7.                                      Insurance Buy-Out Program

The Insurance Buy-out Program is an optional program in which the DEPARTMENT purchases group health insurance for a recipient who is eligible for Medicaid when it is determined cost-effective for the Medicaid program to do so. The insurance buy-out process will be coordinated by the DEPARTMENT in cooperation with the Office of Recovery Services, and Medicaid eligibility workers. The CONTRACTOR will file claims against group Health Plan’s first before claiming services against the CONTRACTOR or other Health Plans.

8.                                      CONTRACTOR Will Pay Provider Administrative Fee for Immunizations

When an Enrollee has third party coverage for immunizations, the CONTRACTOR will pay the provider the administrative fee for providing the immunization and not require the provider to bill the third party as a cost avoidance method. The CONTRACTOR may choose to pursue the third party amount for the administrative fee after payment has been made to the provider.

F.                                    Third Party Responsibility (Including Worker’s Compensation)

1.                                      CONTRACTOR to Bill Usual and Customary Charges

When a third party has an obligation to pay for Covered Services provided by the CONTRACTOR to an Enrollee pursuant to this Contract, the CONTRACTOR will bill the third party for the usual and customary charges for Covered Services provided and costs incurred. Should any sum be recovered by the Enrollee or otherwise, from or on behalf of the person responsible for payment for the service, the CONTRACTOR will be paid out of such recovery for the charges for service provided and costs incurred by the CONTRACTOR.

2.                                      Third Party’s Obligation to Pay for Covered Services

Examples of situations where a third party has an obligation to pay for Covered Services provided by the CONTRACTOR are when (a) the Enrollee is injured by a person due to the negligent or intentional acts (or omissions) of the person; or (b) the Enrollee is eligible to receive payment through Worker’s Compensation Insurance. If the Enrollee does not diligently seek such recovery, the CONTRACTOR may institute such rights that it may have.

3.                                      First Dollar Coverage for Accidents

In addition, both parties agree that the following will apply regarding first dollar coverage for accidents:  if the injured party has additional insurance, primary coverage may be given to the motor insurance effective at the time of the accident. Once the motor vehicle policy is exhausted, the CONTRACTOR will be the secondary payer and pay for all of the Enrollee’s Covered Services. If medical insurance does not exist, the CONTRACTOR will be the primary payer for all Covered Services.

G.                                    Changes in Covered Services

If Covered Services are amended under the provisions of Attachment B, Article IV (Benefits),  rates may be renegotiated, if applicable.

H.                                   Clarification of Payment Responsibilities

1.                                      Covered Services Received Outside CONTRACTOR’s Network but Paid by CONTRACTOR

The CONTRACTOR will not be required to pay for Covered Services, defined in Attachment C, which the Enrollee receives from sources outside the CONTRACTOR’s network, not arranged for and not authorized by, the CONTRACTOR except as follows:

a.                                       Emergency Services;

b.                                      Court ordered services that are Covered Services defined in Attachment C and which have been coordinated with the CONTRACTOR; or

c.                                       Cases where the Enrollee demonstrates that such services are Medically Necessary Covered Services and were unavailable from the CONTRACTOR.

2.                                      Payment to Non-Network Providers and to Providers out of the Service Area

Payment by the CONTRACTOR to an out-of-network provider for emergency services and/or to a provider out of the Service Area for services that are approved for payment by the CONTRACTOR will not exceed the lower of the following rates applicable at the time the services were rendered to an Enrollee, unless there is a negotiated arrangement:

a.                                       The usual charges made to the general public by the provider;

b.                                      The rate equal to the applicable Medicaid fee-for-service rate; or

c.                                       The rate agreed to by the CONTRACTOR and the provider.

3.                                       When Covered Services are not the CONTRACTOR’s Responsibility

a.                                       The CONTRACTOR is not responsible for payment when family planning services are obtained by an Enrollee from sources other than the CONTRACTOR.

b.                                      The CONTRACTOR will not be required to provide, arrange for, or pay for Covered Services to Enrollees whose illness or injury results directly from a catastrophic occurrence or disaster, including, but not limited to, earthquakes or acts of war. The effective date of excluding such Covered Services will be the date specified by the Federal Government or the State of Utah that a Federal or State emergency exists or disaster has occurred.

4.                                      The DEPARTMENT’s Responsibility

Except as described in Attachment F (Payment Methodologies) of this Contract, the DEPARTMENT will not be required to pay for any Covered Services under Attachment C which the Enrollee received from any sources outside the CONTRACTOR except for family planning services.

5.                                      Covered Services Provided by the Department of Health, Division of Community and Family Health Services

a.                                       For Enrollees who qualify for special services offered by or through the Department of Health, Division of Community and Family Health Services (DCFHS), the CONTRACTOR agrees to reimburse DCFHS at the standard Medicaid rate in effect at the time of service for one outpatient team evaluation and one follow-up visit for each Enrollee upon each instance that the Enrollee both becomes Medicaid eligible and selects the CONTRACTOR as its provider.

(1)                                  The CONTRACTOR agrees to waive any prior authorization requirement for one outpatient team evaluation and one follow-up visit.

(2)                                  The services provided in the outpatient team evaluation and follow-up visit for which the CONTRACTOR will reimburse DCFHS are limited to the services that the CONTRACTOR is otherwise obligated to provide under this Contract.

b.                                      If the CONTRACTOR desires a more detailed agreement for additional services to be provided by or through DCFHS for children with special health care needs, the CONTRACTOR may subcontract with DCFHS. The CONTRACTOR agrees that the subcontract with DCFHS will acknowledge and address the specific needs of DCFHS as a government provider.

6.                                      Enrollee Transition Between Health Plans, or Between Fee-For-Service and CONTRACTOR

a.                                      Inpatient Hospital

(1)                                  When an Enrollee is in an inpatient hospital setting and selects another Health Plan or becomes fee-for-service anytime prior to discharge from the hospital, the CONTRACTOR is financially responsible for the entire hospital stay including all services related to the hospital stay (i.e. physician, etc.), unless responsibility is transferred to another appropriate entity and the entity agrees to take financial responsibility, including negotiating a payment for services (see Article IV, Benefits, Section C.4., Inpatient Hospital Services for Scheduled Admissions).

(2)                                  The Health Plan in which the individual is enrolled when discharged from the hospital is financially responsible for services provided during the remainder of the month when the individual was discharged.

(a)                                  If such individual is fee-for-service when discharged from the hospital, the DEPARTMENT is financially responsible for the remainder of the month when the individual was discharged.

(b)                                 If a Medicaid eligible is fee-for-service when admitted to the hospital and selects a Health Plan anytime prior to discharge from the hospital, the DEPARTMENT is financially responsible for the entire hospital stay including all services related to the hospital stay, i.e. physician, etc.

(3)                                  When an Enrollee is in an inpatient hospital setting at the time the CONTRACTOR terminates this Contract and the Enrollee selects another Health Plan anytime prior to discharge from the hospital, the receiving Health Plan is financially responsible for the hospital stay beginning 30 days after termination of the Contract.

b.                                      Home Health Services

(1)                                  Medicaid clients who are under fee-for-service or are enrolled in a Health Plan other than this Health Plan and are receiving home health services from an agency not contracting with the CONTRACTOR will be transitioned to the CONTRACTOR’s home health agency.

(2)                                  The CONTRACTOR is responsible for payment, not to exceed Medicaid payment, for a period not to exceed seven calendar days, unless the CONTRACTOR notifies the non-participating home health agency of the change in status or the non-participating home health agency notifies the CONTRACTOR that services are bing provided by its agency.

(3)                                  The CONTRACTOR will assess the needs of the Enrollee at the time the CONTRACTOR provides the orientation to the Enrollee.

(4)                                  The CONTRACTOR will include the Enrollee in developing the plan of care to be provided by the CONTRACTOR’s home health agency before the transition is complete. The CONTRACTOR will address

Enrollee’s concerns regarding Covered Services provided by the CONTRACTOR’s home health agency before the new plan of care is implemented.

c.                                       Medical Equipment

(1)                                  When medical equipment is ordered for an Enrollee by the CONTRACTOR and the Enrollee enrolls in a different Health Plan or becomes fee-for-service before receiving the equipment, the CONTRACTOR is responsible for payment of such equipment.

(2)                                  When medical equipment is ordered for a Medicaid eligible by the DEPARTMENT and the Enrollee selects a Health Plan, the DEPARTMENT is responsible for payment of such equipment.

(3)                                  Medical equipment includes, but is not limited to, specialized wheelchairs or attachments, prostheses, and other equipment designed or modified for an individual client. Any attachments to the equipment, replacements, or new equipment is the responsibility of the Health Plan in which the client is enrolled at the time such equipment is ordered.

7.                                      Surveys

e.                                       All surveys required under this Contract will be funded by the CONTRACTOR unless funded by another source such as the Utah Department of Health, Office of Health Care Statistics.

f.                                         The surveys will be conducted by an independent vendor mutually agreed upon by the DEPARTMENT and CONTRACTOR.

g.                                      The DEPARTMENT or designee will analyze the results of the surveys. Before publishing articles, data, reports, etc. related to surveys, the DEPARTMENT will provide drafts of such material to the CONTRACTOR for review and feedback.

h.                                      The CONTRACTOR will not be responsible for the costs incurred for such publishing by the DEPARTMENT.

Article XIII - Records and Reporting Requirements

A.                                    Health Information Systems

The CONTRACTOR will retain records in accordance with requirements of 45 CFR 74 (three years after the final payment is made and all pending matters closed, plus additional time if an audit, litigation, or other legal action involving the records is started before or during the original three year period ends).

1.                                       General Rule

The CONTRACTOR will maintain a health information system that collects, analyzes, integrates, and reports data. The system will provide information on areas including, but not limited to, utilization, Grievances and Appeals, and disenrollments for other than loss of Medicaid eligibility.

2.                                       Basic Elements of a Health Information System

In accordance with Section 4752 of OBRA ‘90 (amended section 1903 (m)(2)(A) of the Social Security Act), the CONTRACTOR agrees to maintain sufficient patient encounter data to identify the physician who delivers Covered Services to Enrollees.

a.                                       The CONTRACTOR agrees to provide this encounter data, upon request of the DEPARTMENT, within 30 days of the request.

b.                                      At a minimum, the CONTRACTOR will collect data on Enrollee and provider characteristics as specified by the DEPARTMENT and on services furnished to Enrollees through an encounter data system.

3.                                       Accuracy of Data

a.                                       The CONTRACTOR will ensure that data received from providers is accurate and complete by:

(1)                                  verifying the accuracy of reported data;

(2)                                  screening the data for completeness, logic, and consistency; and

(3)                                  collecting service information in standardized formats to the extent feasible and appropriate.

b.                                      The CONTRACTOR will make all collected data available to the DEPARTMENT and upon request to CMS.

4.                                       Medical Records

The CONTRACTOR agrees that medical records are considered confidential information and agrees to follow Federal and State confidentiality requirements.

a.                                       The CONTRACTOR will require that its providers maintain a medical record keeping system through which all pertinent information relating to the medical management of the Enrollee is maintained, organized, and is readily available to appropriate professionals.

b.                                      Notwithstanding any other provision of this Contract to the contrary, medical records covering Enrollees will remain the property of the provider, and the provider will respect every Enrollee’s privacy by restricting the use and disclosure of information in such records to purposes directly connected with the Enrollee’s health care and administration of this Contract.

c.                                       The CONTRACTOR will use and disclose information pertaining to individual Enrollees and prospective Enrollees only for purposes directly connected with the administration of the Medicaid Program and this Contract.

B.                                     Federally Required Reports

1.                                       CHEC/EPSDT Reports

The CONTRACTOR agrees to act as a continuing care provider for the CHEC/EPSDT program in compliance with OBRA ‘89 and Social Security Act Sections 1902 (a)(43), 1905 (a)(4)(B) and 1905 (r).

a.                                       CHEC/EPSDT Screenings

(1)                                  Annually, the CONTRACTOR will submit to the DEPARTMENT information on CHEC/EPSDT screenings to meet the Federal EPSDT reporting requirements (Form CMS-416). The data will be in a mutually agreed upon format.

(2)                                  The CHEC/EPSDT information is due December 31 for the prior federal fiscal year’s data (October 1 through September 30).

b.                                      Immunization Data

The CONTRACTOR will submit immunization data as part of the CHEC/EPSDT reporting. Enrollee name, Medicaid ID, type of immunization identified by procedure code, and date of immunization will be reported in the same format as the CHEC/EPSDT data.

1.                                       Disclosure of Physician Incentive Plans

a.                                       The CONTRACTOR will submit to the DEPARTMENT information on its physician incentive plans as listed in 42 CFR 417.479(h)(1) by May 1 of each year.

b.                                      The CONTRACTOR will provide to the DEPARTMENT the enrollee/disenrollee survey results when beneficiary surveys are required as specified in 42 CFR 417.479(g) by October 1 or three months after the end of the Contract year.

c.                                       The CONTRACTOR will submit to the DEPARTMENT information on capitation payments paid to primary care physicians as specified in 42 CFR 417.479(h)(1)(vi).

C.                                    Periodic Reports

1.                                      Enrollment, Cost and Utilization Reports (Attachment E)

a.                                       Enrollment, cost and utilization reports will be submitted on diskettes or CDs in Excel and in the format specified in Attachment E. A hard copy of the report will be submitted as well. The DEPARTMENT will send to the CONTRACTOR a template of the Attachment E format on a diskette, CD, or electronically.

b.                                      The CONTRACTOR may not customize or change the report format. The financial information for these reports will be reported as defined in CMS Publication 75, and if applicable, CMS 15-1.

c.                                       The CONTRACTOR will certify in writing the accuracy and completeness, to the best of its knowledge, of all costs and utilization data provided to the DEPARTMENT on Attachment E.

d.                                      Two Attachment E reports will be submitted covering dates of service for each Contract year.

(1)                                  Attachment E is due May 1 for the preceding six-month reporting period (July through December).

(2)                                  Attachment E  is due November 1 for the preceding 12-month reporting period (July through June).

e.                                       If necessary, the CONTRACTOR may request, in writing, an extension of the due date up to 30 days beyond the required due date. The DEPARTMENT will approve or deny the extension request writing within seven calendar days of receiving the request.

2.                                       Interpretive Services

Annually, on November 1, the CONTRACTOR will submit summary information about the use of interpretive services during the previous Contract year (July 1 through June 30). The information will include the following:

a.                                       a list of all sources of interpreter services;

b.                                      total expenditures for each language;

c.                                       total expenditures for clinical versus administrative;

d.                                      number of Enrollees who used interpretive services for each language; and

e.                                       number of services provided categorized by clinical versus administrative.

3.                                      Semi-Annual Reports

The following semi-annual reports are due May 1 for the preceding six-month reporting period ending December 31 (July through December) and are due November 1 for the preceding six month period ending June 30 (January through June).

a.                                      Organ Transplants: Report the total number of organ transplants by type of transplant.

b.                                      Obstetrical Information: Report obstetrical information including:

(1)                                  total number of obstetrical deliveries by aid category grouping;

(2)                                  total number of caesarean sections and total number of vaginal deliveries;

(3)                                  total number low birth weight infants; and

(4)                                  total number of Enrollees requiring prenatal hospital admission.

c.                                       Appeals and Grievances

The CONTRACTOR will maintain complete records of all Appeals and Grievances and submit semi-annual reports summarizing Appeals and Grievances using DEPARTMENT-specified reporting templates.

(1)                                  Separate reports of Appeals and Grievances are required for adults and children; and for Traditional Medicaid Plan Enrollees and Non-Traditional Plan Enrollees.

(2)                                  Each report will distinguish between those Enrollees with special health care needs and the general population of children.

(3)                                  Report summary information on the number of Appeals and Grievances by type of Appeals and Grievance and indicate the number that have been resolved. Include an analysis of the type and number of Appeals and Grievances received by the CONTRACTOR.

d.                                      Aberrant Physician Behavior

Report summary information of corrective actions taken on physicians who have been identified by the CONTRACTOR as exhibiting aberrant physician behavior and the names of physicians who have been removed from the CONTRACTOR’s network due to aberrant behavior. The summary will include the reasons for the corrective action or removal.

4.                                      Annual Quality Improvement Program Documentation

a.                                       Annually, the CONTRACTOR will submit to the DEPARTMENT the following documents:

(1)                                  the CONTRACTOR’s quality improvement program description;

(2)                                  the CONTRACTOR’s quality improvement work plan;

(3)                                  the CONTRACTOR’s quality improvement work plan evaluation for previous calendar year.

b.                                      These reports will be in the format developed by the DEPARTMENT and include signature(s) of approval by the CONTRACTOR’s designated authorizing authority. Reports will be on a Contract year basis and will be due no later that October 1st of each year.

5.                                      Documents Due Prior to Quality Monitoring Reviews

a.                                       The following documents are due at least 60 days prior to the DEPARTMENT’s quality assurance monitoring review, or earlier on request, unless the DEPARTMENT has already received documents that are in effect:

(1)                                  the CONTRACTOR’s most current (may be in draft stage) written quality improvement program description;

(2)                                  the CONTRACTOR’s most current (may be in draft stage) annual quality improvement work plan;

(3)                                  the CONTRACTOR’s most current (may be in draft stage) quality improvement work plan evaluation for the previous calendar year;

(4)                                  documentation of the CONTRACTOR’s compliance to standards

defined in Utah’s Quality Assessment and Performance Improvement Plan for contracted medical health plans (Attachment D).

(5)                                  all other information requested by the DEPARTMENT to facilitate the DEPARTMENT’s review of the CONTRACTOR’s compliance to standards defined in Utah’s Quality Assessment and Performance Improvement Plan for contracted medical health plans (Attachment D).

b.                                      The above documents will show evidence of a well defined, organized program designed to improve client care.

6.                                      Impact of Co-payments

a.                                       The following semi-annual report is due May 1 for the preceding six-month reporting period ending April 30 (November of previous year through April of current year) and November 1 for the preceding six-month period ending October 31 (May through October of the current year):

b.                                      Report will document all instances when Enrollees have contacted the CONTRACTOR with a complaint about being denied services because they did not pay their Medicaid co-payment or co-insurance. For each instance, report the Enrollee’s name, Medicaid ID, provider, and the service the Enrollee was scheduled to receive.

7.                                      HEDIS

Audited Health Plan Employer Data and Information Set (HEDIS) performance measures will cover services rendered to Enrollees and will be reported as set forth in State rules by the Office of Health Data Analysis. For example, calendar year 2003 HEDIS measures will be reported in 2004.

8.                                       Encounter Data

a.                                       Encounter data will be submitted in accordance with the instructions detailed in the Encounter Records 837 Institutional Guide and Encounter Records 837, Professional Companion Guide, for dates of service beginning July 1, 2002.

b.                                      The CONTRACTOR will receive certification from an independent, credible vendor that their electronic submissions of encounter data are compliant with the Health Insurance Portability and Accountability Act (HIPAA) requirements.

c.                                       At a minimum, the CONTRACTOR will be HIPAA-compliant in the first four levels of HIPAA compliance: Level 1 - Integrity Testing, Level 2 - Requirement Testing, Level 3 - Balancing, and Level 4 - Situation Testing.

9.                                      Audit of Abortions, Sterilizations and Hysterectomies

a.                                      The CONTRACTOR will conduct an annual audit of abortion, hysterectomy and sterilization procedures performed by the CONTRACTOR’s providers. The purpose of the audit is to monitor compliance with federal and state requirements for the reimbursement of these procedures under Medicaid. The CONTRACTOR will audit all abortions and a sample of hysterectomy and sterilization procedures as defined by the DEPARTMENT.

b.                                      On November 1 of each year, the CONTRACTOR will submit to the DEPARTMENT the following information on the results of the abortion, sterilization and hysterectomy audit for the previous calendar year.

c.                                       For the sterilization and hysterectomy audit, submit documentation of the methodology used to pull the sample of sterilization and hysterectomies and include the sampling proportions.

d.                                      In an Excel file, submit the following information for all abortions, the sample of sterilizations, and the sample of hysterectomies:

(1)                                  client name

(2)                                  Medicaid ID number

(3)                                  procedure code

(4)                                  date of service

(5)                                  history/physical (yes/no)

(6)                                  operative report (yes/no)

(7)                                  pathology report (yes/no)

(8)                                  consent form (yes/no)

(9)                                  medical necessity criteria - hysterectomies only

e.                                       When information is submitted electronically, the CONTRACTOR will use a secured electronic transmission process.

f.                                         The DEPARTMENT will evaluate the results of the CONTRACTOR’s audit and identify the cases that will require medical record submission.

(1)                                  Medical record submission will be required for all abortions and a random sample of hysterectomy and sterilization cases.

(2)                                 The DEPARTMENT will notify the CONTRACTOR in writing of the cases that will require medical record submission and the time line for the medical record submissions.

10.                                 Provider Network

The CONTRACTOR will submit a monthly file of its provider network that meets the DEPARTMENT’s provider file specifications and data element requirements.

11.                                 Case Management Reports

The CONTRACTOR will submit quarterly case management reports due 30 days after the end of each quarter being reported; i.e., data covering July through September is due November 1. (See Utah’s Quality Assessment and Performance

Improvement Plan, Attachment D).

12.                                 Development of New Reports

Any new reports/data requirements mandated by the DEPARTMENT will be mutually developed by the DEPARTMENT and the CONTRACTOR.

D.                                    Data Certification

1.                                      Certifications

The CONTRACTOR will certify financial data that are submitted to the DEPARTMENT.

2.                                      Timing of Certification for Financial Data and Reports

a.                                       When submitting paper copies of the financial data or reports, the CONTRACTOR may submit the written certification by using the DEPARTMENT-developed data and reports cover sheet which includes a certification statement.

b.                                      If the CONTRACTOR does not use the cover sheet, the CONTRACTOR will attach a cover letter that includes the data certification statement.

c.                                       When submitting data and reports electronically, the CONTRACTOR will include a certification statement with the submission.

3.                                       Content of Certification

In the certification, the CONTRACTOR will attest to the completeness and truthfulness of the data and documents based on best knowledge, information and belief.

4.                                      Authority to Certify

The CONTRACTOR will ensure one of the following certifies data and documents:

a.                                       the CONTRACTOR’s chief executive officer;

b.                                      the CONTRACTOR’s chief financial officer; or

c.                                       an individual who has delegated authority to sign for, and who reports directly to the chief executive officer or chief financial officer.

Article XIV - Compliance/Monitoring

A.                                    Audits

1.                                      Right of DEPARTMENT and CMS to Audit

The DEPARTMENT and the Department of Health and Human Services, Centers for Medicare and Medicaid Services may audit and inspect any financial records of the CONTRACTOR or its subcontractors relating (a) to the ability of the CONTRACTOR to bear the risk of potential financial losses, or (b) to evaluate services performed or determinations of amounts payable under the Contract.

2.                                      Information to Determine Allowable Costs

The CONTRACTOR will make available to the DEPARTMENT all reasonable and related financial, statistical, clinical or other information needed for the determination of allowable costs to the Medicaid program for “related party/home office” transactions as defined in CMS 15-1. These records are to be made available in Utah or the CONTRACTOR will pay the increased cost (incremental travel, per diem, etc.) of auditing at the out-of-state location. The cost to the CONTRACTOR will include round-trip travel and two days per diem/lodging. Additional travel costs of the site audit will be shared equally by the CONTRACTOR and the DEPARTMENT.

3.                                      Management and Utilization Audits

(1)                                  The CONTRACTOR will allow the DEPARTMENT and the Department of Health and Human Services, Centers for Medicare and Medicaid Services, to perform audits for identification and collection of management data, including Enrollee satisfaction data, quality of care data, fraud-related data, abuse-related data, patient outcome data, and cost and utilization data, which will include patient profiles, exception reports, etc.

(2)                                  The CONTRACTOR will provide all data required by the DEPARTMENT or the independent quality review examiners in performance of these audits.

(3)                                  Prior to beginning any audit, the DEPARTMENT will give the CONTRACTOR reasonable notice of audit, and the DEPARTMENT will be responsible for costs of its auditors or representatives.

B.                                    Quality Monitoring by the DEPARTMENT

1.                                       The DEPARTMENT will review, at least annually, the impact and effectiveness of the CONTRACTOR’s quality assessment and performance improvement program. The review will include:

a.                                       The CONTRACTOR’s performance on the standard measures on which it is required by the DEPARTMENT to report.

b.                                      The results of the CONTRACTOR’s performance improvement projects.

c.                                       The results of the CONTRACTOR’s evaluation of the impact and effectiveness of its quality assessment and performance improvement program.

1.                                       The DEPARTMENT will review the CONTRACTOR for compliance to standards defined in Utah’s Quality Assessment and Performance Improvement Plan (Attachment D).

C.                                    External Quality Review

1.                                      In General

a.                                       Pursuant to 42 CFR Part 438 Subpart E -  External Quality Review (EQR), the DEPARTMENT will provide for an annual external quality review conducted by an External Quality Review Organization (EQRO) of the quality, timeliness, and access to Covered Services. The CONTRACTOR will support the annual external quality review.

b.                                      The DEPARTMENT will choose an agency to perform an annual EQR pursuant to Federal law and will pay for such review.

(1)                                  The CONTRACTOR will maintain all clinical and administrative records for use by the EQRO.

(2)                                  The CONTRACTOR agrees to support quality assurance reviews, focused studies and other projects performed for the DEPARTMENT by the EQRO.

(3)                                  The purpose of the reviews and studies is to comply with Federal requirements for an annual EQR.

(4)                                  The external quality reviews are conducted by the EQRO, with the advice, assistance, and cooperation of a planning team composed of representatives from the CONTRACTOR, the EQRO and the DEPARTMENT with final approval by the DEPARTMENT.

2.                                      Specific Requirements

a.                                      Liaison for Routine Communication

The CONTRACTOR will designate an individual to serve as liaison with the EQRO for routine communication with the EQRO.

b.                                      Representative to Assist with Projects

(1)                                  The CONTRACTOR will designate a minimum of two representatives (unless one individual can service both functions) to serve on the planning team for each EQRO project.

(2)                                  Representatives will include a quality improvement representative and a data representative.

(3)                                  The planning team is a joint collaborative forum between DEPARTMENT staff, the EQRO and the CONTRACTOR.

(4)                                  The role of the planning team is to participate in the process and completion of EQRO projects.

c.                                       Copies and On-Site Access

(1)                                  The CONTRACTOR will be responsible for obtaining copies of Enrollee information and facilitating on-site access to Enrollee information as needed by the EQRO. Such information will be used to plan and conduct projects and to investigate complaints and grievances.

(2)                                  Any associated copying costs are the responsibility of the CONTRACTOR.

(3)                                  Enrollee information includes medical records, administrative data such as, but not limited to, enrollment information and claims, nurses’ notes, medical logs, etc. of the CONTRACTOR or its providers.

d.                                      Format of Enrollee Files

The CONTRACTOR will provide Enrollee information in a mutually agreed upon format compatible for the EQRO’s use, and in a timely fashion to allow the EQRO to select cases for its review.

e.                                       Time-frame for Providing Data

(1)                                  The CONTRACTOR will provide data to the EQRO within 15 working days of the written request from the EQRO and will provide medical records within 30 working days of the written request from the EQRO.

(2)                                  Requests for extensions of these time frames will be reviewed and approved or disapproved by the DEPARTMENT on a case-by-case basis.

f.                                         Work Space for On-Site Reviews

The CONTRACTOR will assure that the EQRO staff and consultants have adequate work space, access to a telephone and copy machines at the time of review. The review will be performed during agreed-upon hours.

g.                                      Staff Assistance During On-Site Visits

The CONTRACTOR will assign appropriate person(s) to assist the EQRO personnel conduct the reviews during on-site visits and to participate in an informal discussion of screening observations at the end of each on-site visit, if necessary.

D.                                    Corrective Action

1.                                      When Corrective Actions are Necessary

a.                                       The CONTRACTOR agrees to implement corrective action as specified by the DEPARTMENT when quality assurance monitoring including, but not limited to, site reviews, CONTRACTOR documentation reviews, data analysis, medical audits, or complaints/grievances, determines the need for such corrective action.

b.                                      In addition, if the DEPARTMENT determines that the CONTRACTOR has not provided services in accordance with the Contract or within expected professional standards, the DEPARTMENT will request in writing that the CONTRACTOR correct deficiencies or identified problems by developing a corrective action plan.

c.                                       If the corrective action is a result of non-compliance with the DEPARTMENT’s Quality Assessment Improvement and Performance Improvement Plan, the time frames below do not necessarily apply; the time frames will be specified in a formal letter sent to the CONTRACTOR from the DEPARTMENT if a corrective action is required.

2.                                      Initial Response by CONTRACTOR

a.                                       The CONTRACTOR has 20 working days from the date the DEPARTMENT mails, through certified mail, its written request for the CONTRACTOR to respond to the problems identified and will either:

(1)                                  submit a corrective action plan,

(2)                                  submit a letter summarizing the CONTRACTOR’s disagreements with the DEPARTMENT’s findings, or

(3)                                  request, in writing, an extension of the 20-day time frame. The CONTRACTOR may only request an extension if it determines it will conduct a medical records review or there are other extenuating circumstances.

b.                                      If the CONTRACTOR fails to respond in one of the above ways, the CONTRACTOR will be subject the following sanction:

A $500 penalty for each working day, beginning on the first day after the 20-day time period has expired, and continuing until the day a corrective action plan is submitted to the DEPARTMENT.

3.                                      Submission of Corrective Action to DEPARTMENT

a.                                       Acceptance of Corrective Action Plan

If the CONTRACTOR submits a corrective action plan to the DEPARTMENT within 20 working days (or other agreed upon time frame) and the DEPARTMENT accepts the corrective action plan, the DEPARTMENT will send written notice to the CONTRACTOR officially approving the corrective action plan.

b.                                      When Corrective Action Plan Requires Revisions

(1)                                  If the CONTRACTOR submits a corrective action plan, but the DEPARTMENT determines the corrective action plan requires revisions, the CONTRACTOR will have 20 working days to submit a revised plan from the date the DEPARTMENT mails, through certified mail, the request for a revised plan. The DEPARTMENT’s letter will state the specific revisions to be made in the corrective action plan.

(2)                                  If the CONTRACTOR is unable or unwilling to submit to the DEPARTMENT within the established time frame, a revised corrective action plan containing the DEPARTMENT’s requested revisions, the CONTRACTOR will be subject to the following sanction:

A $500 penalty for each working day, beginning on the first day after the 20-day time period has expired, and continuing until the day a corrective action plan is submitted to the DEPARTMENT.

4.                                      Initial Appeal of DEPARTMENT’s Findings

a.                                       If the CONTRACTOR disagrees with the DEPARTMENT’s findings and wishes to appeal those findings, the CONTRACTOR will submit a detailed explanation of the disagreement in writing to the DEPARTMENT within the established time frame. If the DEPARTMENT agrees with the CONTRACTOR, the DEPARTMENT will provide written notification of its decision and will withdraw the request for a corrective action plan.

b.                                      If the DEPARTMENT upholds its request for a corrective plan, the CONTRACTOR has 20 days from the date the DEPARTMENT mails, through certified mail, a letter upholding its request for a corrective action plan.

c.                                       If the CONTRACTOR does not submit a corrective action plan within that time frame, the CONTRACTOR will be subjected to the following sanction:

A $500 penalty for each working day, beginning on the first day after the 20-day time period has expired, and continuing until the day a corrective action plan is submitted.

5.                                      Formal Hearing

a.                                       If the DEPARTMENT upholds its decision that a corrective action plan is required, the CONTRACTOR may file a request for a formal hearing with the DEPARTMENT within 30 days from the date the DEPARTMENT mails, through certified mail, a letter upholding its decision. If the $500 penalty has begun, it will discontinue once the DEPARTMENT receives the formal hearing request from the CONTRACTOR.

b.                                      If the outcome of the formal hearing is in favor of the CONTRACTOR, the DEPARTMENT will provide the CONTRACTOR with written notification that a corrective action plan is no longer required. The DEPARTMENT will reimburse the CONTRACTOR any penalties the CONTRACTOR has paid to the DEPARTMENT that accrued beginning on day 21 from the date the DEPARTMENT mails, through certified mail, the request for a corrective action plan and ending on the day the request for a formal hearing is received by the DEPARTMENT.

c.                                       If the outcome of the formal hearing is in favor of the DEPARTMENT, the CONTRACTOR will submit a corrective action plan, as determined by the formal hearing decision, within 20 days of the date of the hearing decision, otherwise the CONTRACTOR will be subject to the following sanction:

A $500 penalty for each working day, beginning on the first day after the 20-day time period has expired, and continuing until the day a corrective action plan that complies with the formal hearing decision is submitted to the DEPARTMENT. If the DEPARTMENT determines that the corrective action plan requires revisions, the CONTRACTOR will again be subject to a $500 penalty for each working day beginning on the first day after the DEPARTMENT verbally notifies the CONTRACTOR that the corrective action plan requires revisions and continuing until the day the DEPARTMENT receives the corrective action plan containing the DEPARTMENT’s required revisions.

6.                                      CONTRACTOR Unwilling or Unable to Implement Corrective Action Plan

a.                                       If the CONTRACTOR is unwilling or unable to implement the corrective action plan to the satisfaction of the DEPARTMENT, the CONTRACTOR will be subject to the following sanction:

A $500 penalty for each working day, beginning on the first day after the DEPARTMENT verbally notifies the CONTRACTOR that the corrective action plan has not been implemented, and continuing until the day the CONTRACTOR successfully demonstrates to the DEPARTMENT that it has implemented the plan. Following the DEPARTMENT’s verbal notification, the DEPARTMENT will mail, through certified mail, a letter stating the penalty has been invoked.

b.                                      The CONTRACTOR will be apprized of its right to request a formal hearing.

(1)                                  If the CONTRACTOR decides to formally appeal the DEPARTMENT’s decision that the corrective action plan has not been implemented, then the procedures detailed in number 2 above apply.

(2)                                  If the outcome of the formal hearing is in favor of the DEPARTMENT, penalties will resume on the date of the formal hearing decision and continue until the CONTRACTOR complies with the decision of the formal hearing.

7.                                      Collection of Financial Penalties

The DEPARTMENT may deduct any financial penalties assessed by the DEPARTMENT from the monthly payment to the CONTRACTOR.

Article XV - Termination of the Contract

A.                                    Automatic Termination

This Contract will automatically terminate June 30, 2006. The parties agree to meet prior to the end date of this Contract to discuss terms and conditions that may be incorporated into the next Contract period, unless terminated by either party as provided herein.

B.                                    90-Day Termination Option

Either party may terminate the Contract without cause by giving the other party written notice of termination at least 90 days prior to the termination date.

C.                                    Effect of Termination

1.                                      Coverage

Inasmuch as the CONTRACTOR is paid on a monthly basis, the CONTRACTOR will continue providing the Covered Services required by this Contract until midnight of the last day of the calendar month in which the termination becomes effective. If an Enrollee is a patient in a hospital setting during the month in which termination becomes effective, the CONTRACTOR is responsible for the entire hospital stay including physician charges until discharge or thirty days following termination, whichever occurs first.

2.                                      Enrollee Not Liable for Debts of CONTRACTOR or its Subcontractors

If the CONTRACTOR or one of its subcontractors becomes insolvent or bankrupt, the Enrollees will not be liable for the debts of the CONTRACTOR or its subcontractor. The CONTRACTOR will include this term in all of its subcontracts.

3.                                      Information for Claims Payment

The CONTRACTOR will promptly supply to the DEPARTMENT all information necessary for the reimbursement of any Medicaid claims not paid by the CONTRACTOR.

4.                                      Changes in Enrollment Process

The CONTRACTOR will be advised of anticipated changes in policies and procedures as they relate to the enrollment process and their comments will be solicited. The CONTRACTOR agrees to be bound by such changes in policies and procedures unless they are not agreeable to the CONTRACTOR, in which case the CONTRACTOR may terminate the Contract in accordance with the Contract termination provisions.

5.                                      Hearing Prior to Termination

Regarding the General Provisions, Article XVII (Default, Termination, & Payment Adjustment), item 3, if the CONTRACTOR fails to meet the requirements of the Contract, the DEPARTMENT will give the CONTRACTOR a hearing prior to termination. Enrollees will be informed of the hearing and will be allowed to disenroll from this Health Plan without cause.

6.                                      CMS Consent Required

If the Department of Health and Human Services, Centers for Medicare and Medicaid (CMS) directs the DEPARTMENT to terminate this Contract, the DEPARTMENT will not be permitted to renew this Contract without CMS consent.

D.                                    Assignment

Assignment of any or all rights or obligations under this Contract without the prior written consent of the DEPARTMENT is prohibited. Sale of all or any part of the rights or obligations under this Contract will be deemed an assignment. Consent may be withheld in the DEPARTMENT’s sole and absolute discretion.

Article XVI - Miscellaneous

A.                                   Integration

This Contract contains the entire agreement between the parties with respect to the subject matter of this Contract. There are no representations, warranties, understandings, or agreements other than those expressly set forth herein. Previous contracts between the parties hereto and conduct between the parties which precedes the implementation of this Contract will not be used as a guide to the interpretation or enforcement of this Contract or any provision hereof. If there is a conflict between these Special Provisions (Attachment B) or the General Provisions (Attachment A), then these Special Provisions will control.

B.                                     Enrollees May Not Enforce Contract

Although this Contract relates to the provision of benefits for Enrollees and others, no Enrollee is entitled to enforce any provision of this Contract against the CONTRACTOR nor will any provision of this Contract be constructed to constitute a promise by the CONTRACTOR to any Enrollee or Potential Enrollee.

C.                                     Interpretation of Laws and Regulations

The DEPARTMENT will be responsible for the interpretation of all Federal and State laws and regulations governing or in any way affecting this Contract. When interpretations are required, the CONTRACTOR will submit written requests to the DEPARTMENT. The DEPARTMENT will retain full authority and responsibility for the administration of the Medicaid program in accordance with the requirements of Federal and State law.

D.                                    Adoption of Rules

Adoption of rules by the DEPARTMENT which govern the Medicaid program, will be automatically incorporated into this Contract upon receipt by the CONTRACTOR of written notice thereof.

Attachment C

Molina Healthcare of Utah

January 1, 2006

Covered Services

Limitations & Exclusions

Co-payment & Co-insurance Requirements

Covered Services are the same under both the Traditional and Non-Traditional Medicaid Plans unless otherwise indicated. Co-payments and co-insurances are listed if required. Pregnant women and children under age 18 are exempt from all co-payment and co-insurance requirements. Services related to family planning are excluded from all co-payment and co-insurance requirements. Medicaid Provider Manuals provide detailed information regarding covered services and are available to the CONTRACTOR upon request.

A.                                   In General

The CONTRACTOR will provide the following benefits to Enrollees in accordance with Medicaid benefits as defined in the Utah State Plan subject to the exception or limitations as noted below. The DEPARTMENT reserves the right to interpret what is in the State plan. Medicaid services can only be limited through utilization criteria based on Medical Necessity. The CONTRACTOR will provide at least the following benefits to Enrollees.

The CONTRACTOR is responsible to provide or arrange for all Medically Necessary Covered Services on an emergency basis 24 hours each day, seven days a week. The CONTRACTOR is responsible for payment for all covered Emergency Services furnished by providers that do not have arrangements with the CONTRACTOR.

B.                                    Hospital Services

1.                                      Inpatient Hospital

Services furnished in a licensed, certified hospital are Covered Services.

Non-Traditional Medicaid Plan excludes the following revenue codes:

430 - 439 (Occupational Therapy)

380 - 382, and 391 (Whole Blood)

390 and 399 (Autologous or self blood storage for future use)

811 - 813 (Organ Donor charges)

CO-INSURANCE

Traditional Medicaid: $220.00 for non-emergency admissions. Limited to $220.00 per Enrollee per calender year.

Non-Traditional Medicaid: $220.00 for each non-emergency admission per Enrollee. Counts toward total maximum co-payment and co-insurance of $500.00 per Enrollee per calendar year.

1

2.                                      Outpatient Hospital

Services provided to Enrollees at a licensed, certified hospital who are not admitted to the hospital are Covered Services.

CO-PAYMENT

Traditional Medicaid: $2.00 co-payment per visit. Limited to one co-payment per date of service per provider. The facility fees associated with services provided in an outpatient hospital or free-standing ambulatory surgical centers are subject to $2.00 co-payment per date of service per provider. Annual calendar year maximum for any combination of physician, podiatry, outpatient hospital, and surgical centers is $100.00 per Enrollee.

Non-Traditional Medicaid: $3.00 co-payment per visit. Limited to one co-payment per date of service per provider. The facility fees associated with services provided in an outpatient hospital or a free standing ambulatory surgical centers are subject to $3.00 co-payment per date of service per provider. Counts toward total maximum co-payment and co-insurance of $500.00 per Enrollee per calendar year.

3.                                      Emergency Department Services

Emergency Services provided to Enrollees in designated hospital emergency departments are Covered Services.

CO-PAYMENT

Traditional Medicaid: Co-payment is $6.00 for non-emergency use of the emergency room.

Non-Traditional Medicaid: Co-payment is $6.00 for non-emergency use of the emergency room. Counts toward total maximum co-payment and co-insurance of $500.00 per Enrollee per calendar year.

C.                                     Physician Services

Services provided directly by licensed physicians or osteopaths, or by other licensed professionals such as physician assistants, nurse practitioners, or nurse midwives under the physician’s or osteopath’s supervision are covered Services.

Non-Traditional Medicaid excludes office visits in conjunction with allergy injections (CPT codes 95115 through 95134 and 95144 through 95199).

CO-PAYMENT

Traditional Medicaid: Co-pay is $3.00 per visit. Limited to one co-payment per date of service per provider. Annual calendar year maximum is $100.00 per Enrollee for any combination of physician, osteopath, podiatry, outpatient hospital, freestanding

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emergency centers, and surgical centers. Co-payment required for preventive services and immunizations.

Non-Traditional Medicaid: Co-payment is $3.00 per visit. Limited to one co-payment per date of service per provider. No co-payment for preventive services and immunizations. Counts toward total maximum co-payment and co-insurance of $500.00 per Enrollee per calendar year.

D.                                    General Preventive Services

The CONTRACTOR must develop or adopt practice guidelines consistent with current standards of care, as recommended by professional groups such as the American Academy of Pediatric and the U.S. Task Force on Preventive Care.

A minimum of three screening programs for prevention or early intervention (e.g. Pap Smear, diabetes, hypertension).

E.                                      Vision Care

Services provided by licensed ophthalmologists or licensed optometrists, and opticians within their scope of practice are Covered Services. Services include, but are not limited to, the following:

1.                                       Eye examinations and care to identify and treat medical problems

2.                                       Eye refractions, examinations

3.                                       Laboratory work

4.                                       Lenses

5.                                       Eyeglass Frames

6.                                       Repair of Frames

7.                                       Repair or Replacement of Lenses

8.                                       Contact Lenses (when Medically Necessary)

Traditional Medicaid Plan: Full coverage for all Non-Traditional clients.

Non-Traditional Medicaid Plan is limited to the following services and limitations:Non-Traditional Medicaid clients have coverage for vision screening in conjunction with determining refractions. Providers may bill using procedure codes 92002, 92004, 92012, and 92014. There is a maximum Medicaid benefit of $31.21 for screening services. Charges above the $31.21 are non-covered Medicaid services and are considered the patient’s responsibility. Eye refraction/examination is limited to one eye examination every 12 months.

Eyeglasses (lenses and frames) are not covered.

Services to identify and treat medical problems such as diabetic retinopathy, glaucoma, cataracts, etc., may be billed by ophthalmologists and optometrists using procedure codes

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92020, 92083, 92135, 95930, 99201-99205, 99211-99215, 65210, 65220, 65222, 67820, 68761, and 68801. Ophthalmologists may bill additional procedure codes within their scope of service that are covered by Medicaid. These services are paid based on the Medicaid fee schedule and are considered payment in full.

F.                                      Lab and Radiology Services

Professional and technical laboratory and X-ray services furnished by licensed and certified providers are Covered Services. All laboratory testing sites, including physician office labs, providing services under this Contract will have either a Clinical Laboratory Improvement Amendments (CLIA) Certificate of Waiver or a certificate of registration along with a CLIA identification number.

Those laboratories with certificates of waiver will provide only the eight types of tests permitted under the terms of their waiver. Laboratories with certificates of registration may perform a full range of laboratory tests.

G.                                    Physical and Occupational Therapy

1.                                      Physical Therapy

Treatment and services provided by a licensed physical therapist. Treatment and services must be authorized by a physician and include services prescribed by a physician or other licensed practitioner of the healing arts within the scope of his or her practice under State law and provided to an Enrollee by or under the direction of a qualified physical therapist. Necessary supplies and equipment will be reviewed for medical necessity and follow the criteria of the R414.12 rule.

2.                                      Occupational Therapy

Treatment of services provided by a licensed occupational therapist. Treatment and services must be authorized by a physician and include services prescribed by a physician or other licensed practitioner of the healing arts within the scope of his or her practice under State law and provided to an Enrollee by or under the direction of a qualified occupational therapist. Necessary supplies and equipment will be reviewed for medical necessity and follow the criteria of the R414.12 rule.

Non-Traditional Medicaid:  Physical therapy and occupational therapy (in combination) are limited to 10 visits per calendar year.

CO-PAYMENT

Non-Traditional Medicaid: $3.00 co-payment per visit. Limited to one co-payment per date of service per provider. Counts toward total maximum co-payment and co-insurance of $500.00 per Enrollee per calendar year.

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H.                                    Speech and Hearing Services

Services and appliances, including hearing aids and hearing aid batteries, provided by a licensed medical professional to test and treat speech defects and hearing loss are Covered Services.

Non-Traditional Medicaid Plan: Full coverage except hearing aids are limited to congenital (birth defect) hearing losses only.

I.                                         Podiatry Services

Services provided by a licensed podiatrist are Covered Services.

Traditional Medicaid Plan: Full coverage is limited to children up to age 21 and pregnant women. Limited podiatry benefits are covered for adults.

Non-Traditional Medicaid Plan:  Limited podiatry benefits are covered.

CO-PAYMENT

Traditional Medicaid:  Co-pay is $3.00 per visit. Limited to one co-payment per date of service per provider. Annual calendar year maximum is $100.00 per Enrollee for any combination of physician, podiatry, outpatient hospital, freestanding emergency centers, and surgical centers. Co-payment required for preventive services and immunizations.

Non-Traditional Medicaid: Co-payment is $3.00 per visit. Limited to one co-payment per date of service per provider. Counts toward total maximum co-payment and co-insurance of $500.00 per Enrollee per calendar year.

J.                                        End Stage Renal Disease - Dialysis

Treatment of end stage renal dialysis for kidney failure is a Covered Service. Dialysis is to be rendered by a Medicare-certified Dialysis facility.

K.                                    Home Health Services

Home health services are defined as intermittent nursing care provided by certified nursing professionals (registered nurses, licensed practical nurses, and home health aides) in the client’s home when the client is homebound or semi-homebound are Covered Services. Home health care must be rendered by a Medicare-certified Home Health Agency. The CONTRACTOR agrees to comply with all federal regulations regarding surety bonds. The CONTRACTOR agrees to contract with only Medicare-certified Home Health Agencies who carry a surety bond if federal regulations regarding this requirement are reinstated. The DEPARTMENT agrees to notify the CONTRACTOR if such federal regulations are reinstated.

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Personal care services as defined in the DEPARTMENT’s Medicaid Personal Care Provider Manual are included in this Contract. Personal care services may be provided by a State licensed home health agency.

L.                                      Hospice Services

Services delivered to terminally ill patients (six months life expectancy) who elect palliative versus aggressive care are Covered Services. Hospice care must be rendered by a Medicare-certified hospice. When an Enrollee is receiving hospice in a nursing facility, ICF/MR or freestanding hospice facility, the CONTRACTOR is responsible for up to 30 days of hospice care.

M.                                  Private Duty Nursing

Services provided by licensed nurses for ventilator-dependent children and technology-dependent adults in their home in lieu of hospitalization if Medically Necessary, feasible, and safe to be provided in the patient’s home are Covered Services. Requests for continuous care will be evaluated on a case by case basis and must be approved by the CONTRACTOR.

Non-Traditional Medicaid Plan:  Private Duty Nursing is not a covered service.

N.                                    Medical Supplies and Medical Equipment

This Covered Service includes any necessary supplies and equipment used to assist the Enrollee’s medical recovery, including both durable and non-durable medical supplies and equipment, and prosthetic devices. The objective of the medical supplies program is to provide supplies for maximum reduction of physical disability and restore the Enrollee to his or her best functional level. Medical supplies may include any necessary supplies and equipment recommended by a physical or occupational therapist, but should be ordered by a physician. Durable medical equipment (DME) includes, but is not limited to, prosthetic devices and specialized wheelchairs. Durable medical equipment and supplies must be provided by a DME supplier that has a surety bond. Necessary supplies and equipment will be reviewed for medical necessity and follow the criteria of the R414.12 of the Utah Administrative Code, with the exception of criteria concerning long term care since long term care services are not covered under the Contract.

Non-Traditional Medicaid Plan excludes blood pressure monitors, and replacement of lost, damaged, or stolen durable medical equipment or prosthesis.

O.                                   Abortions and Sterilizations

These Covered Services are provided to the extent permitted by Federal and State law and must meet the documentation requirement of 42 CFR 441, Subparts E and F. These requirements must be met regardless of whether Medicaid is primary or secondary payer.

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P.                                      Treatment for Substance Abuse and Dependency

Treatment will cover medical detoxification for alcohol or substance abuse conditions is a Covered Service. Medical services including hospital services will be provided for the medical non-psychiatric aspects of the conditions of alcohol/drug abuse.

Q.                                    Organ Transplants

The following transplantations are Covered Services for all Enrollees: kidney, liver, cornea, bone marrow, stem cell, heart, intestine, lung, pancreas, small bowel, combination heart/lung, combination intestine/liver, combination kidney/pancreas, combination liver/kidney, multi visceral, and combination liver/small bowel unless amended under the provisions of Attachment B, Article IV (Benefits), Section C, Subsection 2 of this Contract.

Non-Traditional Medicaid Plan is limited to kidney, liver, cornea, bone marrow, stem cell, heart, and lung transplantations.

R.                                    Other Outside Medical Services

The CONTRACTOR, at its discretion and without compromising quality of care, may choose to provide services in Freestanding Emergency Centers, Surgical Centers and Birthing Centers.

CO-PAYMENT

Traditional Medicaid: $2.00 co-payment per visit. Limited to one co-payment per date of service per provider. Annual calendar year maximum is $100.00 per Enrollee for any combination of physician, podiatry, outpatient hospital, freestanding emergency centers, and surgical centers. (Co-payment does not apply to birthing centers.)

Non-Traditional Medicaid: $3.00 co-payment per visit. Limited to one co-payment per date of service per provider. Counts toward total maximum co-payment and co-insurance of $500.00 per Enrollee per calendar year.

S.                                     Long Term Care

The CONTRACTOR may provide long term care for Enrollees in skilled nursing facilities requiring such care as a continuum of a medical plan when the plan includes a prognosis of recovery and discharge within thirty (30) days or less. When the prognosis of an Enrollee indicates that long term care (over 30 days) will be required, the CONTRACTOR will notify the DEPARTMENT and the skilled nursing facility of the prognosis determination and will initiate disenrollment. Skilled nursing care is to be rendered in a skilled nursing facility which meets federal regulations of participation.

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T.                                     Services to CHEC Enrollees

1.                                      CHEC Services

The CONTRACTOR will provide to CHEC Enrollees preventive screening services and other necessary medical care, diagnostic services, treatment, and other measures necessary to correct or ameliorate defects and physical and mental illnesses and conditions discovered by the screening services, whether or not such services are covered under the State Medicaid Plan. The CONTRACTOR is not responsible for home and community-based services available through Utah’s Home and Community-Based waiver programs.

The CONTRACTOR will provide the full early and periodic screening, diagnosis, and treatment services to all eligible children and young adults up to age 21 in accordance with the periodicity schedule as described in the Utah CHEC Provider Manual. All children between six months and 72 months must be screened for blood lead levels.

Non-Traditional Medicaid : CHEC services are not covered. Enrollees who are 19 or 20 years of age receive the adult scope of services.

2.                                      CHEC Policies and Procedures

The CONTRACTOR agrees to have written policies and procedures for conducting tracking, follow-up, and outreach to ensure compliance with the CHEC periodicity schedules. These policies and procedures will emphasize outreach and compliance monitoring for children and young adults, taking into account the multi-lingual, multi-cultural nature as well as other unique characteristics of the CHEC Enrollees.

U.                                     Family Planning Services

These Covered Services includes disseminating information, counseling, and treatments relating to family planning services. All services must be provided by or authorized by a physician, certified nurse midwife, or nurse practitioner. All services must be provided in concert with Utah law.

Birth control services include information and instructions related to the following:

1.                                       Birth control pills;

2.                                       Norplant (removal only);

3.                                       Depo Provera;

4.                                       IUDs;

5.                                       Barrier methods including diaphragms, male and female condoms, and cervical caps;

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6.                                       Vasectomy or tubal ligations;

7.                                       Nuvaring; and

8.                                       Office calls, examinations or counseling related to contraceptive devices.

Non-Traditional Medicaid:  Norplant is not a covered service.

V.                                    High-Risk Prenatal Services

1.                                      In General - Ensure Services are Appropriate and Coordinated

The CONTRACTOR must ensure that high risk pregnant Enrollees receive an appropriate level of quality perinatal care that is coordinated, comprehensive, preventive, and continuous either by direct service or referral to an appropriate provider or facility. In the determination of the provider and facility to which a high risk prenatal Enrollee will be referred, care must be taken to ensure that the provider and facility both have the appropriate training, expertise and capability to deliver the care needed by the Enrollee and her fetus/infant. Although many complications in perinatal health cannot be anticipated, most can be identified early in pregnancy. Ideally, preconceptional counseling and planned pregnancy are the best ways to assure successful pregnancy outcome, but this is often not possible. Provision of routine preconceptional counseling must be made available to those women who have conditions identified as impacting pregnancy outcome, i.e., diabetes mellitus, medications which may result in fetal anomalies or poor pregnancy outcome, or previous severe anomalous fetus/infant, among others.

2.                                      Risk Assessment

a.                                       General

Enrollees who are pregnant should be risk assessed at their first prenatal visit, preferably in the first trimester, and later in pregnancy as low, moderate or high risk for medical and psychosocial conditions which may contribute to poor birth outcomes. Women found to not be moderate or high risk should be evaluated for change in risk status throughout their pregnancy.

b.                                       Assessment tools

The CONTRACTOR must have a mechanism to assure that prenatal care providers conduct risk assessments on all pregnant Enrollees on entry into prenatal care and, as needed, on an ongoing basis to re-assess risk status throughout pregnancy. Assessment tools used by prenatal care providers should be consistent with standards of practice and linked to the CONTRACTOR’s care coordination/case management programs for those Enrollees who have a moderate or high risk status. All prenatal health care

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providers should be able to identify the full range of medical and psychosocial risk factors and either provide appropriate care or initiate referrals to the appropriate level of care/consultation throughout pregnancy.

The CONTRACTOR’s healthy pregnancy programs must also include assessment of risk for all pregnant Enrollees as soon as a pregnancy is identified and as needed, on an ongoing basis. The CONTRACTOR shall refer to and coordinate care with the prenatal care providers concerning the treatment plan and risk factors. The CONTRACTOR’s risk assessments shall be overseen by the CONTRACTOR’s Medical Director.

Assessment tools used by prenatal care providers and the CONTRACTOR should include a means of identifying prenatal risk factors based on medical and psychosocial conditions that may contribute to poor birth outcomes and that will assist the CONTRACTOR and prenatal care providers in determining the level and intensity of care coordination/case management required to ensure the appropriate level of perinatal care.

The DEPARTMENT recommends “Guidelines for Perinatal Care by American Academy of Pediatrics, and American College of Obstetricians and Gynecologists” as a resource for evaluating and classification of risk, the level of care and consultation recommended based on risk status, and the level of care coordination required. The DEPARTMENT recommends that Enrollees be identified with a status of no risk, low risk, moderate risk, or high risk and that at a minimum, Enrollees who are classified as moderate or high risk should receive care coordination/case management services.

c.                                       Recommended Prenatal Screening

(1)                                 Hepatitis B surface antigen

The DEPARTMENT recommends routine prenatal screening of every woman for hepatitis B surface antigen (HBsAg) early in prenatal care to identify all those at high risk for transmitting the virus to their newborns and later in pregnancy for women who tested negative for HbsAg during early pregnancy but who are at high risk based on:

(a)                                  evidence of clinical hepatitis during pregnancy;

(b)                                 injection drug use;

(c)                                  occurrence during pregnancy or a history of STDs; or

(d)                                 judgement of the health care provider.

When a woman is found to be HBsAg-positive, the CONTRACTOR will provide HBIG and HB vaccine at birth. Initial treatments should be given during the first 12 hours of life. The CONTRACTOR will comply with all other requirements as specified in Utah Law R386-702-9.

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(2)                                 Sexually Transmitted Diseases (STDs)

The DEPARTMENT recommends prenatal screening including sexually transmitted diseases such as gonorrhea, chlamydia, and standard serological testing for syphilis as required by Utah Law 26-6-20. Testing for STDs should be repeated in the 3rd trimester for Enrollees at high risk for exposure.

(3)                                 HIV testing

The DEPARTMENT also recommends testing of all pregnant Enrollees for HIV and testing and treatment at labor and delivery for women who have not received testing during pregnancy. The CONTRACTOR should encourage providers to develop policies that are consistent with the American College of Obstetricians and Gynecologists, including but not limited to:

(a)                                  universal testing with an opt-out approach (testing of all pregnant women and not just those who appear to be at high risk for HIV;

(b)                                 flexibility in the consent process; and

(c)                                  prevention and referral through education during prenatal care.

Prenatal care providers should have a mechanism to document in medical records when pregnant Enrollees are offered HIV tests and when tests are refused. Pregnant Enrollees who refuse HIV testing earlier in pregnancy should be offered HIV testing again later in pregnancy. Pregnant Enrollees who test positive should receive treatment throughout their pregnancy and labor and delivery to reduce the risk of HIV transmission to their newborns.

3.                                      Prenatal Initiative Program

Prenatal services provided directly or through agreements with appropriate providers include those services covered under Medicaid’s Prenatal Initiative Program which includes the following enhanced services for pregnant women:

a.                                       perinatal care coordination

b.                                      prenatal and postnatal home visits

c.                                       group prenatal and postnatal education

d.                                      nutritional assessment and counseling

e.                                       prenatal and postnatal psychosocial counseling

Psychosocial counseling is a service designed to benefit the pregnant client by helping her cope with the stress that may accompany her pregnancy. Enabling her to manage this stress improves the likelihood that she will have a healthy pregnancy. This counseling is intended to be short term and directly related to the pregnancy. However, pregnant women who are also suffering from a serious emotional or mental illness should be referred to an appropriate mental health care

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provider.

W.                                Services for Children with Special Needs

1.                                      In General

In addition to primary care, children with chronic illnesses and disabilities need specialized care provided by trained experienced professionals. Since early diagnosis and intervention will prevent costly complications later on, the specialized care must be provided in a timely manner. The specialized care must comprehensively address all areas of need to be most effective and must be coordinated with primary care and other services to be most efficient. The children’s families must be involved in the planning and delivery of the care for it to be acceptable and successful.

2.                                      Services Requiring Timely Access

All children with special health care needs must have timely access to the following services:

a.                                       Comprehensive evaluation for the condition.

b.                                      Pediatric subspecialty consultation and care appropriate to the condition.

c.                                       Rehabilitative services provided by professionals with pediatric training in areas such as physical therapy, occupational therapy and speech therapy.

d.                                      Durable medical equipment appropriate for the condition.

e.                                       Care coordination for linkage to early intervention, special education and family support services and for tracking progress.

In addition, children with the conditions marked by * below must have timely access to coordinated multispecialty clinics, when Medically Necessary, for their disorder.

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3.                                      Definition of Children with Special Health Care Needs

The definition of children with special health needs includes, but is not limited to, the following conditions:

a.	Nervous System Defects such as
Spina Bifida*
Sacral Agenesis*
Hydrocephalus

b.	Craniofacial Defects such as
Cleft Lip and Palate*
Treacher - Collins Syndrome

c.	Complex Skeletal Defects such as
Arthrogryposis*
Osteogenesis Imperfecta*
Phocomelia*

d.	Inborn Metabolic Disorders such as
Phenylketonuria*
Galactosemia*

e.	Neuromotor Disabilities such as
Cerebral palsy*
Muscular Dystrophy*
Complex Seizure Disorders

f.	Congenital Heart Defects

g.	Genetic Disorders such as
Chromosome Disorders
Genetic Disorders

h.	Chronic Illnesses such as
Cystic Fibrosis
Hemophilia
Rheumatoid Arthritis
Bronchopulmonary Dysplasia
Cancer
Diabetes
Nephritis
Immune Disorders

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i.                                          Developmental Disabilities with multiple or global delays in development such as Down Syndrome or other conditions associated with mental retardation.

The CONTRACTOR agrees to cover all Medically Necessary services for children with special health care needs such as the ones listed above. The CONTRACTOR further agrees to cooperate with the DEPARTMENT’s quality assurance monitoring for this population by providing requested information.

X.                                    Medical and Surgical Services of a Dentist

1.                                      Who May Provide Services

Under Utah law, medical and surgical services of a dentist may be provided by either a physician or a doctor of dental medicine or dental surgery.

2.                                      Universe of Covered Services

Medical and surgical services that under Utah law may be provided by a physician or a doctor of dental medicine or dental surgery, are covered under the Contract.

3.                                       Services Specifically Covered

The CONTRACTOR is responsible for palliative care and pain relief for severe mouth or tooth pain in an emergency room. If the emergency room physician determines that it is not an emergency and the client requires services at a lesser level, the provider should refer the client to a dentist for treatment. If the dental-related problem is serious enough for the client to be admitted to the hospital, the CONTRACTOR is responsible for coverage of the inpatient hospital stay. The CONTRACTOR is responsible for authorized/approved medical services provided by oral surgeons consistent with injury, accident, or disease (excluding dental decay and periodontal disease) including, but not limited to, removal of tumors in the mouth, setting and wiring a fractured jaw. Also covered are injuries to sound natural teeth and associated bone and tissue resulting from accidents including services by dentists performed in facilities other than the emergency room or hospital.

4.                                       Dental Services Not Covered

The CONTRACTOR is not responsible for routine dental services such as fillings, extractions, treatment of abscess or infection, orthodontics, and pain relief when provided by a dentist in the office or in an outpatient setting such as a surgical center or scheduled same day surgery in a hospital including the surgical facilities charges.

Y.                                     Diabetes Education

The CONTRACTOR shall provide diabetes self-management education from a Utah certified or American Diabetes Association recognized program when an Enrollee:

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1.                                       has recently been diagnosed with diabetes, or

2.                                       is determined by the health care professional to have experienced a significant change in symptoms, progression of the disease or health condition that warrants changes in the Enrollee’s self-management plan, or

3.                                       is determined by the health care professional to require re-education or refresher training.

Z.                                     HIV Prevention

The CONTRACTOR shall have in place the following:

1.                                      General Program

The CONTRACTOR must have educational methods for promoting HIV prevention to Enrollees. HIV prevention information, both primary (targeted to uninfected Enrollees), as well as secondary (targeted to those Enrollees with HIV) should must be culturally and linguistically appropriate. All Enrollees should be informed of the availability of both in-plan HIV counseling and testing services, as well as those available from Utah State-operated programs.

2.                                      Focused Program for Women

Special attention should be paid identifying HIV+ women and engaging them in routine care in order to promote treatment including, but not limited to, antiretroviral therapy during pregnancy.

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SUMMARY OF CO-PAYMENT AND

CO-INSURANCE REQUIREMENTS

Pregnant women and children under age 18 are exempt from all co-payment and co-insurance requirements. Services related to family planning are excluded from all co-payment and co-insurance requirements.

Traditional Medicaid Plan

•                                          Inpatient hospital: Each Enrollee must pay a $220.00 co-insurance for non-emergency inpatient hospital admissions. The maximum co-payment per Enrollee per calendar year is $220.00 for non-emergency inpatient hospital admissions.

•                                          Emergency Department: Each enrollee must pay a $6.00 co-payment for non-emergency use of the emergency room.

•                                          Physician, osteopath, podiatrist, outpatient hospital, freestanding emergency centers, and surgical centers: Each Enrollee must pay a $3.00 co-payment per provider per day. The maximum co-payment per Enrollee per calendar year is $100.00 for any combination of the services provided by the above providers.

•                                          Prescription Drugs: Each Enrollee must pay a co-payment of $3.00 per prescription. The maximum co-payment is $15.00 per Enrollee per month.*

There is no overall out-of-pocket maximum for the above services.

Non-Traditional Medicaid Plan

•                                          Inpatient hospital:  Each Enrollee must pay a $220.00 co-insurance for each non-emergency inpatient hospital admissions.

•                                          Emergency Department: Each enrollee must pay a $6.00 co-payment for non-emergency use of the emergency room.

•                                          Physician, osteopath, podiatrist, physical therapist, occupational therapist, chiropractor*, freestanding emergency centers, surgical centers: Each Enrollee must pay a $3.00 co-payment per provider per day.

•                                          Prescription Drugs: Each Enrollee must pay a co-payment of $2.00 per prescription.*

The out-of-pocket maximum for each Enrollee is $500.00 for any combination of the above co-payments and co-insurance.

*Pharmacy services and chiropractic services are not the responsibility of the CONTRACTOR.

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Utah’s Quality Assessment and Performance Improvement Plan

(Utah “QAPIP”)

For Contracted Medicaid Health Plans

Attachment D: Program Description

State of Utah

Department of Health

Division of Health Care Financing

Bureau of Managed Health Care

August 13, 2003

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I. Utah Quality Assessment and Performance Improvement Monitoring Plan (QAPIP) Executive Summary:

The Utah Department of Health (DOH), Division of Health Care Financing (DHCF), Bureau of Managed Health Care (BMHC) by authority of 42 CFR, Part 438, Subparts C, D, E, F, H (438.602, 438.608, 438.610), and Subpart I (438.700) has oversight responsibility of contracted Medicaid health plans to ensure the delivery of quality health care and compliance with state and federal regulations.

The BMHC oversight methodology consists of activities to collect and analyze data from on-site reviews, required reports, and other internal and external data sources. This information is used to determine compliance with state Medicaid requirements; federal regulations pertaining to managed care entities; to identify opportunities for improvement and areas of non-compliance. When BMHC identifies non-compliance and areas where improvement is needed, BMHC makes recommendations and requires corrective action plans (CAP’s). Health plans are required to submit CAP’s according to specified timeframes; BMHC reviews what is submitted and either accepts or requests a revised CAP. Health plans can request extensions to the required CAP timeframes or appeal the BMHC’s findings. Once the health plan submits an acceptable action plan, the BMHC provides adequate opportunity for the plan to implement corrections and improvements. Follow up activities are conducted thereafter to assess progress toward compliance and address areas for continuous improvement.

The BMHC uses information from quality monitoring activities to assess the effectiveness of its monitoring program, implement improvements to its oversight processes, update health plan compliance requirements and develop work plans for subsequent years. The BMHC reports to Centers for Medicare and Medicaid Services (CMS) as required concerning results of quality monitoring activities and program evaluations.

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II. Utah Quality Assessment and Performance Improvement Monitoring Plan (QAPIP) Program Description

A. Overview:

The Utah Department of Health (DOH), Division of Health Care Financing (DHCF), Bureau of Managed Health Care (BMHC) by authority of 42 CFR, Part 438, Subparts C, D, E, F, H (438.602, 438.608, 438.610), and Subpart I (438.700) has oversight responsibility of contracted Medicaid health plans to ensure the delivery of quality health care and compliance with state and federal regulations.

The UTAH QAPIP encompasses oversight of regulations pertaining to Managed Care Organizations (MCOs), Prepaid Inpatient Health Plans (PIHPs) and Primary Care Case Management (PCCM) entities.

B. Purpose:

The purpose of the Utah Quality Assessment and Performance Improvement Plan is to ensure that the Medicaid health plans provide quality health care to Medicaid enrollees, to provide a mechanism to ensure continuous improvement in the care and services provided and assess compliance to state and federal regulations required for managed care entities.

C. Objectives:

•                  To establish a monitoring plan that uses experts outside of the BMHC to promote interagency cooperation and support other state DOH programs.

•                  To establish a monitoring plan which includes deeming provisions, in order to minimize duplication and redundancy of comparable monitoring content for organizations that have received accreditation by a nationally recognized accreditation body.

•                  To assess the quality, availability and access to, coordination of, and appropriateness of care and services provided to Medicaid enrollees (including those with special health care needs) under MCO, PIHP and PCCM contracts.

•                  To assure care and services are provided in a culturally competent manner, which respects the rights of enrollees, including those with disabilities.

•                  To assess compliance through regular monitoring in a way that promotes collaboration and continuous quality improvement.

•                  To ensure adherence to contract requirements, state and federal regulations applicable to the types of health plans contracted with Medicaid.

•                  To assure appropriate adherence to privacy and confidentiality rules in the provision of care and services.

•                  To assure the organizations structure, operations and information systems support adherence to the Utah QAPIP, program oversight needs and meet federal and state regulations.

•                  To assure that data and documentation necessary for quality oversight is accurate and complete.

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D. Quality Assessment and Performance Improvement (QAPI) Strategy:

The BMHC’s methods of oversight of contracted Medicaid health plans involve an integrated approach using information derived from the following four activities. These include:

1. Health Plan Compliance Reviews

2.              Internal Surveillance and Tracking (analysis of internal data)

3.              External Quality Review (EQR)

4.              Annual Program Review

1. Health Plan Compliance Reviews

The BMHC conducts periodic reviews of contracted MCOs, PIHPs and PCCMs to monitor contract compliance and compliance to state and federal regulations applicable to these types of health plan entities. Reviews are done using the Utah Quality Assessment and Performance Improvement Plan (QAPIP), which is a comprehensive set of compliance Standards based on quality improvement, contract monitoring, and regulatory oversight needs. Most of the compliance Standards in the QAPIP is applicable to MCO and PIHP health plan entities. Oversight of PCCM contracts and compliance with state and federal regulations is also accomplished through the UTAH QAPIP; although, much fewer of the compliance Standards are applicable to PCCM entities.

The BMHC’s conducts periodic comprehensive quality monitoring reviews (CQMRs) using the UTAH QAPIP compliance Standards. Frequency of CQMRs is determined by the level of compliance demonstrated during the on-reviews, internal surveillance and monitoring (number 2, described below), the amount of structural or operational changes made following reviews or based on other oversight needs. For all MCO or PIHP entities CQMR’s will occur at least every threes years and more frequently when necessary. Annually, follow-up reviews will be done to assess progress toward recommended improvements and CAPs. The BMHC may also conduct a focused review of a particular area(s); these are Follow-up/ Focused Quality Monitoring Review’s (FQMR’s).

CQMRs consist of review of all UTAH QAPIP pertaining to the type of entity being reviewed and all applicable data sources for each area. The UTAH QAPIP delineates compliance areas that require detailed program narratives, any mandatory data sources needed to assess compliance, authority for particular areas of compliance, applicability of deeming status for entities who have received national accreditation, and DOH staff resources that may be used to assess each compliance area. Documentation requirements for annual monitoring will be tailored to the level of compliance from the most recent CQMR, analysis from internal surveillance, and other monitoring needed relating to quality, access to care and appropriateness of care and services, etc.

CQMRs for MCOs or PIHPs will occur “on-site” at the organization’s local office(s). On-site reviews will consist of reviewing documentation, interviewing staff and conducting an exit conferencing, which outlines the organization’s strengths and weaknesses. The BMHC may use on-site review, in-person meetings or teleconferencing to conduct

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FQMRs. For PCCMs, an assessment of compliance to applicable regulations may be conducted less formally (telephone conference following review of applicable documentation) and therefore not require an on-site review. The BMHC’s Quality Monitoring Unit staff and other DOH consultants will participate in review activities. The BMHC uses consultants from the Division of Community and Family Health Services, the Office of Health Care Statistics and other DHCF staff to conduct reviews.

Following each review, the BMHC will compile a report addressing the level of compliance to applicable Utah QAPIP Standards for the type of entity being reviewed. This report will detail findings, recommendations for improvements and general comments. Written corrective action plans (CAPs) for any areas of non-compliance will be required as necessary. The BMHC will conduct follow-up reviews annually that will assess the plan’s progress toward CAPs, other recommended improvements and monitoring related to reviews and any reports required by the contract relating to quality, access to care and appropriateness of care and services since the last review. Depending on the level of compliance, BMHC may elect to repeat CQMR as often as necessary or conduct a partial/focused review annually until the required level of compliance is achieved. Quarterly progress reports (verbal or written) may be required depending on the level of non-compliance determined from CQMR or FQMRs.

The BMHC will regularly monitor areas requiring annual oversight (see compliance Standards for “crosswalk” of annual monitoring areas). Attestation statements may be permitted to satisfy part(s) of the QAPIP compliance areas after a sufficient level of performance is demonstrated through CQMR’s. Attestation statements are permitted only for areas that have not changed or have changed minimally since the last review. The BMHC will determine if the attestations are acceptable on a case-by-case basis. These will permit the health plan to not have to provide full program narratives for areas that have not changed since the last review or have changed minimally. The BMHC will determine if attestations are acceptable on a case-by-case basis.

Annually, Medicaid MCOs and PIHPs are required to produce a Work Plan (WP) each new calendar year detailing all quality assessment and performance improvement (QAPI) activities; including activities related to recommended improvements from reviews/CAPs, the organization’s clinical and non clinical performance improvement projects/studies, specific program activities, projects related to priority population groups, federal or state requirements, etc. Additionally, on completion of each calendar year the health plans are required to conduct a comprehensive program evaluation, called a Work Plan Evaluation (WPE), to determine the effectiveness of interventions in each area of the WP. The WPE is expected to be part of the process used to develop the WP for each new year and update the organizations overall Quality Improvement Program Description (QIPD), if necessary.

The BMHC on an ongoing basis will provide input on WP, WPE and annually updated QIPD’s as part of annual monitoring activities or reviews for MCOs and PIHPs. PCCMs are not required to submit these documents since they are outside the scope of their regulations; however, may be required to submit other annual reports related to applicable regulations or compliance areas.

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a. Center for Medicare and Medicaid Services (CMS) Reporting:

In accordance with 42 CFR, part 438, 438.202, the BMHC will submit to CMS any required repots relating to BMHC’s UAPIP/quality improvement (QI) strategy, reports on the implementation and effectiveness of the QAPIP/QI strategy and of updates whenever substantial changes to the UAPIP/QI strategy are made. Additionally, CMS may require the BMHC to submit reports of findings from compliance reviews and EQR’s.

b. Documentation Requirements and Timelines:

Each health plan will be required to submit documentation that specifically addresses all compliance Standards in the QAPIP prior to a CQMR and FQMR. This documentation is required to be organized and categorized in accordance with the sequencing of each domain and Standard within the Utah QAPIP. Process narratives (a description of the compliance area and how compliance is achieved) are mandatory for specific areas in which exhibits alone are insufficient to determine how the plan operates in the given area (see “crosswalk” section of compliance Standards).

Prior to an audit, the health plan may be required to submit pre-review documentation as early as 60 days before a CQMR or FQMR. All documentation is required to be available during the entire time of an on-site review. Organization’s being reviewed are required to provide suitable, private workspace; i.e., private conference room with a phone, for the number of staff participating and make appropriate plan staff available to assist in finding necessary information during documentation review sessions or for answering questions. Prior to a CQMR or FQMR an agenda will be developed including time frames for reviewing documentation, interviews, post interview team consultation and an exit conference.

Following a CQMR or FQMR the BMHC will complete a compliance report within 60 calendar days of the date of the exit conference. The health plans, if necessary, will be required to submit a written plan of correction within 45 calendar days of the receipt of the compliance report or submit an appeal of the BMHC’s findings. If an extension is required the organization may request, in writing, an extension to the due date for the CAP and the timeframes will be adjusted as appropriate. The BMHC will provide written approval as to the acceptance of the CAP within 30 calendar days of BMHC’s receipt of the CAP. Within 30 calendar days of the receipt of the CAP the BMHC will provide written approval or request revisions, if not accepted.

c. Deeming:

The BMHC has incorporated deeming provisions in the UTAH QAPIP for areas applicable to MCOs and PIHPs. Accreditation by a nationally recognized accreditation agency that is also recognized by the State will be accepted to fulfill some compliance requirements. Examples of nationally recognized accreditation agencies include National Committee for Quality Assurance (NCQA), Joint Commission on Accreditation of Healthcare Organizations (JCAHO) and Utilization Review and Accreditation Commission (URAC), also known as American Accreditation HealthCare Commission. The organization must provide written verification of accreditation in areas where deeming may be applicable. The BMHC will determine areas applicable for deeming based on comparability and level of accreditation achieved.

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d. Corrective Actions and Sanctions:

Corrective actions may be required to be submitted relating to quality monitoring activities if the BMHC determines the contracted Medicaid organization has not provided services in accordance with the contract or within expected professional standards. The BMHC will request in writing that the health plan correct deficiencies or identified problems through a corrective action plan (CAP). The contracted Medicaid health plan agrees with all applicable procedures and time frames set forth in the contract regarding compliance with CAP’s. However, CAP’s which are the result of non compliance findings with the Utah QAPIP, following reviews, longer time frames are granted for submitting initial CAP’s and subsequent requests for revision to CAP’s, until final acceptance. Additionally, longer time frames may be granted prior to implementing sanctions. Areas of non compliance related to contract requirements or the UQAMP, which are deemed more critical or urgent, may be subject to time frames associated with requests for CAP’s as set forth in the contract. The BMHC will follow do-process procedures as outlined in the contract with regard to requests for CAP’s, requests for extensions of CAP’s, allowing opportunity to appeal findings, considering explanations of disagreement and in issuing hearing rights.

2.                  Internal Surveillance and Tracking (analysis of internal MMCS and Data Warehouse data)

Additionally, as a mechanism of quality oversight the BMHC will monitor and analyze other available internal data. These include internal MMCS data; information available through the state’s Data Warehouse or reported encounter data. When possible and appropriate this information will be integrated into compliance reviews in order to address areas where further study or improvement may be needed or when additional information is needed.

3.                  External Quality Reviews (EQR’s):

The BMHC uses an External Quality Review Organization (EQRO) to conduct an annual, external assessment of outcomes related to quality, access to and timeliness of care for services covered in MCO and PIHPs contracts (42 CFR Part 438, Subpart E, 438.320). External review includes mandatory and optional activities.

Mandatory EQR activities include using information from the following activities:

1.               Validation of performance improvement projects as noted in 438.240(b)(1), validation of performance measures required by the state in accordance with 438.240(b)(2), and

2.               To conduct a review within the previous 3 year period to determine MCO’s or PIHP’s compliance with standards related to access to care, structure and operations, and quality measurement [(438.204(g)].

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Optional activities include using information derived from the previous 12 months from the following activities:

1.               Validation of encounter data reported by an MCO or PIHP,

2.               Administration or validation of consumer or provider surveys of quality of care,

3.               Calculation of performance measures in addition to those reported by an MCO or PIHP and validation

4.               Conducting performance improvement projects in addition to those conducted by an MCO or PIHP.

The BMHC assures that EQROs meet the qualifications to perform external quality reviews (EQRs) as set forth in 42 CFR, Part 438, Subpart E, 438.354 (competence and independence). The state, its agent or the EQRO may perform the mandatory and optional EQR-related activities [42 CFR, Part 438, Subpart E, 438.358(a)].

The BMHC will assure that the date collection methods and tools used by the EQRO are consistent with the Medicaid managed care provisions of the Balanced Budget Act (BBA) and the compliance requirements outlined in the Utah QAPIP, which were developed to assess compliance in accordance with the BBA.

The EQRO will submit reports in accordance with requirements in 438.364. The BMHC will make available upon request information obtained from the technical report supplied by the EQRO to interested parties, such as participating health care providers, enrollees and potential enrollees of the MCO or PIHP, recipient advocacy groups and general public. This information will be supplied in alternative formats for persons with sensory impairments, when requested.

The EQRO contract may be amended as necessary in order to accommodate review activities. Study subjects will be determined collaboratively by DHCF, BMHC, EQRO and health plan staff.

4. Annual Program Evaluation

Annually, the BMHC will develop a Work Plan, which outlines the planned review activity (CQMR or follow up reviews), EQR activity and activities related to available systems data (MMCS/DW, grievance/appeals, hearings, exemptions, reporting, etc.,). At the end of each calendar a Work Plan Evaluation will be completed. The Work Plan Evaluation will be used to develop the Work Plan for each new year and schedule monitoring reviews. At least every 3 years the BMHC will perform a more comprehensive evaluation, which will be used to make program improvements. The BMHC will submit to CMS any required reports relating to the states quality improvement program.

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III. Table of Appendices

Tab Heading	Content

Utah’s QAPIP	Utah’s Quality Assessment and Performance Improvement Monitoring Plan (Program Description Document)

Table of Appendices	Listing of all appendices to Attachment G, Utah’s QAPIP

Appendix A Flow Chart	Utah QAPIP Flow Chart

Appendix B Crosswalk	(B1) Utah’s QAPIP Compliance Standards Crosswalk (DRAFT) (B2) Federal Register

Appendix C Definitions	Definitions

Appendix D Scoring	Weighting and Scoring (to be developed)

Appendix E Attestation	Attestation Template (to be developed)

Appendix F Data Collection	Review Data Collection Tools

Appendix G WP Format	Work Plan Format (required)

Appendix H WPE Format	Work Plan Format (required)

Appendix I PI Topics	(I1) Example Clinical and Non-Clinical Areas for Study (I2) Example Performance Improvement (PI) Project Description

Appendix J CM Report	Example Case Management Report

Appendix K ACOG Record	Example Risk Assessment Information: ACOG Antepartum Record© (by permission of Donna Weber, ACOG Marketing, Inventory and Distribution Manager, July 1, 2003)

Appendix L	Example CHEC Audit Report

Appendix M

(M1) Example Grievance, Appeal, Action and Notice of Action Requirements
(M2) Example Grievance Tracking
(M3) Flow Charts for Grievances, Appeals, Actions, Notices of Action, Continuation of Benefits and State Fair          Hearing Procedures

Appendix N	Example Newsletter Topic Tracking Grid

Appendix O	Priority Matrix

Appendix P	Member Handbook Checklist (DRAFT)

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IV. References

1.	Federal Register, Volume 67, No. 115, Friday, June 14, 2002, 42 CFR, Part 438, Managed Care.
2.	Utah Quality Assessment and Performance Improvement Plan (QAPIP) (Attachment G of contracts).
3.	Quality Improvement System for Managed Care (QISMC), www.cms.hhs.gov/cop/2d.asp
4.	Case Management Society of America (CMSA) Standards of Practice, (2003).
5.	Aspen Publications, Inc. 1185 Avenue of the Americas, New York, NY 10036 (medical case management, forms, checklists, & guidelines), (1997), www.aspenpublishers.com
6.	United States Department of Human Services, National Standards for Culturally and Linguistically Appropriate Standards (CLAS), Http://www.omhrc.gov/omh/programs/2pgprograms/finalreport.pdf
7.	Siefker, Garrett, Van Genderen, Weis: Guidelines for Practicing Case Managers; Fundamentals of Case Management (1998).
8.	Powell, Suzanne K., A Practical Guide to Success in Managed Care, Case Management (2000).
9.	Case Management Inc.,10530 Paces Ave. Suite 1511Matthews, NC 28105-2714Tel. 704.847.1195 management@casemanagement.com
10.	Melamed, Dennis, Brittin, Alexander, URAC, The HIPAA Handbook: What You Organization Should Know About The Federal Privacy Standards (2001).
11.	Melamed, Dennis, Brittin, Alexander, URAC, The HIPAA Handbook: What You Organization Should Know About The Federal Electronic Transaction Standards (2002).
12.	Melamed, Dennis, Brittin, Alexander, URAC, The HIPAA Handbook: What You Organization Should Know About The Federal Security Standards (2002).
13.	National Association for Healthcare Quality, Guide to Quality Management, Eighth Edition (1998).
14.	American Accreditation Healthcare Commission/URAC, Health Plan Standards, Version 3.2 (2003).
15.	American Accreditation Healthcare Commission/URAC, Health Network Standards & Interpretive Guide, version 3.2 (2003).
16.	National Committee for Quality Assurance (NCQA), Standards and Guidelines for the Accreditation of MCOs (2003).
17.	National Committee for Quality Assurance (NCQA), Data Collection Tools (2003).
18.	Joint Commission on Accreditation of Healthcare Organizations, 2003-2004 Comprehensive Accreditation Manual for Health Care Networks (2003)
19.	The Team Handbook, How to Use Teams to Improve Quality, Peter R. Scholtes, (1988).
20.	United Health Care, The Language of Managed Health Care, the Managed Health Care Resource (1994).
21.	Houghton Mifflin Company, Webster’s II, New College Dictionary, (1995).
22.	AMSO.com, American Medical Specialty Organization, Inc. Definition of Terms, 2003.
23.	The Managed Care Group, Managed Care Resources, Inc., MCR Canada, Managed Care Options, LLC, Managed Care Terms and Definitions, http://www.managedcaregroup.com/mcrdef.htm (2003).
24.	Center for Health Services Research and Policy, The George Washington University2021 K Street, W, Suite 800Washington, DC 20006, http://www.gwu.edu/~chsrp .
25.	The U.S. Department of Health and Human Services, 200 Independence Avenue, S. W. Washington, D.C. 20201, http://www.hhs.gov/ContactUs.html.
26.	http://www.nlm.nih.gov/, U.S. National Library of Medicine, 8600 Rockville Pike, Bethesda, MD 20894.
27.	http://www.access.gpo.gov/aboutgpo/index., Keepinfg America Informed, United States Government Printing Office.
28.	http://www.chcs.org/contact/contact.html, Center For Health Care Strategies.

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Attachment E

Healthy U

MEDICAL SERVICES REVENUE AND COST DEFINITIONS FOR TABLE 2

REVENUES (Report all revenues received or receivable at the end-of-period date on the form)

1.                                       Premiums

Report premium payments received or receivable from the DEPARTMENT.

2.                                       Delivery Fees

Report the delivery fee received or receivable from the DEPARTMENT.

3.                                       Reinsurance

Report the reinsurance payments received or receivable from a reinsurance carrier other than the DEPARTMENT.

4.                                       Stop Loss

Report stop loss payments received or receivable from the DEPARTMENT.

5.                                       TPL Collections - Medicare

Report all third party collections received from Medicare.

6.                                       TPL Collections - Other

Report all third party collections received other than Medicare collections. (Report TPL savings because of cost avoidance as a memo amount on line 48).

7.                                       Other (specify)

8.                                       Other (specify)

For lines seven and eight:  Report all other revenue not included in lines one through six. (There may not be any amount to report; however, this line can be used to report revenue from total Utah operations that do not fit lines one through six.)

9.                                       TOTAL REVENUES

Total lines one through eight.

NOTE: Duplicate premiums are not considered a cost or revenue as they are collected by the CONTRACTOR and paid to the DEPARTMENT. Therefore, the payment to the DEPARTMENT would reduce or offset the revenue recorded when the duplicate premium was received. However, line 49 has been established for reporting duplicate premiums as a memo amount.

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MEDICAL COSTS:  Report all costs accrued as of the ending date on the form. In the first data column (column 3), report all costs for Utah operations per the general ledger. In the 15 Medicaid data columns (columns 4 through 18), report only costs for Medicaid Enrollees.

10.                                 Inpatient Hospital Services

Costs incurred in providing inpatient hospital services to Enrollees confined to a hospital.

11.                                 Outpatient Hospital Services

Costs incurred in providing outpatient hospital services to Enrollees, not including services provided in the emergency department.

12.                                 Emergency Department Services

Costs incurred in providing outpatient hospital emergency room services to Enrollees.

13.                                 Primary Care Physician Services (Including EPSDT Services, Prenatal Care, and Family Planning Services)

All costs incurred for Enrollees as a result of providing primary care physician, osteopath, physician assistant, nurse practitioner, and nurse midwife services, including payroll expenses, any capitation and/or contract payments, fee-for-service payments, fringe benefits, travel and office supplies.

14.                                 Specialty Care Physician Services (Including EPSDT Services, Prenatal Care, and Family Planning Services)

All costs incurred as a result of providing specialty care physician, osteopath, physician assistant, nurse practitioner, and nurse midwife services to Enrollees, including payroll expenses, any capitation and/or contract payments, fee-for-service payments, fringe benefits, travel and office supplies.

15.                                 Adult Screening Services

Expenses associated with providing screening services to Enrollees.

16.                                 Vision Care - Optometric Services

Included are payroll costs, any capitation and/or contract payments, and fee-for-service payments for services and procedures performed by an optometrist and other non-payroll expenses directly related to providing optometric services for Enrollees.

17.                                 Vision Care - Optical Services

Included are payroll costs, any capitation and/or contract payments and fee-for-service payments for services and procedures performed by an optician and other supportive staff, cost of eyeglass frames and lenses and other non-payroll expenses directly related to providing optical services for Enrollees.

18.                                 Laboratory (Pathology) Services

Costs incurred as a result of providing pathological tests or services to Enrollees including payroll expenses, any capitation and/or contract payments, fee-for-service payments and other expenses directly related to in-house laboratory services. Excluded are costs associated with a hospital visit.

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19.                                 Radiology Services

Cost incurred in providing x-ray services to Enrollees, including x-ray payroll expenses, any capitation and/or contract payments, fee-for-service payments, and occupancy overhead costs. Excluded are costs associated with a hospital visit.

20.                                 Physical and Occupational Therapy

Included are payroll costs, any capitation and/or contract payments, fee-for-service costs, and other non-payroll expenditures directly related to providing physical and occupational therapy services.

21.                                 Speech and Hearing Services

Payroll costs, any capitation and/or contract payments, fee-for-service payments, and non-payroll costs directly related to providing speech and hearing services for Enrollees.

22.                                 Podiatry Services

Salary expenses or outside claims, capitation and/or contract payments, fee-for-service payments, and non-payroll costs directly related to providing services rendered by a podiatrist to Enrollees.

23.                                 End Stage Renal Disease (ESRD) Services - Dialysis

Costs incurred in providing renal dialysis (ESRD) services to Enrollees.

24.                                 Home Health Services

Included are payroll costs, any capitation and/or contract payments, fee-for-service payments, and other non-payroll expenses directly related to providing home health services for Enrollees.

25.                                 Hospice Services

Expenses related to hospice care for Enrollees including home care, general inpatient care for Enrollees suffering terminal illness and inpatient respite care for caregivers of Enrollees suffering terminal illness.

26.                                 Private Duty Nursing

Expenses associated with private duty nursing for Enrollees.

27.                                 Medical Supplies and Medical Equipment

This cost center contains fee-for-service cost for outside acquisition of medical requisites, special appliances as prescribed by the CONTRACTOR to Enrollees.

28.                                 Abortions

Medical and hospital costs incurred in providing abortions for Enrollees.

29.                                 Sterilizations

Medical and hospital costs incurred in providing sterilizations for Enrollees.

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30.                                 Detoxification

Medical and hospital costs incurred in providing treatment for substance abuse and dependency (detoxification) for Enrollees.

31.                                 Organ Transplants

Medical and hospital costs incurred in providing transplants for Enrollees.

32.                                 Other Outside Medical Services

The costs for specialized testing and outpatient surgical centers for Enrollees ordered by the CONTRACTOR.

33.                                 Long Term Care

Costs incurred in providing long-term care for Enrollees required under Attachment C.

34.                                 Transportation Services

Costs incurred in providing ambulance (ground and air) services for Enrollees.

35.                                 Accrued Costs

Costs Incurred for services rendered to Enrollees but not yet billed.

36/37                    Other

Report costs not otherwise reported.

38.                                 TOTAL MEDICAL COSTS

Total lines10 through 37.

ADMINISTRATIVE COSTS

Report payroll costs, any capitation and/or contract payments, non-payroll costs and occupancy overhead costs for accounting services, claims processing services, health plan services, data processing services, purchasing, personnel, Medicaid marketing and regional administration.

Report the administration cost under four categories - advertising, home office indirect cost allocation, utilization and all other administrative costs. If there are no advertising costs or indirect home office cost allocations, report a zero amount in the applicable lines.

39.                                 Administration - Advertising

40.                                 Home Office Indirect Cost Allocations

41.                                 Utilization

Payroll cost and any capitation and/or contract payments for utilization staff and other non-payroll costs directly associated with controlling and monitoring outside physician referral and hospital admission and discharges of Enrollees.

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42.                                 Administration - Other

43.                                 TOTAL ADMINISTRATIVE COSTS

Total lines 39 through 42.

44.                                 TOTAL COSTS (Medical and Administrative)

Total lines 38 and 43.

45.                                 NET INCOME (Gain or Loss)

Line 9 minus line 44.

46.                                 ENROLLEE MONTHS

Total Enrollee months for period of time being reported.

47.                                 MEDICAL COSTS PER ENROLLEE MONTH

Line 38 divided by line 46.

48.                                 ADMINISTRATIVE COSTS PER ENROLLEE MONTH

Line 43 divided by line 46.

49.                                 TOTAL COSTS PER ENROLLEE MONTH

Line 44 divided by line 46.

OTHER DATA

50.                                 TPL Savings - Cost Avoidance

51.                                 Duplicate Premiums

Include all premiums received for Enrollees from all sources other than Medicaid.

52.                                 Number of Deliveries

Total number of Enrollee deliveries when the delivery occurred at 24 weeks or later.

53.                                 Family Planning Services

Include costs associated with family planning services as defined in Attachment C (Covered Services, Section V, Family Planning Services).

54.                                 Reinsurance Premiums Received

Include the reinsurance premiums received or receivable that are not counted as revenue.

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55.                                 Reinsurance Premiums Paid

Include reinsurance premiums paid to a reinsurance carrier other than the DEPARTMENT.

56.                                 Administrative Revenue Retained by the CONTRACTOR

Include the administrative revenue retained by the CONTRACTOR from the reinsurance premiums received or receivable.

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MEDICAL SERVICES UTILIZATION DEFINITIONS FOR TABLE 3

MEDICAL SERVICES

1.                                       Hospital Services - General Days

Record total number of inpatient hospital days associated with inpatient medical care.

2.                                       Hospital Services - Discharges

Record total number of inpatient hospital discharges.

3.                                       Hospital Services - Outpatient Visits

Record total number of outpatient visits.

4.                                       Emergency Department Visits

Record total number of emergency room visits.

5.                                       Primary Care Physician Services

Number of services and procedures defined by CPT-4 codes provided by primary care physicians or licensed physician extenders or assistants under direct supervision of a physician inclusive of all services except radiology, laboratory and injections/ immunizations which should be reported in their appropriate section. The reporting of data under this category includes both outpatient and inpatient services.

6.                                       Specialty Care Physician Services

Number of ser services and procedures defined by CPT-4 codes provided by specialty care physicians or licensed physician extenders or assistants under direct supervision of a physician inclusive of all services except radiology, laboratory and injections/ immunizations which should be reported in their appropriate section. The reporting of data under this category includes both outpatient and inpatient services.

7.                                       Adult Screening Services

Number of adult screenings performed.

8.                                       Vision Care - Optometric Services

Number of optometric services and procedures performed by an optometrist.

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9.                                       Vision Care - Optical Services

Number of eye glasses and contact lenses dispensed.

10.                                 Laboratory (Pathology) Procedures

Number of procedures defined by CPT-4 Codes under the Pathology and Laboratory section. Excluded are services performed in conjunction with a hospital outpatient or emergency department visit.

11.                                 Radiology Procedures

Number of procedures defined by CPT-4 Codes under the Radiology section. Excluded are services performed in conjunction with a hospital outpatient or emergency department visit.

12.                                 Physical and Occupational Therapy Services

Physical therapy refers to physical and occupational therapy services and procedures performed by a physician or physical therapist.

13.                                 Speech and Hearing Services

Number of services and procedures.

14.                                 Podiatry Services

Number of services and procedures.

15.                                 End Stage Renal Disease (ESRD) Services - Dialysis

Number of ESRD procedures provided upon referral.

16.                                 Home Health Services

Number of home health visits, such as skilled nursing, home health aide, and personal care aide visits.

17.                                 Hospice Days

Number of days hospice care is provided, including respite care.

18.                                 Private Duty Nursing Services

Hours of skilled care delivered.

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19.                                 Medical Supplies and Medical Equipment

Durable medical equipment such as wheelchairs, hearing aids, etc., and nondurable supplies such as oxygen etc.

20.                                 Abortion Procedures

Number of procedures performed.

21.                                 Sterilization Procedures

Number of procedures performed.

22.                                 Detoxification Days

Days of inpatient detoxification.

23.                                 Organ Transplants

Number of transplants.

24.                                 Other Outside Medical Services

Specialized testing and outpatient surgical services ordered by IHC.

25.                                 Long Term Care Facility Days

Total days associated with long-term care.

26.                                 Transportation Trips

Number of ambulance trips.

27.                                 Other (specify)

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Attachment F

Molina Healthcare of Utah

January 1, 2006

MOLINA

Attachment F:  Payment Methodology

This Contract is classified as non-risk. Under a non-risk contract, the DEPARTMENT’s total payments to Molina for medical services provided under this Contract net of third party payments may not exceed the Payment Limit. The Payment Limit is the total amount Medicaid would have paid for the same services on a fee-for-service (FFS) basis net of third party payments. In calculating payments, the DEPARTMENT will use its reimbursement schedule for each claim and subtract any third party payment reported on each claim to determine the amount the DEPARTMENT pays on each claim.

Molina may reimburse individual providers at rates different from the Medicaid fee schedule. However, the DEPARTMENT’s aggregate payments to Molina for medical services provided to its Enrollees must not exceed what Medicaid would have paid in aggregate for the same services on  a FFS basis.

Based on direction from the Centers for Medicare and Medicaid Services (CMS), the 9% add-on amount that the DEPARTMENT reimburses Molina that includes administration, case management services, profit earned, etc., and any incentive payments (CHEC screenings and immunizations) will not be included when determining the total payments the DEPARTMENT paid Molina when ascertaining compliance with the Payment Limit for a non-risk contract. The amount for administration, case management services, and profit that the DEPARTMENT reimburses Molina will be included when calculating the savings sharing payments. If CMS requires in writing that this method of calculating the Payment Limit be revised, this Contract will be amended in accordance with, and only to the extent necessary to comply with, the specific requirements of CMS.

For Molina clients enrolled in Molina’s Medicare product, Molina will reimburse its providers at no less than the Medicare fee schedule.

A.                                   Molina Cost Plus 9% Payment Provisions Based on Molina’s Encounter Records

1.                                       Molina will submit encounter records to the DEPARTMENT following the Electronic Data Interchange (EDI) standards defined in the Encounter Records 837 Institutional Companion Guide and Encounter Records 837 Professional Companion Guide. Molina will not submit any encounter record in the same month in which the service to which the encounter record relates was provided. In the event Molina inadvertently does so, the DEPARTMENT will not pay for any encounter record in the same month in which the service was provided.

2.                                       The DEPARTMENT will process Molina’s encounter records and reimburse Molina for encounter records that pass the Medicaid Managed Care System (MMCS) encounter records’ edits within 30 calendar days

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after the DEPARTMENT has received the encounter records. However, it is the intent of the DEPARTMENT to pay Molina within 15 calendar days after the DEPARTMENT has received the encounter records. The  DEPARTMENT will reimburse Molina the amount Molina paid its providers as reflected in each encounter record’s “paid amount” field, net of third party payments, for those encounters that pass the MMCS edits. In addition, the DEPARTMENT will pay to Molina an additional amount equal to 9% of the total amount of paid encounter records, net of third party payments. The 9% does not apply to the Medicaid payment on encounters for Molina’s Medicaid enrollees who are also enrolled in Molina’s Medicare plan.

3.                                       The 9% is based on the reasonable expenses of managed care plans organizations for all administrative functions, case management services, profit earned, etc. necessary to operate as an efficient and effective Medicaid managed care plan and including federal managed care requirements as described in 42 CFR Part 438–Managed Care. The DEPARTMENT will verify Molina’s costs incurred for administration, case management services, profit earned, etc. using the quarterly reports submitted by Molina as defined in Section F., Quarterly Report of Costs Incurred for Administration, Case Management Services, Etc., of this

Attachment F.

4.                                       Rejected encounter records that are corrected and resubmitted and that clear the MMCS edits will be paid to Molina in the next regular payment cycle.

B.                                    Savings Sharing Provision for FY2005 and FY2006

1.                                       Summary of Savings Sharing Methodology

For State fiscal years 2005 and 2006, the DEPARTMENT will calculate the amount due to Molina, if any, under this Savings Sharing Provision, utilizing both a “risk-adjuster” methodology and a “fee-for-service methodology.”  The DEPARTMENT will first apply the risk-adjuster methodology. The DEPARTMENT will next apply the “fee-for-service” methodology to determine the Payment Limit. Molina will be entitled to the greater of the two savings amounts from the two calculation methods as a savings incentive payment. Under no circumstances will the DEPARTMENT pay Molina for both savings sharing calculations and in no event shall the savings sharing payment exceed 95% of the Payment Limit.

a.                                       If one or both of the PMPM urban and rural member calculations show that Molina’s risk adjusted aggregate PMPM cost for FY2005

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and/or FY2006 are less than that of the IHC Access enrollees and/or FFS rural enrollees respectively, then the DEPARTMENT will pay to Molina either ninety-five percent (95%) of the aggregate savings amount up to 95% of the Payment Limit or 75% of the savings calculated in Section B.2.c., whichever is greater.

b.                                      If the PMPM urban and rural calculation show that Molina’s risk adjusted aggregate PMPM costs for State FY2005 or FY2006 are greater than that of IHC Access urban enrollees or FFS rural for the same period, then the DEPARTMENT will pay Molina either nothing or 75% of the savings calculated in Section B.2.c (subject to Section B.1.a. above regarding the greater of 95% of the Payment Limit and 75% of the risk adjusted amount).

2.                                      Risk-Adjuster Methodology

The same calculations described below for Molina’s urban enrollees will be used for Molina’s rural enrollees. The same calculations described below for IHC Access urban enrollees will be used for fee-for-service rural clients except where noted.

The DEPARTMENT will calculate Molina’s risk adjusted, aggregate per member per month (PMPM) cost for State fiscal years 2005 and 2006 for Molina’s urban  members and compare the PMPM cost against IHC Access urban enrollees for the same time periods. The PMPM amount paid to Molina’s urban enrollees  is the cost of claims plus a 9% add-on fee for administration, case management services, profit earned, etc. The PMPM amount the DEPARTMENT would have paid for IHC’s urban enrollees is the Medicaid fee schedule plus a 2% administration fee plus the IHC network access and continuum care case management fees.

The PMPM amount paid to Molina’s rural enrollees is the cost of claims plus a 9% add-on fee for administration, case management services, profit earned, etc. The PMPM amount the DEPARTMENT would have paid is the Medicaid fee schedule for rural fee-for-service Medicaid clients plus a 2% administration fee.

In performing the PMPM calculation, the DEPARTMENT will share with Molina, subject to appropriate confidentiality agreements, all data, methodologies, and assumptions used in the PMPM calculations, and shall afford Molina a reasonable opportunity to review and comment regarding such data, methodologies, assumptions and report, and to confer with and ask questions of the actuary who performed the calculations and prepared the report.

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The DEPARTMENT will use an independent actuary to measure cost effectiveness for determining any savings sharing as follows:

a.                                       The actuary will select a comparable fee-for-service Medicaid population to compare with the Molina’s managed care population. IHC Access (IHC) urban enrollees will be the comparable plan for Molina’s urban enrollees. Fee-for-service rural clients will be the comparable population for Molina’s rural enrollees.

b.                                      The actuary will compare expenditures for Molina urban enrollees with IHC Access urban enrollees by dates of service and eligibility for the same year as the Contract year.

c.                                       The items to be compared are as follows:

(1)                                  Claims Expenditures Without Third Party Payment

These expenditures represent the total dollars that the DEPARTMENT paid to health plans. For Molina the expenditures are the amount pursuant to Section A. less expenditures the DEPARTMENT paid to Molina for Enrollees who are “dual eligible” (have both Medicare and Medicaid). For IHC, the expenditures include those claims the DEPARTMENT paid for IHC enrollees under Medicaid’s fee-for service system less 1) expenditures the DEPARTMENT paid for IHC dual eligibles, and 2) any amounts the DEPARTMENT paid for IHC enrollees with dates of service during any period when an IHC enrollees was retroactively eligible for Medicaid. The actuary will summarize the total dollar amounts by rate cell for Molina and IHC.

(2)                                  Claims Expenditures With Third Party Payment

These expenditures represent the total dollars which would have been allowed under the Medicaid fee schedule to health plans and the dollar figure used to calculate the per member per month expenditure. For Molina, the expenditures are the amount pursuant to Section A. less expenditures the DEPARTMENT paid to Molina for Enrollees who are “dual eligible” (have both Medicare and Medicaid). For IHC, the expenditures include those claims the Department paid for IHC enrollees under Medicaid’s fee-for service system less 1) expenditures the DEPARTMENT paid for IHC dual eligibles, and 2) any amounts the

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DEPARTMENT paid for IHC enrollees with dates of service during any period when an IHC enrollee was retroactively eligible for Medicaid. The actuary will summarize the total dollar amounts by rate cell for Molina and IHC.

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(3)                                  Eligibles

For Molina and IHC, the actuary determines the total number of eligibles by rate cell (excluding retroactive eligibles and dual eligibles) for each month of the Contract year for Molina and for IHC. Total member months by rate cell are calculated for Molina and for IHC by adding all months by rate cell.

(4)                                  Raw Per Member Per Month (PMPM) Calculation

The actuary calculates a  raw PMPM rate by dividing the “claims expenditures with third party payment” by the number of member months. This is done for each rate cell as well as total expenditures and total member months. The calculation includes an eligibility group mix factor that normalizes the raw calculation for eligibility group mix.

(5)                                  Risk Adjuster

The actuary calculates a risk adjuster from the diagnosis data used in the expenditure totals. These diagnosis data are applied to a risk adjuster methodology that is accepted and used nationally. The resulting risk adjuster shows the relative complexity of each health plan’s cases to each other. The risk adjuster excludes lab and x-ray and uses a population-normalized risk adjustment factor. The resulting numbers are a separate risk adjuster by rate cell for each of the plans compared. The composite risk adjustment scores are calculated using all plans enrollment distribution and PMPM costs relativity.

(6)                                  Per Member Per Month calculation (risk and eligibility mix adjusted)

This calculation is made by dividing the raw PMPM calculation by the risk adjuster.

(7)                                  Administrative Cost /Adjustment

This adjustment is a PMPM amount by rate cell to account for administrative costs. Molina’s adjustment is the 9% for administration, case management services, and profit that is an  add-on to the cost of claims expenditure (“Claims Expenditures Without Third Party Payment”) that Molina

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receives as part of its contract. IHC’s adjustment is the administrative add-on includes the network access and continuum care case management fees; plus the 2% administration fee. The rural fee-for-service’s adjustment is the 2% administration fee.

(8)                                  Other Adjustments

These rate cell amounts are the amount added or subtracted to account for items outside claims processing such as Synagis or other special drugs.

(9)                                  Total Adjustments

Administrative Cost and Other Adjustments added together and then calculated on a PMPM adjustment value.

(10)                            Combined PMPM Risk Adjusted Claims Expenditure and Adjustment

This final number adds the “PMPM Calculation (Risk and Eligibility Mix Adjusted)” and the “Total Adjustments” PMPM to give a final comparison number.

d.                                      If Molina’s “Combined Urban PMPM Risk Adjusted Claims Expenditure and Adjustment” pursuant to Section B.2.c.(10) amount is greater than IHC’s “Combined Urban PMPM Risk Adjusted Claims Expenditure and Adjustment” pursuant to Section B.2.c.(10), then a cost savings has not occurred and Molina is not eligible for a savings sharing payment for urban claims under this risk-adjuster methodology.

If Molina’s “Combined Rural PMPM Risk Adjusted Claims Expenditure and Adjustment” pursuant to Section B.2.c.(10) amount is greater than the fee-for-service “Combined Rural PMPM Risk Adjusted Claims Expenditure and Adjustment” pursuant to Section B.2.c.(10), then a cost savings has not occurred and Molina is not eligible for a savings sharing payment for rural claims under this risk-adjuster methodology.

e.                                       If Molina’s “Combined Urban PMPM Risk Adjusted Claims Expenditure and Adjustment” amount is less than IHC’s “Combined Urban PMPM Risk Adjusted Claims Expenditure and Adjustment” pursuant to Section B.2.c.(10), then a cost savings has occurred and Molina is eligible for a savings sharing payment for urban

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claims under this risk-adjuster methodology .

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If Molina’s “Combined Rural PMPM Risk Adjusted Claims Expenditure and Adjustment” amount is less than the fee-for-service rural “Combined Rural PMPM Risk Adjusted Claims Expenditure and Adjustment” pursuant to Section B.2.c.(10), then a cost savings has occurred and Molina is eligible for a savings sharing payment under this risk-adjuster methodology.

3.                                      Payment Limit Methodology

a.                                       Determination of Covered Encounters

All encounter records not rejected in the process under Section A. above will go through a final cleansing by running said encounters through the DEPARTMENT’s fee-for-service process. Encounters for which the DEPARTMENT paid the CONTRACTOR under Section A. but that are not covered encounters based on the criteria in B.3.b. will be excluded from the Payment Limit calculation.

The DEPARTMENT will provide documentary support for its calculation to Molina and afford Molina a reasonable opportunity to review and comment.

b.                                      Covered Services Criteria

For purposes of this Attachment F, a covered encounter record is an encounter record that is covered under this Contract, not rejected by the rejection edits in the DEPARTMENT’s Encounter Records Companion Guides and:

(1)                                  the procedure codes are either covered by Medicaid as indicated on Medicaid’s Reference File, or

(2)                                  the Enrollee who received the service was a CHEC eligible, or

(3)                                  the DEPARTMENT approves the payment for services described in Attachment B (Special Provisions), under Article VI (Authorization of Services and Notices of Action), A.2. (Process for the CONTRACTOR to Request Payment Authorization of Services); or

(4)                                  the services provided are in lieu of services covered in the Utah Medicaid State Plan because they are cost-effective and of equal or higher quality.

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c.                                       Determination of Payments Subject to the Payment Limit

For purposes of determining whether the DEPARTMENT paid Molina more or less than the Payment Limit, the total amount the DEPARTMENT paid Molina is calculated as follows:

(1)                                  the total amount as determined in Section A. (net of third party payments) excluding the 9% add-on fee that includes administration, case management services, profit earned, etc; plus

(2)                                  other covered services not submitted as encounter records (such as Synagis) using the DEPARTMENT’s Medicaid fee schedule.

d.                                       Determination of Payment Limit

The DEPARTMENT will determine the Payment Limit by pricing, net of third party payments, and totaling all covered encounter records under B.3.b. plus other covered services not submitted as encounter records (such as Synagis) using the DEPARTMENT’s Medicaid fee schedule.

For services that do not have a reimbursement amount in the DEPARTMENT’s Reference File or the Reference File indicates that the service is manually priced, the amount the CONTRACTOR paid its provider will be the amount used in determining the Payment Limit.

The DEPARTMENT will provide documentary support for its calculation to Molina and afford Molina a reasonable opportunity to review and comment.

e.                                       Reconciliation

The DEPARTMENT will then compare the difference between the amounts resulting from the calculations as provided in Section B.3.c. and Section B.3.d.

(1)                                  If the amount the DEPARTMENT paid to Molina under Section B.3.c. is less than the amount the

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DEPARTMENT would have paid on a fee-for-service basis under B.3.d., the DEPARTMENT will pay to Molina as an incentive payment either 75% of the resulting amount as savings sharing or 95% of the savings under the risk adjuster methodology, whichever is greater.

(2)                                  If the amount the DEPARTMENT paid Molina under Section B.3.c. is more than the amount the DEPARTMENT would have paid on a fee-for-service basis under B.3.d., the DEPARTMENT will recoup the difference from Molina so that all payments to Molina equal the Payment Limit.

3.                                      Examples of Savings Sharing Calculations

a.                                       The risk-adjuster methodology shows aggregate savings of $3 million. Molina would be entitled to receive 95% of that amount ($2.85 million), but only up to 95% of the Payment Limit. Application of the Payment Limit methodology shows that on a fee-for-service basis, costs would have been only $2 million more than the amount the DEPARTMENT paid to Molina. Molina is entitled to the greater of 95% of the savings under the risk adjustor methodology ($2.85 million), but only up to 95% of the Payment Limit ($1.9 million), or 75% of the difference between the Payment Limit and the amount the DEPARTMENT paid Molina ($1.5 million). Therefore, Molina would be entitled to receive $1.9 million.

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b.                                      The risk-adjuster methodology shows aggregate savings of $3 million. Molina would be entitled to receive 95% of that amount ($2.85 million) but only up to 95% of the Payment Limit. Application of the Payment Limit methodology shows that on a fee-for-service basis, costs would have been $4 million more than the amount the DEPARTMENT paid to Molina. Molina is entitled to the greater of 95% of the savings under the risk adjuster methodology ($2.85 million), but only up to 95% of the Payment Limit ($3.8 million) or 75% of the difference between the Payment Limit and the amount the DEPARTMENT paid Molina ($3 million). Therefore Molina would be entitled to receive $3 million.

c.                                       The risk-adjuster methodology shows no savings. Application of the Payment Limit methodology shows the amount the DEPARTMENT paid to Molina is $4 million less than the Payment Limit. The total amount the DEPARTMENT will pay Molina is 75% of $4 million or $3 million.

C.                                    Payment Limit for the Contract Period from July 1, 2002 through June 30, 2004

Because it was not previously feasible to process encounter records through the MMCS edits for State fiscal years 2003 and 2004 to confirm compliance with the Payment Limit, the CONTRACTOR will submit encounters for these years. The encounter records will follow the Electronic Data Interchange (EDI) standards defined in the Encounter Records 837 Institutional Companion Guide and Encounter Records 837 Professional Companion Guide.

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1.                                      Validation of Compliance with Payment Limit

As soon as practicable, and using in all relevant respects the methodology described in Section B.3 above regarding the calculation of the Payment Limit and the comparison of the amounts paid to Molina with the Payment Limit, the DEPARTMENT will process Molina’s encounter records for each fiscal year 2003 and fiscal year 2004. Each year will be processed and analyzed separately. Such claims processing is being done solely for the purpose of confirming compliance with the Payment Limit and no action will be taken by either party with respect to any previously paid or unpaid claim or particular group of claims.

2.                                      Reconciliation

a.                                       If the amount the DEPARTMENT paid to Molina for fiscal year 2003 or fiscal year 2004 is more than the amount of the Payment Limit for each year, the DEPARTMENT will recoup the difference from Molina. For purposes of such comparison for fiscal year 2004, the $1.5 million savings sharing payment made to Molina by the DEPARTMENT will be included in the calculation of the amounts paid to Molina for such year.

b.                                      If the amount the DEPARTMENT paid to Molina for fiscal year 2003 or fiscal year 2004 is less than the amount of the Payment Limit for each year, the DEPARTMENT will pay Molina nothing. For purposes of such comparison for fiscal year 2004, the $1.5 million savings sharing payment made to Molina by the DEPARTMENT will be included in the calculation of the amounts paid to Molina for such year.

D.                                    CHEC Screening Incentive Clause

1.                                       CHEC Screening Goal

Molina will ensure that Medicaid children have access to appropriate well-child visits. Molina will follow the Utah EPSDT (CHEC) guidelines for the periodicity schedule for well-child protocol. The Centers for Medicare and Medicaid Services (CMS), mandates that all states have 80% of all children screened. The DEPARTMENT and Molina will work toward that goal.

2.                                      Calculation of CHEC Incentive Payment

The DEPARTMENT will calculate Molina’s annual participation rate based on information supplied by Molina under the CMS-416 EPSDT (CHEC) reporting requirements. Based

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on the CMS-416 data, Molina’s well-child participation rate was 64% for Federal Fiscal Year (FFY) 2004 (October 1, 2003 through  September 30, 2004). The incentive payment for the Contract year ending June 30, 2005 will be based on Molina’s FFY 2005 (October 1, 2004 through September 30, 2005) CMS-416 participation rate. The DEPARTMENT will pay Molina $10,000 if a rate of 80% or higher is attained during FFY 2005.

The participation rate will be calculated no later than April 15, 2006; Molina will be notified of the incentive payment, if applicable, no later than April 30, 2006.

3.                                      MOLINA’s Use of Incentive Payment

The CONTRACTOR agrees to use this incentive payment to rewardMolina’s employees responsible for improving the EPSDT (CHEC)   participation rate.

E.                                      Immunization Incentive Clause

The CONTRACTOR will ensure that Enrollees have access to recommended immunizations. Molina will follow the Advisory Committee on Immunization Practices’ recommendations for immunizations for children.

1.                                       Immunizations for two-year-olds

The National Immunization Survey reported that in 2003 Utah had a statewide immunization level of 78.8% for two-year-olds. Molina’s 2003 HEDIS rate was 62.1% for the Combination 1 immunization measure for two-year olds. Based on Molina’s 2004 HEDIS result for the Combination 1 immunization measure, the DEPARTMENT will pay Molina $300 for each full percentage point above 62.1%.

The CONTRACTOR agrees to use this incentive payment to reward Molina’s employees responsible for improving the HEDIS immunization rate for two-year olds.

2.                                       Immunizations for adolescents

The DEPARTMENT realizes it is important that adolescents are vaccinated according to the schedule recommended by the Advisory Committee on Immunization Practices and other professional groups. Molina’s 2003 HEDIS rate was 22.5% for the Combination 1 immunization measure for adolescents. Based on Molina’s 2004 HEDIS measure for adolescent immunizations, the DEPARTMENT will pay Molina $300 for each full percentage point above 22.5.8% up to 72.5%.

The CONTRACTOR agrees to use this incentive payment to reward Molina’s employees responsible for improving the HEDIS immunization rate for adolescents.

3.                                       Immunizations for adults

The DEPARTMENT will provide an incentive to Molina using an influenza measure developed by the DEPARTMENT and the Office of Health Care Statistics. The measurement is the percentage of Enrollees age 50 and older who receive an influenza immunization during the previous year’s flu season (September 1 of the previous year through May 31 of the measurement year). The baseline year is September 1, 2002 through August 31, 2003. Based on Molina’s percentage for the flu season ending in 2005, the DEPARTMENT will pay Molina $300 for each full percentage point above Molina’s percentage in the baseline year up to 50 percentage points above the baseline year.

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The CONTRACTOR agrees to use this incentive payment to reward Molina’s employees responsible for improving the influenza immunization rate for adults.

F.                                      Quarterly Report of Costs Incurred for Administration, Case Management Services,  Etc.

1.                                       On a quarterly basis, the DEPARTMENT is required to report costs incurred for administration, case management services, etc., from non-risk managed care contracts with Federal Financial Participation (FFP). This reporting is required 30 days after the quarters ending March 31, June 30, September 30, and December 31. In order to meet this requirement, Molina must submit the cost data to the DEPARTMENT by the 25th of each month following each quarter’s end.

2.                                       The CONTRACTOR will report to the DEPARTMENT its costs incurred for administration,  case management services,  profit earned, etc. in an Excel spreadsheet. Molina will develop a cost reporting plan that documents methods used for reporting including direct assignment and/or allocation process. The purpose of the plan methods is to facilitate any reviews that the DEPARTMENT conducts.

The CONTRACTOR will itemize its costs incurred into at least the following cost categories:

a.	Family Planning
b.	Claims Processing
c.	Provider Enrollment
d.	Prior Authorization
e.	Case Management Services/Care Coordination
f.	Disease Management Programs
g.	Perinatal Care Programs
h.	Educational Newsletters and other Outreach
i.	Provider Credentialing and Re-credentialing
j.	HEDIS Reporting
k.	Encounter Data Submitted to the DEPARTMENT
l.	Grievance and Appeals Processes
m.	Work related to the DEPARTMENT’s External Quality Review Organization
n.	Quality Improvement Programs
o.	Quality Committees
p.	Performance Improvement Projects
q.	Health Needs Assessments
r.	Utilization Management other than prior authorization
s.	Other General Administrative Costs (in detail)
t.	Profit from Operations Before Taxes
u.	Taxes from Operations

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For each of the cost categories that have a personnel component, Molina will break out the costs by skilled Medical Professional; i.e, doctors, registered nurses, pharmacists, social workers, etc.

G.                                    Other Payment-Related References

Attachment A, Article III, #4, #5, and #6 - (unauthorized changes to contract)

Attachment B, Article XI - Other Requirements (Fraud & Abuse)

Article XII - Payments (Third Party Liability)

Article XIII - Records and Reporting Requirements (Accuracy of Data)

Article XIV - Compliance/Monitoring (Right to Audit)

Article XV - Termination of Contract

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